UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12
Sunrise Senior Living, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

March 17, 2010
Dear Stockholder:
You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Sunrise Senior Living, Inc. (the “Company”), which will be held at the Hilton McLean, 7920 Jones Branch Drive, McLean, Virginia, on Tuesday, May 4, 2010, at 9:00 a.m.
Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. We encourage you to vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid return envelope (also enclosed). If you decide to attend the meeting and vote in person, you may withdraw your proxy at that time.
To assist you in voting your shares, you will find enclosed the Notice of Annual Meeting, the 2010 Proxy Statement and our 2009 Annual Report to Stockholders which includes the Company’s audited financial statements. If you plan to attend the meeting, please be sure to review the instructions for voting in person under “About the Annual Meeting” in the Proxy Statement.
On behalf of the Board of Directors and employees of Sunrise Senior Living, Inc., we thank you for your continued interest in and support of the Company. We look forward to seeing you on May 4.
Sincerely,
Paul J. Klaassen
Non-Executive Chair of the Board
Mark S. Ordan
Chief Executive Officer

SUNRISE SENIOR LIVING, INC.
7900 Westpark Drive
Suite T-900
McLean, Virginia 22102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 4, 2010

     NOTICE IS HEREBY GIVEN that the 2010 annual meeting of stockholders of Sunrise Senior Living, Inc. (the “Company”) will be held at the Hilton McLean, 7920 Jones Branch Drive, McLean, Virginia on Tuesday, May 4, 2010 at 9:00 a.m., local time, for the following purposes:
     (1) to elect the eight directors named in the proxy statement;
     (2) to approve amendments to our 2008 Omnibus Incentive Plan, including a 2,500,000 share increase in the number of shares of our common stock available for issuance under the plan;
     (3) to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010; and
     (4) to transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.
     The Board of Directors has fixed the close of business on March 12, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting. Accordingly, only stockholders of record at the close of business on that date are entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting. However, all stockholders are cordially invited to attend the annual meeting.
By Order of the Board of Directors,

Mark S. Ordan
Chief Executive Officer
McLean, Virginia
March 17, 2010
Whether or not you plan to attend the annual meeting, you are urged to complete, sign, date and return the enclosed proxy in the accompanying pre-addressed, postage-paid envelope. Your proxy may be revoked prior to the voting by filing with the Assistant Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

 i

SUNRISE SENIOR LIVING, INC.
7900 Westpark Drive
Suite T-900
McLean, Virginia 22102

PROXY STATEMENT

Annual Meeting of Stockholders to
be held on Tuesday, May 4, 2010
ABOUT THE ANNUAL MEETING
Q:	Who is soliciting my vote?

A:	The Board of Directors of Sunrise Senior Living, Inc. (“Sunrise” or the “Company”) is soliciting your vote for the 2010 annual meeting of stockholders, and any adjournments or postponements thereof, to be held on the date, at the time and place and for the purposes set forth in the accompanying notice. This proxy statement, the accompanying notice and the enclosed proxy card are first being mailed to stockholders on or about March 22, 2010.

Q:	What am I voting on?

A:	You are voting on the following proposals:
1.	Election of eight directors, each for a term expiring at the 2011 annual meeting. The Board’s nominees for election as directors are Glyn F. Aeppel, Thomas J. Donohue, David I. Fuente, Stephen D. Harlan, Paul J. Klaassen, Lynn Krominga, William G. Little and Mark S. Ordan.

2.	Approval of amendments to our 2008 Omnibus Incentive Plan, including a 2,500,000 share increase in the number of shares of our common stock available for issuance under the plan.

3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010.
Q:	What are the voting recommendations of the Board of Directors?

A:	The Board recommends that you vote FOR each of the Board’s nominees for election as directors and FOR Proposals 2 and 3.

Q:	Will any other matters be voted on?

A:	As of the date of this proxy statement, we are not aware of any matters that will come before the annual meeting other than those disclosed in this proxy statement. If any other matters are properly brought before the annual meeting, the persons named in the accompanying proxy will vote the shares represented by the proxies on the other matters in the manner recommended by our Board of Directors, or, if no such recommendation is given, in the discretion of the proxy holders.

Q:	Who can vote?

A:	The Board of Directors has set the close of business on March 12, 2010 as the record date for the annual meeting. Holders of Company common stock at the close of business on the record date are entitled to vote their shares at the annual meeting. As of the close of business on March 12, 2010, there were 55,843,450 shares of common stock issued and outstanding and entitled to vote. Each share of issued and outstanding common stock is entitled to one vote.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Many stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of record

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by the Company.

Beneficial owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you bring with you a legal proxy from the stockholder of record.

Q:	What is a quorum?

A:	A quorum is the minimum number of shares required to hold a meeting. Under the Company’s Amended and Restated Bylaws, as amended (the “Bylaws”), the presence, in person or by proxy, of at least a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Under applicable Delaware law, abstentions and broker non-votes, if any, will be treated as shares that are present, in person or by proxy, and entitled to vote, for purposes of determining the presence of a quorum at the annual meeting.

Q:	What are broker non-votes?

A:	Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners at least ten days before the annual meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange (the “NYSE”). On non-routine matters, nominees cannot vote without instructions from the beneficial owner, resulting in a so-called “broker non-vote.”

Q:	How many votes are needed for the Proposals to pass?

A:	Proposal 1

Directors are elected by plurality vote. There is no cumulative voting in the election of directors. Therefore, the eight nominees receiving the highest number of “FOR” votes will be elected. Shares as to which a stockholder withholds voting authority and any broker non-votes will have no effect on the outcome of the vote in the election of directors.

Proposal 2

Under the NYSE listing standards, the minimum vote which will constitute approval of Proposal 2 is a majority of votes cast; provided that the total votes cast on this Proposal represent over 50% of the shares of common stock entitled to vote thereon at the annual meeting.

Abstentions will be treated as entitled to vote and as votes cast and, therefore, will have the same effect as a negative vote on this Proposal. Broker non-votes will not be treated as votes cast and, therefore, will have no effect on the outcome of the vote. However, for purposes of determining whether the total votes cast on the Proposal represent over 50% of the shares entitled to vote, broker non-votes are considered entitled to vote and, therefore, have the practical effect of increasing the number of affirmative votes required to achieve over 50% of all shares entitled to vote under the NYSE listing standards.

Proposal 3

The minimum vote which will constitute approval of Proposal 3 is the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote with respect to the matter. Under applicable Delaware law, abstentions are considered entitled to vote and, therefore, will have the same effect as a negative vote on this Proposal.

Q:	How do I vote?

A:	If you are a stockholder of record, you may vote by marking your voting instructions, signing, dating and mailing your proxy card in the enclosed postage-paid envelope.

If you are a beneficial owner, you must follow the voting procedures of your broker, bank or other nominee.

Q:	What if I sign and return my proxy card without marking any voting instructions?

A:	If you sign and return your proxy card without marking any voting instructions, your shares will be voted FOR each of the Board’s nominees for election as directors and FOR Proposals 2 and 3.

Q:	If I plan to attend the annual meeting, should I still vote by proxy?

A:	Yes. Voting in advance does not affect your right to attend the annual meeting.

If you send in your proxy card and also attend the annual meeting, you do not need to vote again at the annual meeting unless you want to change your vote. Written ballots will be available at the meeting for stockholders of record.

Beneficial owners who wish to vote in person at the annual meeting must request a legal proxy from their brokerage firm, bank, trustee or other agent and bring that legal proxy to the annual meeting.

Q:	Can I change my vote?

A:	Yes. Stockholders of record may revoke their proxy before it is voted at the annual meeting by filing with the Assistant Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

If you hold shares in street name, you may change your vote by submitting new instructions to your broker or other nominee, following the instructions they provided, or, if you have obtained a legal proxy from your broker or other nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Q:	Who can attend the annual meeting?

A:	Only stockholders are invited to attend the annual meeting. To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our stockholder list. If a broker or other nominee holds your shares and you plan to attend the annual meeting, you should bring a recent brokerage statement showing your ownership of the shares and a form of personal identification. If you wish to vote your shares which are held by a broker, bank or other nominee at the meeting, you must obtain a legal proxy from your broker, bank or other nominee and bring your legal proxy to the annual meeting.

Q:	Who counts the votes?

A:	Our Board of Directors has appointed our transfer agent, American Stock Transfer & Trust Company, as the inspector of election. Representatives of our transfer agent will count the votes.

Q:	Who pays the cost of this proxy solicitation?

A:	We will pay for the cost of soliciting proxies. In addition to soliciting proxies by mail, Sunrise, through its directors, officers and regular employees, may also solicit proxies personally or by telephone or electronic mail without additional compensation. We also will request persons, firms and corporations holding shares in their names, or in the name of their nominees, to send proxy materials to and obtain proxies from beneficial owners and will reimburse these holders for their reasonable expenses in so doing. We have retained Georgeson Inc., a proxy soliciting firm, to assist with the solicitation of proxies for a fee not to exceed $7,500, plus reimbursement for out-of-pocket expenses.

Q:	What is “householding”?

A:	If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report to stockholders and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report to stockholders and proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, 51 Mercedes Way, Edgewood, New York 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report to stockholders, we will deliver promptly a copy to you if you address your written request to or call Sunrise Senior Living, Inc., 7900 Westpark Drive, Suite T-900, McLean, Virginia 22102, Attention: Investor Relations (telephone number: 703-273-7500). If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting Sunrise Senior Living, Inc. Investor Relations in the same manner.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 4, 2010
     This proxy statement and our annual report to stockholders are available on our website at www.sunriseseniorliving.com/2010annualmeetingmaterials.
PROPOSAL 1: ELECTION OF DIRECTORS
     Our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides for a minimum of two directors and a maximum of 11 directors, with the number of directors within this range fixed by our Board under our Bylaws. As previously disclosed, one of our incumbent directors, J. Douglas Holladay, has indicated that he does not wish to be nominated for re-election as a director at the 2010 annual meeting due to other business and professional commitments. As a result, as of the 2010 annual meeting, our Board of Directors has fixed the number of directors constituting the entire Board at eight. At the 2008 annual meeting of stockholders, the Company’s stockholders approved amendments to our Certificate of Incorporation providing that all directors elected or appointed at or after the 2008 annual meeting will serve for terms expiring at the next annual meeting of stockholders, so that, beginning at the 2010 annual meeting, our board of directors will no longer be divided into classes and all directors will be elected to serve terms expiring at the next annual meeting. Accordingly, all directors elected at the 2010 annual meeting will serve for terms expiring at the 2011 annual meeting.
     At the 2010 annual meeting, eight directors will be elected. As described below, upon the recommendation of the Governance, Compliance and Nominating Committee, the Board of Directors’ nominees are Glyn F. Aeppel, Thomas J. Donohue, David I. Fuente, Stephen D. Harlan, Paul J. Klaassen, Lynn Krominga, William G. Little and Mark S. Ordan. The Board of Directors recommends a vote FOR the election of each of the director nominees.
     Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of each of the Board’s nominees. Our Board believes that these nominees will stand for election and will serve if elected as directors. However, there is no assurance that these nominees will serve if elected. If any person nominated by our Board fails to stand for election or does not for any reason agree to accept election, the Board may reduce the size of the Board or may designate a substitute nominee. In the latter case, the proxies will be voted for the election of the substitute nominee as our Board recommends. If no such recommendation is made by the Board, the proxy holders may vote for a nominee determined in the proxy holder’s discretion. Under our Bylaws, directors are elected by plurality vote.

Biographical and Other Information
     Glyn F. Aeppel, age 51, has served on our Board since August 2008. Ms. Aeppel has more than 20 years of experience in property acquisitions, development and financing. Beginning October 15, 2008, Ms. Aeppel joined Andre Balazs Properties, an owner and operator of luxury hotels and condominiums, as its chief investment officer. From April 2006 to October 2008, Ms. Aeppel served as executive vice president of acquisitions and development for Loews Hotels and as a member of their board. In this role, she led Loews Hotels’ worldwide growth through corporate and asset acquisitions, joint ventures and management contracts. She also oversaw select ground-up mixed-use developments and actively structured and obtained financing for the Loews Hotels’ real estate transactions. From April 2004 to April 2006, she was a principal of Aeppel and Associates, a hospitality advisory development company, during which time she assisted Fairmont Hotels and Resorts in expanding in the United States and Europe. From July 2002 to April 2004, Ms. Aeppel served as the executive vice president of business development for the Americas at Le Meridien Hotels and Resorts. From April 2001 to July 2002, Ms. Aeppel was the executive vice president of business development and acquisitions at Interstate Hotels & Resorts, Inc. and from 1995 to 1998 the vice president of development at Interstate. From 1998 to 2001, she was senior vice president of acquisitions and development for FFC Hospitality, LLC, a private equity fund founded by the co-founder and former chairman of Interstate. From 1993 to 1995, she was a partner in Lodging Evaluation Group, a hotel development and finance consulting company she co-founded. From 1990 to 1993, she was the director of development for Germany and Austria at Holiday Inn Worldwide in Wiesbaden, Germany. From 1986 to 1989, she was a manager in the Treasury Department of Marriott Corporation. From April 2005 to December 2007, Ms. Aeppel served as a director of Key Hospitality Acquisition Corporation, a company that had been formed to serve as a vehicle for the acquisition of an operating business in the hospitality industry and/or other related businesses. Ms. Aeppel’s extensive executive-level financial, development and managerial experience in the real estate and hospitality industries, including her current position as chief investment officer of Andre Balazs Properties, a multi-property hotel and residential developer, owner and operator; her oversight of numerous real estate investments, acquisitions and dispositions and structuring of joint ventures and debt and equity financings; and her experience with the developing, operating and financing of an international, multi-property company in the hospitality industry led to the conclusion that she should continue to serve as a director of the Company.
     Thomas J. Donohue, age 71, has served on our Board since 1995. He is president and chief executive officer of the U.S. Chamber of Commerce, the world’s largest business federation, a position he has held since 1997. From 1984 to September 1997, he was president and chief executive officer of the American Trucking Association, the national trade organization of the trucking industry. Mr. Donohue currently serves on the boards of directors of Union Pacific Corporation, a rail firm, and Marymount University. From 1999 to July 2008, he served on the board of directors of XM Satellite Radio Holdings, Inc., a provider of audio entertainment and information programming. Mr. Donohue’s long tenure on our Board; his management and leadership experience developed as president and chief executive officer of the U.S. Chamber of Commerce and prior thereto as president and chief executive officer of the American Trucking Association; his director experience on public company boards; his knowledge of current trends in public policy affecting U.S. business generally; and his extensive contacts in both government and industry led to the conclusion that he should continue to serve as a director of the Company.
     David I. Fuente, age 64, has served on our Board since August 2008. He served as chairman and chief executive officer of Office Depot, Inc., an office supply retailer, from 1987, one year after it was founded, until he retired as chief executive officer in 2000 and as chairman in 2001. Before joining Office Depot, Mr. Fuente served for eight years at Sherwin-Williams Company as president of its Paint Stores Group and as director of marketing for Gould, Inc., an industrial products company. Mr. Fuente currently serves on the boards of directors of Office Depot, Ryder System, Inc., a truck leasing and logistics company, and Dick’s Sporting Goods, a sporting goods retailer. From October 2004 through April 2009, he also served as a trustee of Baron Investment Funds Trust and Baron Select Funds, both of which are registered investment companies. Mr. Fuente’s extensive management and leadership experience developed during his 14-year career as chief executive officer at Office Depot, a retail company with many outlets throughout the United States and prior thereto at Sherwin-Williams Company and Gould, Inc. and his extensive experience as a director on public company boards led to the conclusion that he should continue to serve as a director of the Company.
     Stephen D. Harlan, age 76, has served on our Board since June 2007. He is a partner in Harlan Enterprises, LLC, a specialized real estate firm that invests in real estate, since 2001. Prior to 2001, he was chairman of the real estate firm H.G. Smithy from 1993 to 2001. From 1959 to 1992, Mr. Harlan was with KPMG Peat Marwick. In 1987 he became Vice-Chairman of the firm responsible for its international business. Before 1987, he served for twelve years as the Managing Partner of KPMG’s Washington, D.C. operating office. From 1995 to 1999, he also served on the District of Columbia Financial Responsibilities and Management Assistance Authority (D.C. Control Board). Mr. Harlan serves on the boards of directors of ING Direct Bank, a retail virtual bank offering services over the internet, phone or by mail; and Harris Interactive Inc., a market research, polling and consulting company. He also serves on the not-for-profit boards of Heroes Inc., an organization that assists the widows and children of law enforcement officers and firefighters in the Washington, D.C. metropolitan area who have given their lives in the line of duty; MedStar Health, a community-based healthcare organization that owns and operates nine hospitals in the Baltimore/Washington region; Loughran Foundation, an organization dedicated to education and the performing arts; and the Greater Washington Board of Trade. From March 2003 to June 2008, Mr. Harlan served on the board of directors of Friedman, Billings, Ramsey Group, Inc., an investment banking, institutional brokerage and asset management firm. Mr. Harlan’s extensive accounting experience and expertise developed during his 33-year tenure as an active certified public accountant; his managerial experience as one of the senior partners of KPMG Peat Marwick and as chairman of H.G. Smithy, a real estate company; his extensive experience as a director and, in certain cases, audit committee chair of public and private companies and not for profit entities and his active role in Company Board matters, including service on the special committee of the Board during the Company’s accounting restatement, led to the conclusion that he should continue to serve as a director of the Company.
     Paul J. Klaassen, age 52, has served on our Board since 1981, when he and his wife Teresa Klaassen founded the Company and its predecessor entities. Mr. Klaassen has served as a director and chief executive officer of Sunrise and its predecessor entities since its inception and served as chair of the Board from Sunrise’s inception until March 2008. In July 2008, Mr. Klaassen resigned as Sunrise’s chief executive officer effective at the 2008 annual meeting. Effective as of November 1, 2008, he became the non-executive chair of the Board. Mr. Klaassen currently serves on the boards of directors of The Netherland-American Foundation and the U.S. Chamber of Commerce. Mr. Klaassen also serves on the board of trustees of The Trinity Forum, a leadership academy. Mr. Klaassen was also the founding chairman of ALFA, the Assisted Living Federation of America. From July 2004 to February 2006, Mr. Klaassen served on the board of directors of Meristar Hospitality Corporation, a hotel real estate investment trust. As indicated above, Mr. Klaassen co-founded Sunrise with Mrs. Klaassen in 1981, served as chair of our Board until March 2008 and served as our chief executive officer until November 1, 2008. His role in the formation and growth of the assisted living industry in the U.S.; his knowledge about all aspects of the Company’s business and its mission to champion the quality of life for seniors; and his vision, recognized leadership position and active involvement in the senior living industry led to the conclusion that he should continue to serve as a director of the Company.
     Lynn Krominga, age 59, has served on our Board since September 2007. Ms. Krominga was appointed non-executive chair of the Board in March 2008. Effective as of November 1, 2008, when Mr. Klaassen assumed the position of non-executive chair, Ms. Krominga became the lead director. Ms. Krominga is an attorney and business executive. Since 1999, she has served as president of Meadowcroft Management LLC (formerly Krominga Holdings LLC), which provides consulting services to private equity and venture capital firms and to start-up and early stage technology companies. In this capacity, she held several board and management roles, including chief executive officer of Fashion Wire Daily, Inc. in 2002. From 1981 to 1999, Ms. Krominga held various senior executive and legal offices at Revlon, including President, Licensing Division and General Counsel. Prior to that, Ms. Krominga was an attorney at American Express and at Cleary, Gottlieb, Steen & Hamilton. Ms. Krominga currently serves on the board of directors, audit committee and compensation committee of Avis Budget Group, Inc., one of the world’s largest vehicle rental companies. She is also a director of RAINN, the nation’s largest anti-sexual violence organization. Ms. Krominga has held an important leadership role on our board, serving as non-executive chairman and then as lead director, during a time of significant governance enhancements and management changes in the company. Her extensive experience with us, and on other public, private and not-for-profit boards of directors, concentrating on audit committee and compensation committee experience; her broad legal experience which includes extensive knowledge of corporate governance and regulatory issues; and her many years of management experience both domestic and international, led to the conclusion that she should continue to serve as a director of the Company.
     William G. Little, age 67, has served on our Board since 2004. He is president and chief executive officer of Quam-Nichols Company, a Chicago-based manufacturer of commercial and industrial audio products. He joined Quam-Nichols in 1971. He is also a past chairman of the board of the U.S. Chamber of Commerce and currently serves as the chairman of The National Chamber Foundation, an independent, nonprofit, public policy research organization affiliated with the United States Chamber of Commerce. Mr. Little also is a past two-term chairman of the board of governors for the Electronic Industries Alliance. Mr. Little’s managerial and leadership experience developed during his almost 40-year career at Quam-Nichols Company where he is chief executive officer; his leadership role in the U.S. Chamber of Commerce Foundation; and his active role in Company Board matters, including service on the Special Committee of the Board of Directors during the Company’s accounting restatement, led to the conclusion that he should continue to serve as a director of the Company.
     Mark S. Ordan, age 50, has served on our Board since July 2008. He became our chief investment and administrative officer in March 2008. On November 1, 2008, he became our chief executive officer. From October 2006 until May 2007, Mr. Ordan served as chief executive officer and president of The Mills Corporation (“Mills”), a publicly traded developer, owner and manager of a diversified portfolio of regional shopping malls and retail entertainment centers. Mills was acquired by Simon Property Group and Farallon Capital in May 2007. Mr. Ordan served as a director of Mills from December 2006 until May 2007 and as Mills’ chief operating officer from March 2006 to October 2006. From 2001 through 2006, Mr. Ordan served as the non-executive chairman of the board of trustees of Federal Realty Investment Trust (“Federal”), an equity real estate investment trust specializing in the ownership, management, development and redevelopment of high-quality retail and mixed-use properties. Until his resignation in October 2006, Mr. Ordan was a member of the board of trustees of Federal for 11 years. From December 2003 to February 2006, Mr. Ordan was chief executive officer of Sutton Place Group, LLC, a gourmet food store chain operating under the names Balducci’s and High Noon. From 1999 to 2003, Mr. Ordan was chairman and chief executive officer of High Noon Always, Inc., an upscale quick-serve lunch operation (formerly known as Bethesda Retail Partners). From 1996 until 1999, Mr. Ordan was chief executive officer of Chartwell Health Management Inc., a health benefits brokerage firm, and from 1989 until 1996, he served as chairman, president and chief executive officer of Fresh Fields Markets, Inc., a natural and organic foods supermarket chain that was acquired by Whole Foods Market in 1996. Prior to that time, he worked in the equities division of Goldman Sachs & Co. Mr. Ordan serves on the board of directors of Oakleaf Waste Management, Inc., a waste and recycling management company, and on the board of Scenic Hudson, an environmental organization in New York’s Hudson Valley. He previously served on the Vassar College board of trustees for 12 years. Mr. Ordan’s management and leadership experience as chief executive officer of several public and private companies; his knowledge and experience regarding real estate financings, acquisitions and dispositions, joint ventures and corporate and debt restructurings; director experience in public and private companies; and service as our chief executive officer led to the conclusion that he should continue to serve as a director of the Company.
EXECUTIVE OFFICERS
     The present executive officers of the Company are set forth in the table below.

Name	Position(s) Held
Mark S. Ordan	Chief Executive Officer and Director

Julie A. Pangelinan	Chief Financial Officer and Treasurer

D. Gregory Neeb	Chief Investment Officer
     Biographical information concerning Mr. Ordan is set forth above under “Election of Directors —Biographical and Other Information.” Biographical information concerning Ms. Pangelinan and Mr. Neeb is set forth below.
     Julie A. Pangelinan, age 46, joined Sunrise as its chief accounting officer in April 2006. From April 2007 until September 2007, Ms. Pangelinan served as acting chief financial officer in addition to her role as our chief accounting officer. In December 2008, Ms. Pangelinan was appointed to the additional role of treasurer. She became our chief financial officer effective May 29, 2009. Prior to joining Sunrise, Ms. Pangelinan worked for Marriott International, Inc. as vice president, accounting policy, from April 2003 to April 2006 and as senior director of accounting policy from August 2000 to May 2003, where Ms. Pangelinan was responsible for providing proactive leadership on accounting policy for business transactions and deal structures, as well as managing all external financial reporting and regulatory filings and ensuring compliance with SEC rules and generally accepted accounting principles. Prior to working at Marriott International, Inc., Ms. Pangelinan was an audit partner at BDO Seidman, LLP.

     D. Gregory Neeb, age 42, joined Sunrise in April 2008 as senior vice president — capital markets and investments. Effective December 18, 2008, he became our chief investment officer. From 2001 through 2007, until Mills was acquired by Simon Property Group and Farallon Capital in May 2007, he served as the chief investment officer of Mills, where he was responsible for investments, acquisitions, dispositions and capital markets. From 1995 to 2001, he served various positions at Mills, including senior vice president and treasurer. From 1989 to 1994, he worked as a manager for Kenneth Leventhal & Company, serving real estate and related companies.
CORPORATE GOVERNANCE
Overview
     Our Board of Directors is committed to the highest standards of corporate governance.
     Important documents governing our corporate governance practices include the following:
•	Corporate Governance Guidelines;

•	Audit Committee Charter;

•	Compensation Committee Charter;

•	Governance, Compliance and Nominating Committee Charter; and

•	Code of Conduct and Integrity.
     You can access these documents at www.sunriseseniorliving.com to learn more about our corporate governance practices. Any amendment to, or waiver of, a provision of our Code of Conduct and Integrity is posted on our website within the deadline that may be imposed by any applicable rule or government regulation.
Director Independence
     Under our Corporate Governance Guidelines, the Governance, Compliance and Nominating Committee annually assesses and makes recommendations to the Board regarding director independence. For a director to be considered independent under NYSE rules, the Board must determine that the director has no material relationship with Sunrise (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Both the NYSE listing standards and our Corporate Governance Guidelines require that a majority of directors meet the criteria required for independence under the NYSE listing standards. Based upon the recommendation of the Governance, Compliance and Nominating Committee, the Board has determined that the following seven directors meet the criteria for independence as set forth in the NYSE listing standards: Mses. Aeppel and Krominga and Messrs. Donohue, Fuente, Harlan, Holladay and Little.
Board Leadership Structure
     The Board has separated the positions of chair and chief executive officer in the belief that this structure improves management’s accountability to the Board. Mr. Klaassen, our former chief executive officer, serves as non-executive chair of the Board, and Mr. Ordan serves as chief executive officer. The Board believes that having our former chief executive officer serve as non-executive chair of the Board is desirable because of his experience as a leader in the field of senior living and his familiarity with the Company’s business. In addition, the Board has established the position of lead director in order to continue to provide a designated leadership role for an independent director on Board matters. Currently, Ms. Krominga serves as lead director.

     The specific responsibilities of the non-executive chair of the Board are as follows:
•	preside over Board meetings, meetings of non-management directors and meetings of stockholders;

•	provide input on the agenda for each Board meeting in accordance with our Corporate Governance Guidelines;

•	meet regularly with the chief executive officer to receive reports on the operation of the Company as compared to management’s business plan; and

•	perform such other duties of the non-executive chair of the Board as the Board may request from time to time.
The specific responsibilities of the lead director are as follows:
•	develop the agenda for each Board meeting, in consultation with appropriate members of management, the Board and committee chairs, in accordance with the Corporate Governance Guidelines;

•	preside over, and develop the agenda for, meetings of independent directors (which should occur at least once per year);

•	develop agenda items to be discussed in executive sessions of non-management directors, with assistance from the chairs of the other Board committees, in accordance with the Corporate Governance Guidelines;

•	coordinate with management and oversee the distribution of information to directors to help ensure the quality, quantity and timeliness of the flow of information from management to the Board that is necessary for the Board to effectively and responsibly perform its duties and appropriately review and act on matters brought before it;

•	work with the chief executive officer to ensure effective communication with Board members on developments occurring between Board meetings, and serve as a Board point person for management in connection with urgent matters or developments requiring prompt attention;

•	recommend to the Board the retention of consultants who report directly to the Board on Board matters (other than Board committee consultants);

•	preside over Board meetings when the chair of the Board is not present;

•	serve as an ex-officio voting member of the Audit, Compensation and Governance, Compliance and Nominating Committees;

•	act as a principal liaison between the independent directors and management, recognizing that any independent director maintains the right to communicate directly with management on any matter;

•	meet regularly with the chief executive officer to receive reports on the operation of the Company as compared to management’s business plan; and

•	perform such other duties of the lead director as the Board may request from time to time.
Risk Oversight
     The business of the Company is managed with the oversight of the Board. As contemplated by NYSE listing standards and as reflected in its charter, the responsibilities of the Audit Committee include reviewing policies with respect to risk assessment and risk management, such as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee also reviews the Company’s guidelines and processes for risk assessment and risk management. During 2009, the Company continued to face numerous financial and operational challenges, including the need to restructure and extend the maturity dates of the Company’s debt and to improve the Company’s financial position, cash flows and results of operations. At each meeting of the Audit Committee held during 2009, the Audit Committee received status reports from management on the risks faced by the Company and discussed with management its progress in addressing those risks. The full Board also received periodic reports from management and the Audit Committee regarding the risks faced by the Company and discussed with management its progress in addressing those risks. At the Audit Committee’s August 2009 meeting, the Company’s chief financial officer presented the Company’s enterprise risk management framework designed to formalize the on-going risk management process that includes assessing risks relating to achievement of the Company’s strategic objectives; addressing priority risks by executing plans; monitoring and reporting on risk status; responding to emerging risks; and continuous improvement of the risk management process.
Executive Sessions of Independent and Non-Management Directors
     During 2009, the independent directors met in executive session without management quarterly, and the non-management directors met in executive session without management one time during the year. Ms. Krominga, the lead director, presides at executive sessions of the independent directors, and Mr. Klaassen, the non-executive chair of the Board, presides at executive sessions of the non-management directors.
Meetings of the Board of Directors and Committees of the Board; Board and Committee Meeting Attendance
     During 2009, our Board of Directors held four regular meetings and five special meetings, the Audit Committee held 12 meetings, the Compensation Committee held nine meetings, the Nominating Committee held two meetings and the Governance and Compliance Committee held six meetings. Effective November 2009, the Nominating Committee was combined with the Governance and Compliance Committee. The combined Governance, Compliance and Nominating Committee did not hold any meetings in 2009.
     All of our directors who served during 2009 attended at least 75% of the aggregate of (a) the total number of meetings held by our Board and (b) the total number of meetings held by all committees of the Board on which the director served, except for Mr. Fuente who, due to surgery and hospitalization, attended approximately 72% of the total number of Board meetings and meetings of all Board committees on which he served during 2009.
Standing Board Committees
     We currently have the following standing Board committees: Audit Committee, Compensation Committee and Governance, Compliance and Nominating Committee. Each of these committees is composed entirely of independent directors and has authority to obtain assistance and advice from internal or outside legal counsel or other advisors.
     The following table sets forth the present membership of these committees.

Governance,
Compliance and
	Audit	Compensation	Nominating
Director	Committee (1)	Committee (2)	Committee (3)
Glyn F. Aeppel	X	X
Thomas J. Donohue			X
David I. Fuente		Chair
Stephen D. Harlan	Chair		X
J. Douglas Holladay		X	X
Lynn Krominga	X	X	X
William G. Little	X	X	Chair

(1)	Mr. Little became a member of the Audit Committee on November 18, 2009.

(2)	On November 18, 2009, Ms. Aeppel became a member of the Compensation Committee and Mr. Fuente was appointed chair of the Compensation Committee. Ms. Krominga previously served as chair of the Compensation Committee (from February 2009 to November 2009) and as interim chair (from July 2008 to February 2009).

(3)	As indicated above, on November 18, 2009, the Nominating Committee and Governance and Compliance Committee were combined into the Governance, Compliance and Nominating Committee. Mr. Little, who had served as chair of the Governance and Compliance Committee, was named chair of the combined committee.
     Audit Committee
     The Audit Committee is appointed by the Board to assist in its oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence and (4) the performance of the Company’s internal audit function and independent auditor. The Audit Committee’s responsibilities include:
•	directly appointing, compensating, retaining and overseeing the work of the registered independent public accounting firm engaged by the Company, which firm reports directly to the Audit Committee;

•	reviewing and discussing with both the independent auditor and management the adequacy and effectiveness of the Company’s disclosure controls and internal controls over financial reporting;

•	reviewing annually the Company’s operating budget and monitoring corporate performance against the operating budget and management’s strategic plan, including overseeing the operating results on a regular basis in order to evaluate management of the business;

•	reviewing and discussing policies with respect to risk assessment and risk management, including discussion of the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures and discussing the Company’s guidelines and processes for risk assessment and risk management;

•	reviewing and approving the appointment and/or replacement of the chief audit executive, who has a direct reporting line to the Audit Committee;

•	meeting quarterly with the chief executive officer, chief financial officer, chief audit executive and acting general counsel, and with the independent auditors, in separate executive sessions, to provide a forum in which concerns and issues can be candidly raised; and

•	overseeing the Company’s Disclosure Committee, which consists of members of management and not Board members.
     Pursuant to the Audit Committee’s Charter, all members of the Audit Committee must meet the independence requirements applicable to audit committee members under NYSE rules. Each member of the Audit Committee must also be financially literate as determined under NYSE rules. The Board has determined that each member of the Audit Committee satisfies these requirements. At least one member of the Audit Committee also must have accounting or financial management expertise as determined under NYSE rules. Under the NYSE rules, a board may presume that an “audit committee financial expert” under the rules and regulations of the SEC has accounting or related financial management expertise. Our Board of Directors has determined that Mr. Harlan qualifies as an “audit committee financial expert” under the rules and regulations of the SEC. In making this determination with respect to Mr. Harlan, the Board considered, among other things, his 33-year tenure with KPMG Peat Marwick, including five years as Vice Chairman of the firm responsible for its international business and twelve years as the Managing Partner of KPMG’s Washington, D.C. operating office. All members of the Audit Committee have significant financial expertise.
     The Board recognizes that the addition of new Board members who qualify as “audit committee financial experts” under Sarbanes Oxley will further improve the oversight capabilities of the Audit Committee, and will endeavor to achieve or maintain additional independent directors who qualify as audit committee financial experts and to have a majority of the Audit Committee members qualify as “audit committee financial experts”.

     Compensation Committee
     The Compensation Committee is appointed by the Board to discharge the Board’s responsibilities relating to compensation of the Company’s chief executive officer and other executive officers, and to administer and implement the Company’s incentive-compensation plans and equity-based plans that are subject to Board approval. The Compensation Committee has overall responsibility for evaluating and proposing compensation plans, programs and policies for the Company’s chief executive officer and other executive officers. The Compensation Committee’s responsibilities include:
•	reviewing and approving for the chief executive officer and the other executive officers of the Company: (a) annual base salary and bonus, (b) any long-term incentive compensation, (c) any employment agreements, severance arrangements and change in control and similar agreements, (d) any amendments to the foregoing agreements and (e) any perquisites, special or supplemental benefits; and

•	administering and implementing the Company’s incentive compensation plans and equity-based plans that are subject to Board approval in which directors, the chief executive officer, other executive officers and other employees of the Company and its subsidiaries may participate, including, but not limited to, (a) approving option grants and restricted stock or other awards, (b) interpreting the plans, (c) determining rules and regulations relating to the plans, (d) modifying or canceling existing grants or awards and (e) imposing limitations, restrictions and conditions upon any grant or award as the Compensation Committee deems necessary or advisable.
     In setting compensation for the Company’s executive officers (other than the chief executive officer), the Compensation Committee considers the recommendations of the chief executive officer.
     Engagement of Independent Compensation Consultant. In early 2008, the Compensation Committee directly engaged Frederic W. Cook & Co. (“FW Cook”) as its independent compensation consultant to perform a competitive pay analysis and to consult with the Compensation Committee generally on executive compensation matters. Services provided by FW Cook to the Compensation Committee during 2009 included the following: providing advice regarding the Company’s general severance policies and retention strategy during restructuring, assisting with the preparation of the Compensation Discussion and Analysis for 2008 and assisting the Compensation Committee with various other Compensation Committee matters. In the third quarter of 2009, the Compensation Committee directly engaged Hay Group in place of FW Cook to help the Company develop the structure and performance metrics for 2009 executive annual bonuses, which were adopted by the Compensation Committee in August 2009, and to act as the Committee’s independent compensation consultant for 2010. For 2010, Hay Group will be advising the Compensation Committee on best practice compensation policies and procedures for the Company’s executives, including analysis and advice on senior executive compensation levels, short- and long-term incentive plan design and stock ownership. The fees paid to FW Cook and Hay Group for services to the Company (not involving the amount or form of executive and director compensation) did not exceed $120,000 in the aggregate during 2009.
     Governance, Compliance and Nominating Committee
     The Governance, Compliance and Nominating Committee is appointed by the Board to (1) assist the Board in fulfilling its oversight responsibilities relating to the Company’s compliance with applicable laws, regulations and standards, sound ethical standards and ethics programs and policies as established by management and the Board; (2) provide oversight of the company-wide compliance program; (3) review and approve related party transactions; (4) oversee the evaluation of the Board’s governance process and the evaluation of the Board and management; (5) assist the Board by identifying individuals qualified to become Board members to fill a Board vacancy or a newly-created directorship resulting from an increase in the authorized number of directors and by recommending to the Board the director nominees for the next annual meeting of stockholders; and (6) recommend to the Board the director nominees for each Board committee. The Governance, Compliance and Nominating Committee’s responsibilities include:
•	directing and monitoring the internal compliance committee’s implementation of the Company’s corporate-wide compliance program, and overseeing the periodic review and assessment of the effectiveness of the Company’s compliance program and recommending improvements where appropriate;

•	reviewing and approving the appointment of the chief compliance officer, who reports directly to the Governance, Compliance and Nominating Committee;

•	reviewing all proposed related party transactions and annually reviewing all existing related party transactions;

•	overseeing the annual evaluation of management, including the evaluation of the chief executive officer;

•	annually, or more frequently as may be deemed appropriate, recommending to the Board compensation for those directors who are not also salaried officers of the Company, for the lead director and the non-executive chair of the Board and for members and chairs of Board committees;

•	evaluating the Board’s governance processes;

•	periodically reporting to the Board regarding the implementation and efficacy of the Company’s corporate-wide compliance program;

•	evaluating the qualifications of potential candidates for director, including any nominees submitted by stockholders in accordance with the Company’s Bylaws, and recommending to the Board the director nominees for the next annual meeting of stockholders or any special meeting of the stockholders and any person to be considered to fill a Board vacancy or a newly created directorship resulting from any increase in the authorized number of directors;

•	annually recommending to the Board director nominees for each Board committee, taking into account the membership requirement set forth in the Board committee charters, as well as the listing standards of the NYSE;

•	annually assessing and making recommendations to the Board regarding the directors’ qualifications as independent; and

•	overseeing the Company’s director orientation program and continuing director education requirements.
Limitation on Outside Board Service
     The Board recognizes the substantial time demands placed on directors, and does not believe that it is possible to serve effectively on the Company’s Board and serve as a director of numerous other boards. Effective March 2008, the Board limited service by then existing and new directors on public company boards to a total of four, including the Company. As of the 2012 annual meeting, the Board has limited service by all directors on public company boards to a total of three, including the Company.
Rotation of Board Committee Membership
     In March 2008, the Board concluded that Board oversight will likely be strengthened if membership on all Board committees is limited to a consecutive five year period, with a cooling-off period before a Board member can rejoin the committee. In an effort to transfer the institutional knowledge held by existing committee members, the Board determined to implement this change over a period of time. In March 2008, each committee chair who had served more than five years stepped down, and a new chair was elected by the Board.
     In August 2009, the Board adopted a formal Board committee membership rotation policy. Under this policy, except to the extent necessary to remain in compliance with NYSE and other director independence requirements, and subject to the Board’s authority to rotate committee memberships on a more frequent basis, it is the policy of the Board that membership on each of the Audit, Compensation and Governance, Compliance and Nominating Committees be limited to no more than a consecutive five-year period. Following any consecutive five-year period of service on any such committee, it is further the policy of the Board that a committee member will be rotated off of such committee by the Board and will not be eligible to be re-approved by the Board to serve on such committee again for at least two consecutive years. This rotation policy does not apply to any other Board committee unless the Board specifies that such other committee will be subject to the rotation policy. The Board reconstituted the membership of the Audit Committee and the Compensation Committee in 2008 and combined the Nominating Committee and the Governance and Compliance Committee into a new committee, the Governance, Compliance and Nominating Committee, in 2009.
Revised Code of Conduct and Integrity
     In February 2009, the Governance and Compliance Committee approved a revised Code of Conduct and Integrity which is applicable to all employees, officers and directors and which was further revised in February 2010. The revised code of conduct is written in plain English so individuals can readily understand it, focuses on inspiring individuals to uphold high standards and provides clear guidelines on what to do, what is and what is not acceptable, and when and where to seek guidance; emphasizes the availability of the existing anonymous Hotline that individuals can use to identify and report questionable activity and the obligation of each employee, officer and director to raise concerns and issues; explicitly assures non-retaliation for reports of questionable conduct; provides specific examples of scenario based vignettes involving risk areas to Sunrise and practical questions and answers to help employees, officers and directors and other stakeholders understand key concepts; and specifies the consequences for non-adherence.
Director Nomination Process
     Our Board has adopted a policy regarding the qualification and nomination of director candidates. Consistent with this policy, in considering potential director candidates, the Governance, Compliance and Nominating Committee requires, among other things, that a candidate have an ability to exercise sound judgment, an ability to make independent analytical inquiries and a willingness to devote adequate time to diligently perform Board duties. In making recommendations to the full Board of nominees for election as directors, the Governance, Compliance and Nominating Committee also takes into account, among other things, whether a person possesses specific skills, knowledge or perspective relevant to Sunrise’s business, has demonstrated broad business judgment and leadership and has relevant specific industry or regulatory affairs knowledge, business creativity and vision. Under the Board adopted policy, the Governance, Compliance and Nominating Committee also takes into account the importance of a diversified Board membership, in terms of their various experiences, areas of expertise and other characteristics of the individuals involved. During 2007 and 2008, four new independent directors were added to the Board. All four of the new independent directors have diverse industry and managerial backgrounds and experience. Two of the independent directors are women.
     Under our Corporate Governance Guidelines, the Governance, Compliance and Nominating Committee is responsible for reviewing with the Board, on an annual basis, the skills and characteristics required of Board members in the context of the current composition of the Board. Nominees for director are identified by the Governance, Compliance and Nominating Committee based on input received from a number of sources, which from time to time may include, among others, members of the Board and stockholders. The Governance, Compliance and Nominating Committee has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates. Each candidate is then evaluated by the Governance, Compliance and Nominating Committee in light of his or her qualifications and credentials, and any additional factors that the Governance, Compliance and Nominating Committee deems necessary or appropriate. Existing directors who are being considered for re-nomination are re-evaluated based on their performance as directors, as well as to ensure that they continue to meet the required qualifications. As part of the Governance, Compliance and Nominating Committee’s annual evaluation of the Board’s governance processes, each director annually conducts a self-assessment of his or her own performance and these self-assessments are reviewed by the Governance, Compliance and Nominating Committee.
     The Governance, Compliance and Nominating Committee will consider written proposals from stockholders for candidates to be nominees for director positions. Any such proposals should be submitted to the Governance, Compliance and Nominating Committee, c/o Assistant Secretary of the Company, at Sunrise Senior Living, Inc., 7900 Westpark Drive, Suite T-900, McLean, VA 22102. All candidates submitted by stockholders for consideration by the Governance, Compliance and Nominating Committee are evaluated in the same manner as other director candidates, provided that the appropriate procedures for their recommendation have been followed. Under its charter, the Governance, Compliance and Nominating Committee is required to evaluate the qualifications of potential candidates for director, including any nominees submitted by stockholders under and in accordance with the provisions of the Company’s Bylaws, consistent with the criteria approved by the Board.
     Under our Bylaws, for nominations of persons for election to the Board to be properly requested by a stockholder to be made at an annual meeting, a stockholder must (a) be a stockholder of record at the time of giving of notice of such annual meeting by or at the direction of the Board and at the time of the annual meeting, (b) be entitled to vote at the meeting and (c) must deliver notice to the Assistant Secretary at the Company’s principal executive offices within the time frame specified in our Bylaws. See “Stockholder Proposals for 2011 Annual Meeting” below for information on the time frame applicable to the 2011 annual meeting of stockholders. In addition, our Bylaws require certain additional disclosures regarding the stockholders making nominations, including disclosure of all ownership interests (including derivative interests) and rights to vote any shares of any security of the Company and disclosure regarding the director nominee, including a description of any compensation, agreements, arrangements and understandings between the proposing stockholder and the nominee. The Bylaws also require the director nominee to furnish a signed nominee questionnaire and the written representation and agreement provided for in the Bylaws specifying, among other things, that the director nominee is not and will not become a party to any agreements, arrangements, or understandings that have not been disclosed to the Company as to how, if elected, the director nominee will vote as a director.
Communications with the Board of Directors
     Stockholders and other interested parties who want to communicate with the Board, the non-management directors, the independent directors or any individual director, including the lead director, may write to:
Sunrise Senior Living, Inc.
7900 Westpark Drive, Suite T-900
McLean, Virginia 22102
Attention: Lead Director
Copy to: Acting General Counsel
Attendance of Annual Stockholder Meetings by Directors
     We encourage members of the Board to attend the annual stockholder meeting. Seven directors attended the 2009 annual meeting.
2009 Director Compensation
     For 2009, the Company’s non-employee directors (other than Mr. Klaassen) received the following annual Board and Board committee fees. Beginning May 2009, these fees are paid on a calendar-year basis, quarterly in advance. Since May 2008, no separate meeting attendance fees are paid for attending meetings of Board committees.

Annual Retainer	$150,000
Committee Chair Annual Retainer:
Audit Committee	$25,000
Compensation Committee	$15,000
Fee for serving on Audit Committee (other than the Committee Chair)	$10,000
     In addition, all non-employee directors are reimbursed for reasonable expenses incurred in attending meetings of the Board or Board committees.
     In addition to the above-described Board and Board committee fees, in July 2009, the Governance and Compliance Committee approved an annual lead director fee of $50,000, payable quarterly in advance for Ms. Krominga for serving as lead director. The lead director fee was ratified by the Board in August 2009 (with Ms. Krominga abstaining).

     Mr. Ordan, the Company’s chief executive officer, does not receive fees for serving on the Board. For information regarding 2009 compensation paid to Mr. Ordan in his role as our chief executive officer, refer to the Summary Compensation Table.
     Mr. Klaassen, who until November 1, 2008 had served as our chief executive officer and since that date has served as our non-executive chair, did not receive Board fees in 2009. In November 2008, the Company entered into an oral consulting arrangement with Mr. Klaassen. Under the consulting arrangement, the Company agreed to pay Mr. Klaassen a fee of $25,000 per month for consulting with the Company and Mr. Ordan on senior living matters. This was in addition to any benefits Mr. Klaassen was entitled to under his prior employment agreement. Fees totaling $87,500 were paid to Mr. Klaassen for three and a half months commencing in November 2008 and ending February 2009. Of this amount, $50,000 was paid for consulting services provided in January and February 2009.
2009 Director Compensation Table

					Change in
					Pension
					Value and
				Non-Equity	Nonqualified
	Fees			Incentive	Deferred
	Earned or	Stock	Option	Plan	Compensation	All Other
	Paid in	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	Cash ($) (1)	($)	($)(2)	($)	($)	($)	($)
Glyn F. Aeppel	$106,667	$—	$—	$—	$—	$—	$106,667
Thomas J. Donohue	100,000	—	—	—	—	—	100,000
David I. Fuente	101,875 (3)	—	—	—	—	—	101,875
Stephen D. Harlan	116,667	—	—	—	—	—	116,667
J. Douglas Holladay	100,000	—	—	—	—	—	100,000
Paul J. Klaassen	—	—	—	—	—	50,000 (4)	50,000
Lynn Krominga	161,250 (5)	—	—	—	—	—	161,250
William G. Little	101,250 (6)	—	—	—	—	—	101,250

(1)	As indicated above, beginning in May 2009, annual Board and Board committee fees are paid on a calendar-year basis, quarterly in advance. Previously, these fees were paid annually in advance covering the applicable May to May period and were reported in the year paid. Included in this column for 2009 are the quarterly Board and Board committee fees paid in advance for the period May 2009 to December 2009.

(2)	As of December 31, 2009, the outstanding options held by each non-employee director, all of which were granted in prior periods and are fully vested, were as follows:

Glyn F. Aeppel	—
Thomas J. Donohue	118,000
David I. Fuente	—
Stephen D. Harlan	—
J. Douglas Holladay	76,000
Paul J. Klaassen	700,000
Lynn Krominga	—
William G. Little	40,000

(3)	Includes a pro-rated fee of $1,875 for serving as chair of the Compensation Committee for the period November 18, 2009 to December 31, 2009.

(4)	Consists of consulting fee of $50,000 paid to Mr. Klaassen for consulting services provided in January and February 2009.

(5)	Includes $33,333 representing the pro-rated portion of the annual $50,000 lead director fee, set effective May 2009, for serving as lead director during the period from May 2009 to December 2009. Also includes a pro-rated fee of $7,500 for serving as interim chair of the Compensation Committee during the period July 2008 to December 2008, which was paid in 2009, and a pro-rated fee of $13,750 for serving as interim chair of the Compensation Committee from January 2009 to February 2009 and as chair of the Compensation Committee from February 2009 to November 2009.

(6)	Includes a pro-rated fee of $1,250 for serving as a member of the Audit Committee for the period November 18, 2009 to December 31, 2009.
COMPENSATION DISCUSSION AND ANALYSIS
     The Compensation Discussion and Analysis (“CD&A”) explains Sunrise Senior Living’s compensation philosophy, objectives and policies for 2009 with respect to our named executive officers. Our named executive officers for 2009 include the three current and three former executive officers set forth in the table below:

Current Executive Officers	Former Executive Officers
Included Among 2009 Named Executive Officers	Included Among 2009 Named Executive Officers
Mark S. Ordan, Chief Executive Officer and Director (1)	Richard J. Nadeau, Former Chief Financial Officer (4)

Julie A. Pangelinan, Chief Financial Officer and Treasurer (2)	Daniel J. Schwartz, Senior Vice President —
North American Operations (5)

D. Gregory Neeb, Chief Investment Officer (3)	John F. Gaul, Former General Counsel (6)

(1)	Mr. Ordan joined the Company as its chief investment and administrative officer in March 2008. On November 1, 2008, Mr. Ordan became our chief executive officer. He also serves as a director of the Company.

(2)	Ms. Pangelinan, who previously served as our chief accounting officer and treasurer, became our chief financial officer on May 29, 2009 following Mr. Nadeau’s termination of employment on that date. From April 2007 until September 2007, Ms. Pangelinan served as acting chief financial officer in addition to her role as our chief accounting officer.

(3)	Mr. Neeb joined the Company in April 2008 as senior vice president – capital markets and investments. Effective December 18, 2008, he became the Company’s chief investment officer.

(4)	Mr. Nadeau’s employment terminated effective as of May 29, 2009.

(5)	Effective November 2009, in connection with a realignment of the Company’s North American operations, Mr. Schwartz was no longer considered an executive officer of the Company. On January 22, 2010, Mr. Schwartz’s employment was terminated effective May 31, 2010.

(6)	Mr. Gaul’s employment terminated on May 1, 2009.
     The CD&A outlines the structure and rationale for each element of the named executive officers’ compensation, and provides context for the amounts disclosed in the compensation tables included elsewhere in this proxy statement.
Competitive Pay Analysis
     In early 2008, with a goal of aligning the Company’s executive compensation policies and practices more closely with current market and best practices, the Compensation Committee directly engaged FW Cook to act as the Compensation Committee’s independent compensation consultant to perform a competitive pay analysis and to consult with the Compensation Committee on matters related to executive compensation generally. FW Cook served in this role from early 2008 until the third quarter of 2009. At that time, the Compensation Committee directly engaged Hay Group in place of FW Cook to help the Company develop the structure and performance metrics for 2009 executive annual bonuses, and to act as the Compensation Committee’s independent compensation consultant for 2010.
     In March 2008, FW Cook performed its competitive pay analysis. The analysis was intended to provide the Compensation Committee with an understanding of the then prevailing competitive pay levels and practices of the market in which we compete for key employee talent and to improve our ability to attract and retain the talent needed to lead the Company in light of the challenges faced by the Company. The review covered the following individual compensation elements: salary, target bonus and long-term incentives (for example, stock options and restricted stock). Covered compensation practices included annual incentive performance measures, equity compensation grant types, vesting schedules, prevalence of benefit/perquisite programs, equity compensation usage, and potential dilution from current and future equity awards. The peer group companies consisted of the following 16 long-term care/healthcare facility operators and real estate and lodging companies that were comparable to the Company in terms of revenues and market capitalization when selected in early 2008:

Avatar Holdings, Inc.
Bluegreen Corporation
Brookdale Senior Living, Inc.
Community Health Systems, Inc.
Five Star Quality Care, Inc.
Forest City Enterprises, Inc.
Gaylord Entertainment Company
Health Management Associates, Inc.

HealthSouth Corporation
Kindred Healthcare, Inc.
Psychiatric Solutions, Inc.
Res-Care, Inc.
Starwood Hotels & Resorts Worldwide, Inc.
Sun Healthcare Group, Inc.
Universal Health Services, Inc.
Wyndham Worldwide Corporation

If information regarding members of the defined peer group was not available or there were insufficient data points, the peer company information was complemented with relevant benchmark data from major third-party compensation surveys as provided by FW Cook. The benchmark data from these surveys did not identify specific companies in the surveys, but reflected compensation levels of groups of companies with annual revenues in the range of $2 billion.
Compensation Philosophy and Objectives
     In November 2008, the Compensation Committee, with the assistance of FW Cook, formalized and approved a new executive compensation philosophy for the Company to tie executive compensation more directly to the achievement of specific performance goals while continuing to provide competitive compensation opportunities. The guiding principle of the new philosophy is that compensation realized by our executives should generally reflect each executive’s individual skills and experience, as well as the Company’s overall performance against its business plan and changes in stockholder value.
     The key objectives of our executive compensation program as set forth in the new executive compensation philosophy include:
•	attracting and retaining highly skilled executives who are committed to fulfilling the Company’s mission to champion quality of life for all seniors;

•	linking compensation opportunity to achievement of the Company’s short- and long-term financial and strategic goals;

•	creating commonality of interest between management and stockholders by tying compensation realized directly to changes in stockholder value;

•	maximizing the financial efficiency of the overall executive compensation program from a tax, accounting, and cash flow perspective; and

•	ensuring compliance with the highest standards of corporate governance.

Impact of Business Environment on Compensation; Changes in Senior Management
     During 2008 and 2009 and continuing in 2010, the Company has faced numerous financial and operational challenges, including the need to restructure and extend the maturity dates of the Company’s debt and to improve the Company’s financial position, cash flows and results of operations, as more fully described in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in the Company’s 2009 Form 10-K filed on February 25, 2010. The Company’s efforts to meet these challenges have included, among other things, the sale of its Greystone subsidiary, the cessation of operations at its Trinity subsidiary, the implementation of aggressive plans to reduce general and administrative expense, including significant headcount reductions, and efforts to extend the maturity dates and restructure the Company’s debt and to improve the operating results of the Company’s owned and managed facilities.
     During this critical period of financial and operational challenges, the Compensation Committee believes that hiring and retaining executives with the skill and knowledge necessary to meet the demands that the Company is facing is especially important. Because such talent is critical to the Company’s future, the Compensation Committee also believes that we must be competitive in attracting and retaining our key executives.
     Following Mr. Ordan’s appointment as our chief executive officer effective November 1, 2008, our senior management team consisted of Mr. Ordan, Mr. Nadeau, who was then serving as our chief financial officer, Mr. Neeb, who was then serving as our senior vice president — capital markets and investments and was promoted to chief investment officer in December 2008, Mr. Schwartz, Mr. Gaul and Ms. Pangelinan, who was then serving as our chief accounting officer and treasurer.
     On November 13, 2008, we entered into an employment agreement with Mr. Ordan effective November 1, 2008 in connection with his promotion to chief executive officer of the Company on that date and as a means of retaining Mr. Ordan’s services during this critical time for the Company. Based on the Compensation Committee’s consideration of Mr. Ordan’s recommendation regarding the need to provide assurances to other key employees during the current operating environment of the Company and the need for the Company to encourage retention of such employees, we also entered into employment agreements with Messrs. Nadeau, Neeb and Schwartz and Ms. Pangelinan, effective February 25, 2009, January 21, 2009, January 16, 2009 and January 14, 2009, respectively.
     In September 2008, Mr. Gaul had chosen to participate in the Company’s voluntary separation program, which the Compensation Committee extended to include Mr. Gaul. By mutual agreement of the Company and Mr. Gaul, Mr. Gaul’s employment terminated on May 1, 2009. In connection with the Company’s downsizing plan, on May 29, 2009, Mr. Nadeau’s employment terminated. Effective May 29, 2009, Ms. Pangelinan became our chief financial officer. In July 2009, Ms. Pangelinan’s employment agreement was amended to reflect her new position as our chief financial officer effective May 29, 2009. On January 22, 2010, Mr. Schwartz’s employment was terminated effective May 31, 2010.
Compensation Committee Process
     Role of Compensation Committee
     The Compensation Committee of our Board makes all compensation decisions regarding the named executive officers of the Company. The Committee is also responsible for approving and overseeing the implementation of the Company’s incentive compensation plans and equity-based plans in which directors, the chief executive officer and other executive officers and employees may participate.
     Role of Independent Compensation Consultant
     As indicated above, in early 2008, the Compensation Committee directly engaged FW Cook as the Compensation Committee’s independent compensation consultant to perform a competitive pay analysis and to consult with the Compensation Committee on matters related to executive compensation generally. FW Cook served in this role until the third quarter of 2009. At that time, the Compensation Committee directly engaged Hay Group in place of FW Cook to help the Company develop the structure and performance metrics for 2009 executive annual bonuses, and to act as the Compensation Committee’s independent compensation consultant for 2010. See “Corporate Governance —

Standing Board Committees — Compensation Committee — Engagement of Independent Compensation Consultant” for additional information on the roles of FW Cook and Hay Group.
     Role of Chief Executive Officer
     In setting the compensation for the Company’s named executive officers (other than the chief executive officer), the Compensation Committee considers the recommendations of the chief executive officer. The chief executive officer provides information relating to each named executive officer’s performance to support the Compensation Committee’s decision-making on executive compensation.
     Factors Considered in Making 2009 Compensation Decisions
     In making compensation determinations for 2009, the Compensation Committee took into account the following considerations, all in the context of the financial and operational challenges faced by the Company, as described under “Impact of Business Environment on Compensation; Changes in Senior Management” above:
•	the need to encourage the retention of key employees and appropriately reward them for exemplary performance in light of the financial and operational challenges faced by the Company;

•	its new executive compensation philosophy adopted in November 2008;

•	its understanding of the best practices for executive compensation;

•	the advice of FW Cook with regard to the material terms of the employment agreements approved by the Compensation Committee in November 2008 for Mr. Ordan and in December 2008 for Messrs. Nadeau, Neeb and Schwartz and Ms. Pangelinan, which, in each case, included 2009 base salaries and 2009 annual incentive bonus opportunities for these executive officers;

•	the advice of Hay Group with regard to the structure of the performance metrics for determining 2009 executive annual bonuses; and

•	the recommendations of Mr. Ordan with respect to the appropriate level of compensation for the named executive officers other than himself.
     The Compensation Committee also considered the relative pay relationships within the executive team.

Components of 2009 Executive Compensation
     The primary elements of the Company’s 2009 executive compensation package are listed below. The Compensation Committee believes these elements are comparable to those offered by our peer companies to senior management in our industry and among other public companies. We also offer our executives severance protection and participation in certain retirement plans and health and welfare benefits plans, which the Compensation Committee believes are competitive and generally consistent with peer companies.

Component	Purpose	Type of Compensation

Base Salary	Provide market-competitive base compensation to attract and retain highly talented executives	Cash

Annual Incentive Bonuses	Motivate executives to achieve superior performance during the year against measurable targets	Cash

Special Bonuses	On occasion, recognize special contributions not reflected in other elements of compensation	Cash

Equity Awards	Motivate executives to achieve and sustain long-term company performance and align executives’ interests with stockholders’ interests	No equity awards in 2009 in light of equity awards made at the end of 2008

Motivate executives to remain with the Company through potential wealth accumulation

On occasion, recognize special contributions for individuals we are committed to retaining

Perquisites and Other Benefits	Provide perquisites and other benefits for executives only on an exceptional basis	Car allowances for executives were eliminated in January 2009; supplemental first-dollar medical and dental coverage provided to Mr. Ordan as described below

Deferred Compensation	Provide tax-deferred means to save for retirement through cash deferral	Eligibility to participate in 401(k) plan and non-qualified deferred compensation plan; non-qualified deferred compensation plan terminated effective December 31, 2009

Severance and Change of Control Arrangements	Provide protection against a termination outside of the executive’s control and to serve as a financial bridge between employment	Cash and acceleration of unvested equity awards
     The following section describes each component of our executive compensation package, the way in which the Compensation Committee makes decisions about each component, and the philosophy behind each component.

     2009 Base Salaries
     Base salary is a critical element of executive compensation because it provides executives with a specified level of monthly income designed to attract and retain the executive talent needed to manage our business to achieve the Company’s goals and objectives. The Compensation Committee reviews the base salaries of our named executive officers annually.
     The 2008 and 2009 base salaries for Messrs. Ordan, Neeb, Nadeau, Schwartz and Gaul and Ms. Pangelinan were as follows:

	2008	2009
	Annual Base	Annual Base
Name	Salary(1)	Salary
Mr. Ordan	$465,000	$650,000
Ms. Pangelinan	346,500	400,000
Mr. Neeb	330,000	400,000
Mr. Nadeau	450,000	500,000
Mr. Schwartz	325,000	350,000
Mr. Gaul	375,000	375,000

(1)	For Messrs. Ordan, Neeb, Nadeau and Schwartz and Ms. Pangelinan, represents the 2008 annual base salaries in effect before the salary adjustments that were made in connection with approval of the respective named executive officer’s employment agreement at the end of 2008.
     The 2009 base salaries of Messrs. Ordan, Neeb, Nadeau and Schwartz and Ms. Pangelinan took effect in November 2008 for Mr. Ordan and December 2008 for Messrs. Neeb, Nadeau and Schwartz and Ms. Pangelinan when the Compensation Committee approved the employment agreements. In setting 2009 base salaries for Messrs. Ordan, Neeb, Nadeau and Schwartz and Ms. Pangelinan as set forth in their respective employment agreements, the Compensation Committee considered advice provided by FW Cook on executive salary trends for U.S. industry in general, the healthcare industry and our peer group established as part of FW Cook’s March 2008 competitive pay analysis and the recommendations of our chief executive officer regarding the base salaries for Messrs. Neeb, Nadeau, Schwartz and Ms. Pangelinan. The Compensation Committee also assessed each executive’s individual skills, experience and overall importance to the Company. Mr. Ordan’s base salary increase also reflected his promotion from chief investment and administrative officer to chief executive officer, effective November 1, 2008, and, in the case of Mr. Neeb, his promotion from senior vice president — capital markets and investments to chief investment officer, effective December 18, 2008. The 2009 base salaries for these named executive officers were generally consistent with median levels for our peer group based on each position’s relative pay rank. When compared to our peer group based on the position’s responsibilities, the proposed salaries were generally at the 75th percentile. This was due to the fact that certain roles are of greater importance at Sunrise than is typical. Therefore, the relative pay rank comparison was more relevant to the setting of base salaries for our named executive officers. Mr. Gaul’s base salary did not change for 2009.

Annual Incentive Bonuses
     The 2009 target and 2009 maximum target bonus opportunities for Messrs. Ordan, Neeb, Nadeau, Schwartz and Gaul and Ms. Pangelinan were as follows:

	2009		2009
	Target Bonus		Maximum Target Bonus
Name	% of Base Salary	Amount	% of Base Salary	Amount
Mr. Ordan	150%	$975,000	300%	$1,950,000
Ms. Pangelinan	100	400,000	150	600,000
Mr. Neeb	100	400,000	150	600,000
Mr. Nadeau	100	500,000	150	750,000
Mr. Schwartz	100	350,000	150	525,000
Mr. Gaul	75	281,250	n/a	n/a
     Pursuant to the terms of his employment agreement, Mr. Ordan’s actual annual bonus may range between 0% and 300% of his annual base salary, based upon the level of achievement of performance goals to be established by the Compensation Committee and ratified by the Board within the first 90 days of the applicable fiscal year in good faith after consultation with Mr. Ordan. Pursuant to their respective employment agreements, the actual bonus for Messrs. Neeb, Nadeau, Schwartz and Ms. Pangelinan may vary between 0% and 150% of annual base salary, depending on the actual performance of the Company and the executive. Mr. Gaul’s bonus could range from 0% to 75%. The Compensation Committee has the discretion to award higher bonus amounts for extraordinary performance.
     For the non-CEO executive officer group, target bonus opportunities of 100% of base salary were generally consistent with the 75th percentile of peer group companies, and target bonus opportunities of 75% of base salary and maximum bonus opportunities of 150% of base salary were more in line with median practice. For CEOs, a target bonus opportunity of 100% of base salary and a maximum target bonus opportunity of 150% of base salary was consistent with median practice of peer group companies. In setting Mr. Ordan’s target bonus opportunity at 150% of base salary and maximum bonus opportunity at 300% of base salary, the Compensation Committee took into account Mr. Ordan’s leadership role and importance to the Company in addressing the challenges faced by the Company.
     Due to the financial and operational challenges faced by the Company, the Compensation Committee was not in a position to approve 2009 annual bonus performance metrics until August 25, 2009. On August 25, 2009, the Compensation Committee approved the 2009 annual bonus performance metrics applicable to the Company’s then current executive officers, consisting of Mr. Ordan, Ms. Pangelinan, Mr. Neeb and Mr. Schwartz. Hay Group, the Compensation Committee’s newly-appointed compensation consultant, assisted with the development of the performance metrics. The performance metrics included two components — a team-based metric and an individual management by objectives (“MBOs”) metric. For each of these executive officers, the team based metric comprised 60% and the individual MBOs metric comprised 40% of the executive’s 2009 annual target bonus opportunity, except for Mr. Schwartz for whom the team-based metric and the individual MBOs metric each was 50% of his 2009 annual target bonus opportunity based on his more limited ability as senior vice president — North American operations to affect the team-based metric.

     For 2009, the team-based metric consisted of meeting a cash balance target of between $5 million and $15 million at year-end necessary to run the Company’s ongoing operations. The individual MBO metric applicable to each of the executive officers consisted of the following:

MBO	Mr. Ordan	Ms. Pangelinan	Mr. Neeb	Mr. Schwartz
Provide change management leadership and vision company-wide	✓	✓	✓	✓
Reduce G&A expense	✓	✓	✓	✓
Effectively maintain cash position while balancing the long-term needs of the Company with short-term demands	✓	✓	✓	✓
Monetize non-core assets, or other strategic sales subject to Board approval	✓	✓	✓
Achieve increased occupancy levels in line with top competitors	✓	✓	✓	✓
Increase community profitability	✓	✓	✓	✓
     On August 28, 2009, the Compensation Committee approved partial 2009 annual incentive bonus payments to each of these executive officers of 33% of their respective target 2009 annual bonus amounts as follows: Mr. Ordan — $321,750; Ms. Pangelinan — $132,000; Mr. Neeb — $132,000 and Mr. Schwartz — $115,500. These bonus payments, which were paid in August 2009, were made to recognize the extraordinary work of the Company’s executives during a difficult and uncertain period and the significant progress that had been made on several corporate imperatives, including asset dispositions, extensions and restructurings of Company debt and cash management.
     At December 31, 2009, the Company had a cash balance of approximately $39 million, which exceeded the team-based metric target of between $5 million and $15 million. In assessing individual performance against the individual MBOs, the Compensation Committee did not apply a mathematical formula but rather took into account its view as to Mr. Ordan’s individual performance and the individual performance assessments of Mr. Ordan for each of Messrs. Neeb and Schwartz and Ms. Pangelinan in the context of the individual MBOs. Based upon achievement of the team-based metric            and the determination by the Compensation Committee of each executive’s performance with respect to the individual MBOs (taking into account Mr. Ordan’s individual performance assessments for Messrs. Neeb, Schwartz and Ms. Pangelinan and his recommendation for the 2009 annual incentive bonuses for these individuals), on January 22, 2010, the Compensation Committee approved 2009 annual incentive bonus payments totaling $1,300,000 for Mr. Ordan (200% of target), $440,000 for each of Ms. Pangelinan and Mr. Neeb (110% of target) and $280,000 for Mr. Schwartz (80% of target). After giving effect to the partial 2009 bonus payments that had been made in August 2009, in January 2010, these executives received the remaining portion of their 2009 annual incentive bonus payments as follows: Mr. Ordan — $978,250; Ms. Pangelinan — $308,000; Mr. Neeb —$308,000; and Mr. Schwartz — $164,500.
     The employment of Messrs. Nadeau and Gaul terminated on May 29, 2009 and May 1, 2009, respectively. Accordingly, neither of them received an annual incentive bonus for 2009.
Special Bonuses
     On May 4, 2009, the Compensation Committee awarded a special bonus of $475,000 to Mr. Ordan. In determining the amount of the bonus, the Compensation Committee took into account Mr. Ordan’s target annual bonus amount for 2008 of $975,000, of which $500,000 was paid in November 2008 pursuant to his employment agreement. In awarding such bonus, it was the Committee’s determination that despite the Company’s failure to achieve its goals or budget for 2008, the market conditions and business environment encountered by Mr. Ordan upon his appointment as the Company’s chief executive officer were extraordinary, and that his leadership through this time has been exceptional and has measurably improved the Company’s prospects. Such improvements included a refinancing, debt restructuring, sale of assets and expense reduction plans.
     On May 4, 2009, at the recommendation of Mr. Ordan, the Compensation Committee also awarded special bonuses of $320,000 and $270,000 to Ms. Pangelinan and Mr. Neeb, respectively. In determining the amount of the bonus for Ms. Pangelinan, the Compensation Committee took into account Ms. Pangelinan’s target annual bonus amount of

$400,000 as a guideline, and agreed with Mr. Ordan’s assessments of Ms. Pangelinan’s strengths and accomplishments, including Ms. Pangelinan’s accounting expertise, her leadership role in making improvements in the Company’s accounting operations and her vital contributions to the Company’s cash management and expense reduction efforts, as well as to key financial decisions. In determining the amount of the bonus for Mr. Neeb, the Compensation Committee took into account Mr. Neeb’s target annual bonus amount for 2008 of $230,000 as a guideline, and agreed with Mr. Ordan’s assessments of Mr. Neeb’s strengths and accomplishments, including that Mr. Neeb has made vital contributions to the aforementioned refinancing, debt restructuring, sale of assets, and expense reduction efforts, as well as to key operational, financial and strategic decisions.
     At the recommendation of Mr. Ordan, on August 28, 2009, the Compensation Committee also approved a special bonus of $194,000 to Mr. Schwartz based on Mr. Ordan’s assessment of Mr. Schwartz’s contributions to key operational and strategic decisions, including reorganizing the management structure of the Company’s communities and strengthening the Company’s marketing efforts and community operations.
     In addition, based on the recommendation of Mr. Ordan, in accord with the intent of Mr. Nadeau’s employment agreement and to reward his outstanding performance and contributions to the Company during his tenure, the Compensation Committee on June 4, 2009 ratified and approved the payment of a special bonus in the amount of $500,000 to Mr. Nadeau.
Equity Awards
     Our equity incentive compensation program is designed to align the interests of the named executive officers with our stockholders, and to retain the executives by incentivizing them to remain employed through the vesting period of the awards. We historically have granted restricted stock, restricted stock units and/or stock options.
     None of our named executive officers received an equity award in 2009 in light of the stock option awards described below that were made at the end of 2008.
     In November 2008, Mr. Ordan was granted a promotion stock option to acquire 1,500,000 shares of our common stock and in December 2008, Messrs. Neeb, Nadeau and Schwartz and Ms. Pangelinan were granted retention stock options to acquire 500,000 shares, 750,000 shares, 200,000 shares and 500,000 shares of our common stock, respectively, under our 2008 Omnibus Incentive Plan. The options have a term of 10 years and an exercise price of $0.92 per share (in the case of Mr. Ordan’s stock option) and $1.37 per share (in the case of the stock options for Messrs. Neeb, Nadeau and Schwartz and Ms. Pangelinan), which equaled the closing price per share of our common stock on the date of grant. One-third of the options vest on each of the first three anniversaries of the date of grant (or in the case of Mr. Ordan, on the first three anniversaries of November 1, 2008, the date that he became our chief executive officer), subject to continued employment on the applicable vesting date.
     The Compensation Committee made the above-described equity awards in connection with Mr. Ordan entering into his employment agreement and the offering of an employment agreement to each of Messrs. Neeb, Nadeau and Schwartz and Ms. Pangelinan, which were executed shortly thereafter, to motivate excellent performance during a period of turbulence in the Company’s financial and economic environment.
     In determining overall compensation for each executive, and in granting certain employment agreements, the Compensation Committee considered each executive’s background, experience and both past and potential contributions to the Company, as well as the strong recommendation of the chief executive officer concerning the need to retain such executives during the Company’s critical operating situation. The Compensation Committee made a determination to grant stock options rather than other types of equity (for example, restricted stock) for a more efficient use of shares under the 2008 Omnibus Plan and to require stock price appreciation above the exercise price before any gains are realized by the executives.

Perquisites and Other Benefits
     Perquisites. The Company eliminated all car allowances for executives in January 2009. With the exception of the supplemental first-dollar medical and dental insurance coverage described below for Mr. Ordan, the Company no longer provides perquisites to its executive officers.
     Healthcare Plans. Our named executive officers are eligible to participate in the same healthcare plans as our other salaried employees. In addition, under Mr. Ordan’s employment agreement, Mr. Ordan and his dependents are entitled to an executive medical and dental insurance plan providing supplemental first-dollar coverage at our expense to the extent not covered under our general health plan (for example, prescriptions, orthodontia, eye surgery or other coverages which may be excluded from the group health plan). The cost of providing this benefit to Mr. Ordan in 2009 was $250.
     Deferred Compensation Plans
     401(k) Plan. We maintain a 401(k) tax-qualified retirement plan in which our named executive officers may participate on the same basis as our other salaried employees, subject to IRS limits on amounts that “highly compensated employees” may contribute to 401(k) plans. We may make an annual discretionary matching contribution to the 401(k) plan based upon our business performance.
     Sunrise Executive Deferred Compensation Plan. We adopted the Sunrise Executive Deferred Compensation Plan in June 2001 (the “Sunrise DCP”) to be competitive with other companies with whom we compete for talent and to provide our senior management with enhanced retirement security. Under the Sunrise DCP, eligible participants, including our named executive officers, could elect to defer up to 25% of their annual base salary and up to 100% of their annual bonus. In addition, we could make a discretionary annual matching contribution. The Sunrise DCP was amended in December 2009 to terminate the plan effective December 31, 2009. For additional information, see the Nonqualified Deferred Compensation for Fiscal Year 2009 table and accompanying narrative below.
     Severance and Change of Control Arrangements
     Pursuant to their employment agreements, Messrs. Ordan, Neeb and Schwartz and Ms. Pangelinan are entitled to certain payments and benefits upon their termination of employment without cause, by the executive for good reason, or in connection with a change of control. Mr. Nadeau’s employment agreement contained corresponding provisions. Payments and benefits upon termination without cause or by the executive for good reason are intended to provide protection against a termination outside of the executive’s control and to serve as a financial bridge between employment. Payments and benefits upon termination in connection with a change-in-control are designed to encourage executives to focus on the best interests of stockholders by alleviating concerns related to the impact of a change-in-control event on an executive’s personal interests. These provisions were negotiated with the executives at the time of entering into the employment agreements and were approved by the Compensation Committee as part of the entire compensation package to be competitive with other companies and to retain key executives during a time of unusual and intense turbulence for the Company.
     We structured our named executive officer’s change of control severance benefits under their employment agreements as “double trigger” benefits. In other words, the change of control does not itself trigger the severance benefits; rather, severance benefits only become payable in connection with a termination related to a change of control.
     As described under “Recoupment Policy” below, the employment agreements with Messrs. Ordan, Neeb, Nadeau and Schwartz and Ms. Pangelinan also provide that in the event of a restatement of the Company’s consolidated financial statements that reduces previously reported net income or increases previously reported net loss, the Company will have the right to take appropriate action to recoup from the executive any portion of any bonus and other equity or non-equity compensation received by the executive officer the grant of which was tied to the achievement of one or more specific earnings targets with respect to the period for which such financial statements are or will be restated, regardless of whether he engaged in any misconduct or was at fault or responsible in any way for causing the restatement, if, as a result of such restatement, the executive officer otherwise would not have received such bonus or other compensation (or portion thereof).

     In connection with the approval of employment agreements for Messrs. Ordan, Neeb, Schwartz and Nadeau and Ms. Pangelinan during the latter part of 2008, the Compensation Committee approved, at the request of Mr. Ordan, provisions in each employment agreement which would entitle the executive to a golden parachute excise tax gross-up payment in the event that the executive becomes subject to the golden parachute excise tax, such that the executive is placed in the same after-tax position as if no excise tax had been imposed. However, because of the high marginal cost of gross-up parachute payments if they are only slightly above the maximum amount that the executive could receive without being subject to the golden parachute excise tax, each of the employment agreements provides that, if the aggregate payments that the executive becomes entitled to receive in connection with a change in control exceeds by 10% or less the maximum amount that the executive could receive without being subject to the excise tax, then the executive will not receive a gross-up payment and payments otherwise subject to the excise tax will be reduced to the maximum amount that he could receive without being subject to the excise tax. These limited gross-up provisions were granted by the Compensation Committee on an exceptional basis following the recommendation of Mr. Ordan and a detailed discussion of the terms to be used.
     For additional information regarding these arrangements, including an estimate of the payments Messrs. Ordan and Neeb and Ms. Pangelinan would have been entitled to receive had their employment terminated on December 31, 2009 upon various termination events, see “Potential Payments Upon Termination and Change of Control to Messrs. Ordan and Neeb and Ms. Pangelinan” below. On January 22, 2010, the Board of Directors approved the termination of Mr. Schwartz’s employment other than for cause, effective May 31, 2010, and the Compensation Committee approved the terms of the termination of his employment. See “Payments to be Made to Mr. Schwartz Upon Termination of Employment” below for additional information.
     In connection with the Company’s 2009 downsizing plan, on May 4, 2009, the Board of Directors approved the termination of Mr. Nadeau’s employment other than for cause effective on or before June 15, 2009. On May 4, 2009, the Board (a) also determined that it was in the Company’s best interests to provide for the continuing availability to the Company of Mr. Nadeau’s services and expertise following termination of his employment as a consultant to the Company on terms and conditions to be determined by the Company, (b) fully vested the stock option for 750,000 shares granted to Mr. Nadeau on December 23, 2008 and (c) modified the post-termination exercise period to provide that the option could be exercised during the remainder of the original 10-year term of the option. The option, as originally granted on December 23, 2008, provided that if the date of termination occurred before the first anniversary of the effective date of his employment agreement, the option would vest as to 250,000 shares and further provided that the post-termination exercise period would be one year after termination of employment.
     On May 29, 2009, we entered into a separation agreement with Mr. Nadeau memorializing the terms of his departure, effective as of May 29, 2009. As provided in his separation agreement, upon his execution of a general waiver and release of claims against the Company, Mr. Nadeau received a lump sum severance payment of $1,375,000 (equal to two years of base salary and 75% of his target bonus amount, which corresponds to the severance payment that Mr. Nadeau was entitled to receive under his employment agreement as a result of the Company’s termination of his employment other than for cause). In addition, Mr. Nadeau received a special bonus payment in the amount of $500,000, which, as discussed above, was ratified and approved by the Compensation Committee on June 4, 2009. In addition, pursuant to the separation agreement, Mr. Nadeau agreed to remain available to provide consulting services to the Company at the request of the Company’s chief executive officer or chief financial officer for a period of up to nine months following his termination of employment, unless earlier terminated by the Company or Mr. Nadeau. In consideration for such consulting services, the Company paid Mr. Nadeau a lump sum cash payment of $20,000. As part of his separation agreement, Mr. Nadeau waived any right to receive COBRA coverage for up to 18 months following termination of his employment, as had been provided under his employment agreement.
     In Mr. Nadeau’s separation agreement, the post-termination option exercise period of the stock option for 750,000 shares was reduced to one year following termination of his consulting services. In addition, the remaining 70,859 unvested shares of restricted common stock held by Mr. Nadeau vested in full in accordance with its terms and the post-termination exercise period of the options for 44,006 shares granted to him in May 2008 at an exercise price of $22.42 was extended from 90 days following termination of employment to one year following termination of employment as provided in his employment agreement. On June 4, 2009, the Compensation Committee ratified and approved the one-year period from the end of his consulting agreement for Mr. Nadeau to exercise his stock option for 750,000 shares. See “Payments Made to Mr. Nadeau Upon Termination of Employment” below for additional information.
     As discussed above, in September 2008, Mr. Gaul had chosen to participate in the Company’s voluntary separation program, which the Compensation Committee extended to include Mr. Gaul. The severance under the voluntary separation program varied by the position of the participant. The terms of Mr. Gaul’s separation from the Company were generally consistent with other participants in this program taking into account Mr. Gaul’s general counsel position at the time the Compensation Committee approved his participation in the program. On December 9, 2008, we entered into a separation agreement with Mr. Gaul memorializing the terms of his departure pursuant to his participation in the Company’s voluntary separation program. By mutual agreement of the Company and Mr. Gaul, Mr. Gaul’s employment terminated on May 1, 2009. See “Payments Made to Mr. Gaul Upon Termination of Employment” below for additional information.
Recoupment (Clawback) Policy
     In July 2008, the Board adopted a written policy to enable the Compensation Committee to recoup any bonus and excess compensation payments to officers in the event of a restatement that reduces earnings for the period in which the payments were made, regardless of whether the officer engaged in inappropriate conduct, if bonus awards were tied in any way to achievement of certain earnings targets. Similarly, the employment agreements entered into with the named executive officers provide that the officer will return, at the request of the Company and regardless of whether the officer engaged in inappropriate conduct, any bonus or excess compensation in the event of a restatement that reduces earnings, if bonus awards were tied in any way to achievement of certain earnings targets. These rights are in addition to any other rights or remedies that the Company may have, including under the Company’s recoupment policy. Specifically, the employment agreements with Messrs. Ordan, Neeb, Nadeau and Schwartz and Ms. Pangelinan provide that in the event of a restatement of the Company’s consolidated financial statements that reduces previously reported net income or increases previously reported net loss, the Company will have the right to take appropriate action to recoup from the executive any portion of any bonus and other equity or non-equity compensation received by the executive officer the grant of which was tied to the achievement of one or more specific earnings targets with respect to the period for which such financial statements are or will be restated, regardless of whether he engaged in any misconduct or was at fault or responsible in any way for causing the restatement, if, as a result of such restatement, the executive officer otherwise would not have received such bonus or other compensation (or portion thereof).
Compensation Deductibility Policy
     Under Section 162(m) of the Internal Revenue Code and applicable Treasury regulations, no deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer and the three other most highly compensated officers (other than the chief financial officer) serving as officers at the end of the year. Under those provisions, however, there is no limitation on the deductibility of “qualified performance-based compensation.” In general, our policy is to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m), so long as doing so is compatible with our determinations as to the most appropriate methods and approaches for the design and delivery of compensation to our executive officers.
     For 2009, Messrs. Ordan and Neeb were the only officers of the Company who were covered by Section 162(m). Mr. Ordan was paid annual compensation for federal income tax purposes in 2009 of approximately $1.47 million. The portion of such taxable income in excess of $1 million reflected the special bonus paid to Mr. Ordan in May 2009 and the payment of 33% of his target 2009 annual incentive bonus in August 2009. These bonus payments did not qualify as “performance-based compensation”, and, therefore, the portion of his 2009 taxable income in excess of $1 million is not deductible by the Company. As indicated above, in awarding Mr. Ordan a special bonus in May 2009, it was the Committee’s determination that the market conditions and business environment encountered by Mr. Ordan upon his appointment as the Company’s chief executive officer were extraordinary, and that his leadership through this time has been exceptional and has measurably improved the Company’s prospects. Accordingly, the Compensation Committee believed it appropriate to award Mr. Ordan a special bonus. As also indicated above, due to the financial and operational challenges faced by the Company, the Compensation Committee was not in a position to approve 2009 annual bonus performance metrics until August 2009. The Compensation Committee approved partial 2009 annual incentive bonus payments to its executive officers, including Mr. Ordan, at that time of 33% of their respective target 2009 annual bonus amounts to recognize the extraordinary work of the Company’s executives during a difficult and uncertain period and the significant progress that had been made on several corporate imperatives, including asset dispositions, extensions and restructurings of Company debt and cash management. The annual compensation for federal income tax purposes paid to Mr. Neeb in 2009 was less than $1 million and, therefore, is fully deductible.
     The bonuses paid to Messrs. Ordan and Neeb in January 2010 for 2009 will be includable in their 2010 annual compensation for federal income tax purposes, and also did not qualify as “performance-based compensation.” To the extent their 2010 annual compensation for federal income tax purposes exceeds $1 million, the portion in excess of $1 million that is attributable to such bonuses or other compensation they receive in 2010 that does not qualify as “performance-based compensation” will not be deductible in 2010 if they are serving as officers at the end of the year.
REPORT OF COMPENSATION COMMITTEE
     The Compensation Committee has reviewed and discussed the preceding Compensation Discussion and Analysis with the Company’s management and, based on such review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s 2009 annual report on Form 10-K.
COMPENSATION COMMITTEE
David I. Fuente, Chair
Glyn F. Aeppel
Lynn Krominga
J. Douglas Holladay
William G. Little

SUMMARY COMPENSATION TABLE
     The following table lists the annual compensation for fiscal years 2009, 2008 and 2007 of our named executive officers.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Principal Position(s)	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
Current Executive Officers:

Mark S. Ordan	2009	$652,500	$796,750	$—	$—	$978,250	$—	$2,427,500
Chief Executive	2008	399,019	500,000	2,999,990	3,590,190	—	82,130	7,571,329
Officer and Director(6)	2007	—	—	—	—	—	—	—

Julie A. Pangelinan	2009	400,098	452,000	—	—	308,000	1,225	1,161,323
Chief Financial Officer	2008	345,421	365,000	—	486,250	75,000	—	1,271,671
and Treasurer (7)	2007	293,439	228,242	—	—	—	4,936	526,617

D. Gregory Neeb	2009	401,538	402,000	—	—	308,000	—	1,111,538
Chief Investment Officer(8)	2008	—	—	—	—	—	—	—
	2007	—	—	—	—	—	—	—

Former Executive Officers:

Richard J. Nadeau	2009	244,231	500,000	—	772,450	—	1,395,000	2,911,681
Chief Financial	2008	455,962	—	—	1,229,375	75,000	—	1,760,337
Officer(9)	2007	145,385	112,500	3,046,911	—	—	48,225	3,353,021

Daniel J. Schwartz	2009	351,346	309,346	—	—	164,500	2,450	827,642
Senior Vice President,	2008	323,077	—	—	194,500	—	—	517,577
North American	2007	—	—	—	—	—	—	—
Operations(10)

John F. Gaul	2009	154,327	—	—	—	509,231	1,335,761	1,999,319
General Counsel(11)	2008	377,885	150,000	—	—	568,143	—	1,096,028
	2007	362,019	—	—	—	—	2,683	364,702

(1)	This column includes 2009 special bonuses paid to Messrs. Ordan, Neeb, Nadeau and Schwartz and Ms. Pangelinan and partial annual performance bonuses at 33% of target paid to Messrs. Ordan, Neeb and Schwartz and Ms. Pangelinan in August 2009. The balance of their 2009 annual performance bonuses, if any, as awarded by the Compensation Committee in January 2010, is reported in the “Non-Equity Incentive Plan Compensation” column. See the Grants of Plan-Based Awards In Fiscal Year 2009 table and the CD&A for additional information.

(2)	Pursuant to recent amendments to SEC rules, this column includes the aggregate grant date fair value of restricted stock awards computed in accordance with FASB Accounting Standards Codification (“ASC”) Topic 718 with respect to a restricted stock award for 164,383 shares made to Mr. Ordan in March 2008 and a restricted stock award for 88,573 shares made to Mr. Nadeau in November 2007, and replaces the previously mandated disclosures of the dollar amount recognized for financial statement reporting purposes for each fiscal year in accordance with FASB ASC Topic 718. For a description of the assumptions used in computing the aggregate grant date fair value of these awards, refer to Note 12 to our Consolidated Financial Statements included in our 2009 Form 10-K.

(3)	Pursuant to recent amendments to SEC rules, this column includes the aggregate grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718 with respect to stock options granted to Mr. Ordan in March 2008 and November 2008 for 240,000 shares and 1,500,000 shares, respectively, to Ms.

Pangelinan in December 2008 for 500,000 shares and to Mr. Nadeau in May 2008 and December 2008 for 44,006 shares and 750,000 shares, respectively, and replaces the previously mandated disclosures of the dollar amount recognized for financial statement reporting purposes for each fiscal year in accordance with FASB ASC Topic 718. For a description of the assumptions used in computing the aggregate grant date fair values of these awards, refer to Note 12 to our Consolidated Financial Statements included in our 2009 Form 10-K. In connection with Mr. Nadeau’s termination of employment, his retention stock option for 750,000 shares granted to him in December 2008 at an exercise price of $1.37 per share was vested in full and the post-termination option exercise period of the option was modified to one year following termination of his consulting services which he agreed to provide for up to nine months following his termination of employment. The incremental fair value of these modifications computed in accordance with FASB ASC Topic 718 was $772,450. This amount is included in the amount shown in this column for Mr. Nadeau for 2009.

(4)	For Messrs. Ordan, Neeb and Schwartz and Ms. Pangelinan, the amounts shown in this column for 2009 were awarded by the Compensation Committee in January 2010 and represent the balance of the 2009 annual performance bonuses earned by them for 2009 under their respective employment agreements (after giving effect to the partial payout at 33% of target bonus paid to them in August 2009, which amounts are included in the “Bonus” column for 2009). See the Grants of Plan-Based Awards In Fiscal Year 2009 table below and the CD&A for additional information. For Mr. Gaul, the amount shown in this column for 2009 represents distributions paid to him in 2009 in respect of his interest in the UK bonus pool under our LTIC Bonus Plan. See “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table —Separation Agreement with Mr. Gaul” and “— LTIC Bonus Pool” below for additional information on Mr. Gaul’s interest in this plan.

(5)	The amounts in this column for 2009 consist of:

		Termination
	401(k)	of Employment	Consulting
Name	Match	Payments	Fees	Total
Current Executive Officers:

Mark S. Ordan	$—	$—	$—	$—
Julie A. Pangelinan	1,225	—	—	1,225
D. Gregory Neeb	—	—	—	—

Former Executive Officers:

Richard J. Nadeau	—	1,375,000 (a)	20,000 (b)	1,395,000
Daniel J. Schwartz	2,450	—	—	2,450
John F. Gaul	—	1,335,761 (c)	—	1,335,761

(a)	Represents a lump sum payment made to Mr. Nadeau in connection with termination of his employment on May 29, 2009. See “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment and Separation Agreements — Separation Agreement with Mr. Nadeau” below for additional information.

(b)	Represents a consulting fee paid to Mr. Nadeau under his separation agreement. See “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment and Separation Agreements — Separation Agreement with Mr. Nadeau” below for additional information.

(c)	Represents amounts paid to Mr. Gaul in connection with termination of his employment on May 1, 2009. See “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment and Separation Agreements — Separation Agreement with Mr. Gaul” below for additional information.

(6)	Mr. Ordan joined the Company as our chief investment and administrative officer in March 2008. On November 1, 2008, Mr. Ordan became our chief executive officer. He also serves as a director of the Company.

(7)	Ms. Pangelinan, who previously served as our chief accounting officer and treasurer, became our chief financial officer on May 29, 2009 following Mr. Nadeau’s termination of employment on that date. From April 2007 until September 2007, Ms. Pangelinan served as acting chief financial officer in addition to her role as our chief accounting officer.

(8)	Mr. Neeb joined the Company in April 2008 as senior vice president — capital markets and investments. Effective December 18, 2008, he became the Company’s chief investment officer.

(9)	In connection with the Company’s previously disclosed 2009 downsizing plan, Mr. Nadeau’s employment terminated effective as of May 29, 2009.

(10)	Mr. Schwartz became an executive officer in December 2008. Effective November 2009, in connection with a realignment of the Company’s North American operations, Mr. Schwartz was no longer considered an executive officer of the Company. On January 22, 2010, Mr. Schwartz’s employment was terminated effective May 31, 2010.

(11)	Mr. Gaul’s employment terminated on May 1, 2009.
GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2009
     The following table presents equity awards and non-equity incentive plan awards made in 2009 to our named executive officers and the incremental fair value, computed in accordance with FASB ASC Topic 718, with respect to the modification of stock options held by Mr. Nadeau in connection with the termination of his employment.

					All Other	All Other
					Stock	Option		Grant Date
					Awards:	Awards:		Fair
					Number	Number	Exercise/	Value of
					of Shares	of	Base	Stock
		Estimated Possible Payouts Under			of Stock	Securities	Price	and
		Non-Equity Incentive Plan Awards (1)			or	Underlying	of Option	Option
	Grant	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	($/Share)	($)
Current Executive Officers:

Mark S. Ordan	—	$0	$653,250	$1,628,250	—	—	—	$—
Julie A. Pangelinan	—	0	268,000	468,000	—	—	—	—
D. Gregory Neeb	—	0	268,000	468,000	—	—	—	—

Former Executive Officers:

Richard J. Nadeau	5/29/09	—	—	—	—	—	—	772,450 (2)
Daniel J. Schwartz	—	0	234,500	409,500	—	—	—	—
John F. Gaul	—	—	—	—	—	—	—	—

(1)	On August 25, 2009, the Compensation Committee approved 2009 annual performance bonus metrics applicable to the Compensation Committee’s determination of 2009 annual performance bonus awards for each of Messrs. Ordan, Neeb and Schwartz and Ms. Pangelinan under their respective employment agreements. At that time, the Compensation Committee also approved the partial payment of 2009 annual performance bonus awards for each of these named executive officers at 33% of the target bonus awards (expressed as a percentage of base salary) set forth in their employment agreements. The 33% of target bonus amounts are included in the “Bonus” column of the Summary Compensation Table. The balance of the named executive officer’s 2009 annual performance bonuses as awarded by the Compensation Committee in January 2010 is reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. See the CD&A for additional information. The 2009 threshold, target and maximum target bonus amounts shown in the table represent the 2009 threshold, target and maximum target bonus amounts as specified in the named executive officer’s employment agreement (reduced by the partial August 2009 payouts at 33% of target), and reflects the percentage of the respective annual bonus target amounts the outcome with respect to which was substantially uncertain in August 2009 at the time the Compensation Committee established the 2009 annual performance metrics.

(2)	In connection with Mr. Nadeau’s termination of employment on May 29, 2009, his retention stock option for 750,000 shares granted to him in December 2008 at an exercise price of $1.37 per share was vested in full and the post-termination option exercise period of the option was modified to one year following termination of his consulting services which he agreed to provide for up to nine months following his termination of employment. The incremental fair value of these modifications computed in accordance with FASB ASC Topic 718 was $772,450.
Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment and Separation Agreements
     Employment Agreements with Messrs. Ordan, Neeb, Nadeau and Schwartz and Ms. Pangelinan
     We have entered into employment agreements with each of Messrs. Ordan, Neeb and Schwartz and Ms. Pangelinan, effective November 1, 2008, January 21, 2009 and January 16, 2009 and January 14, 2009, respectively. Each of these employment agreements provides for an initial three-year employment term, with automatic one-year renewals at the end of the initial term and each year thereafter unless either party provides notice to the other, at least 120 days prior to the next renewal date, that the term will not be extended. In addition, we entered into an employment agreement with Mr. Nadeau effective February 25, 2009. Mr. Nadeau’s employment terminated on May 29, 2009.
     Under their employment agreements, the 2009 annual base salaries for each of these named executive officers was as follows: Mr. Ordan’s — $650,000; Mr. Neeb — $400,000; Mr. Schwartz — $350,000; Ms. Pangelinan — $400,000; and Mr. Nadeau — $500,000.
     For fiscal years beginning in 2009, Mr. Ordan is eligible for an annual bonus under our annual incentive plan in a target amount equal to 150% of his annual base salary (although the actual annual bonus paid to Mr. Ordan may range from 0% to 300% of his annual base salary, based upon the level of achievement of performance goals established by the Compensation Committee and ratified by the Board within the first 90 days of such fiscal year in good faith after consultation with Mr. Ordan). For fiscal years beginning in 2009, each of Messrs. Neeb, Schwartz and Ms. Pangelinan is eligible for an annual bonus under our annual incentive plan in a target amount equal to 100% of the executive’s annual base salary (although the actual annual bonus paid may range from 0% to 150% of the executive officer’s annual base salary, based upon actual performance of the Company and the executive officer). (The employment agreement with Mr. Nadeau, whose employment terminated on May 29, 2009, contained the same annual bonus opportunity as contained in the employment agreements with Messrs. Neeb, Schwartz and Ms. Pangelinan.)
     In August 2009, the Compensation Committee approved the 2009 performance metrics for annual bonuses applicable to the persons then serving as executive officers of the Company, consisting of Messrs. Ordan, Neeb and Schwartz and Ms. Pangelinan, and approved partial 2009 annual bonus payments to these executive officers at 33% of the target bonus amounts set forth in their respective employment agreements. In January 2010, the Compensation Committee approved the remaining portion of the 2009 annual bonus payments for these executive officers. Total 2009 annual bonuses for these executive officers were as follows: Mr. Ordan — $1,300,000; Mr. Neeb — $440,000; Mr. Schwartz — $280,000; and Ms. Pangelinan — $440,000. Of this amount, the portion of the 2009 annual bonuses that were paid in August 2009 at the time the Compensation Committee approved the 2009 performance metrics is reported in the “Bonus” column of the Summary Compensation Table and the balance of the 2009 annual bonuses are reported in the “Non-Equity Incentive Compensation Plan” column of the Summary Compensation Table. Messrs. Ordan, Neeb and Schwartz and Ms. Pangelinan also received special bonuses for 2009 totaling $475,000, $270,000, $193,846 and $320,000, respectively, which are included in the “Bonus” column of the Summary Compensation Table. See the CD&A for information regarding the determination of the 2009 annual and special bonuses paid to these executive officers.

     Pursuant to the employment agreements with Messrs. Ordan, Neeb, Nadeau and Schwartz and Ms. Pangelinan, in the event of a restatement of the Company’s consolidated financial statements (occurring after the effective date of the employment agreement) that reduces previously reported net income or increases previously reported net loss, the Company will have the right to take appropriate action to recoup from the executive officer any portion of any bonus and other equity or non-equity compensation received by the executive officer the grant of which was tied to the achievement of one or more specific earnings targets (for example, revenue, gain on sale, equity in earnings in unconsolidated communities, G&A expense, operating income, net income, etc.), with respect to the period for which such financial statements are or will be restated, regardless of whether he engaged in any misconduct or was at fault or responsible in any way for causing the restatement, if, as a result of such restatement, the executive officer otherwise would not have received such bonus or other compensation (or portion thereof). In the event the Company is entitled to, and seeks, such recoupment each executive officer has agreed to promptly reimburse the portion of such bonus or other compensation which the Company is entitled to recoup. These rights are in addition to any other rights or remedies that the Company may have, including under the Company’s recoupment policy adopted by the Board in July 2008 and described under “Recoupment Policy” in the CD&A.
     The Company’s Bylaws provide for mandatory indemnification of its directors and officers to the fullest extent authorized by the Delaware General Corporation Law. The Company also has entered into indemnification agreements with its directors and certain of its executive officers, including Mr. Ordan. Pursuant to the employment agreements, the Company has also agreed to fully indemnify each of Messrs. Ordan, Neeb, Nadeau and Schwartz and Ms. Pangelinan for any liability to the fullest extent applicable to any other officer or director of the Company. Each of these individuals is a beneficiary of the Company’s directors’ and officers’ liability insurance policy that covers both current and former directors and officers. Under the employment agreements, the Company has agreed to continue and maintain, at the Company’s sole expense, a directors’ and officers’ liability insurance policy covering these individuals both during and, while potential liability exists, after the employment period that is no less favorable than the policy covering active directors and senior officers of the Company from time to time.
     Pursuant to the employment agreements, each executive officer has agreed to be subject to covenants of non-competition and non-solicitation of our employees and customers during his employment and for a period of two years thereafter (provided that the non-competition covenant will be reduced to six months if the executive officer’s employment terminates at the end of the term as a result of non-renewal by us), and to perpetual duties of confidentiality and non-disparagement.
     In addition, the employment agreements with Messrs. Ordan, Neeb and Schwartz and Ms. Pangelinan provide for severance and change of control payments and the acceleration of vesting of existing equity awards upon various triggering events. See “Potential Payments Upon Termination and Change of Control to Messrs. Ordan and Neeb and Ms. Pangelinan” below for additional information for Messrs. Ordan, Neeb and Schwartz and Ms. Pangelinan. For amounts and benefits to be paid to Mr. Schwartz in connection with the termination of his employment effective May 31, 2010, see “Payments to be Made to Mr. Schwartz Upon Termination of Employment.”
     Separation Agreement with Mr. Nadeau
     On May 29, 2009, we entered into a separation agreement with Mr. Nadeau memorializing the terms of Mr. Nadeau’s previously disclosed departure effective May 31, 2009 in connection with the Company’s 2009 downsizing plan.
     Pursuant to Mr. Nadeau’s employment agreement, upon his execution of a general waiver and release of claims against the Company, Mr. Nadeau received a lump sum severance payment of $1,375,000 (equal to two years of base salary and 75% of his target bonus amount, which corresponds to the severance payment that Mr. Nadeau was entitled to receive under his employment agreement as a result of the Company’s termination of employment other than for cause). In addition, under the terms of his separation agreement, he received a special bonus in the amount of $500,000. See the CD&A for additional information.
     In addition, pursuant to the separation agreement, Mr. Nadeau agreed to remain available to provide consulting services to the Company for a period of up to nine months following his termination of employment, unless earlier terminated by the Company or Mr. Nadeau. In consideration for such consulting services, the Company paid

Mr. Nadeau a lump sum cash payment of $20,000. Mr. Nadeau’s consulting agreement terminated effective February 28, 2010.
     In connection with his termination of employment, the stock option granted to Mr. Nadeau in December 2008 to acquire 750,000 shares at an exercise price of $1.37 per share was fully vested and the post-termination exercise period of the option was extended from one year following termination of his employment to one year following termination of his consulting services. In addition, the remaining 70,859 unvested shares of restricted common stock held by Mr. Nadeau vested in full in accordance with the terms of the award agreement and the post-termination exercise period of the stock option for 44,006 shares granted to him in May 2008 at an exercise price of $22.42 per share was extended from 90 days following termination of employment to one year following termination of his employment as provided in his employment agreement.
     See “Payments Made to Mr. Nadeau Upon Termination of Employment” for additional information regarding the terms of Mr. Nadeau’s separation agreement.
     Separation Agreement with Mr. Gaul
     On December 9, 2008, the Company and Mr. Gaul entered into a separation agreement and general release memorializing the terms of Mr. Gaul’s departure pursuant to his participation in the Company’s voluntary separation program. Mr. Gaul did not have an employment agreement with the Company. By mutual agreement of the Company and Mr. Gaul, Mr. Gaul’s employment terminated on May 1, 2009.
     Pursuant to Mr. Gaul’s separation agreement, and following Mr. Gaul’s execution of a waiver and release of claims against the Company, Mr. Gaul received the following payments and benefits upon his termination of employment:
•	a lump sum payment of $1,312,500 (which equals 104 weeks of his regular salary as of the date of the separation agreement and his 2008 and 2009 target bonus);

•	reimbursement for up to two years of continued health insurance coverage for himself, his spouse and covered dependents (cost of $23,261); and

•	accelerated vesting of Mr. Gaul’s interest in the Company’s LTIC Bonus Plan (described below) relating to its UK and Germany ventures (estimated benefit to Mr. Gaul of approximately $1.6 million based on estimated future anticipated UK venture payouts to Mr. Gaul at the time of his departure arising from accelerated vesting and assumed conversion of pounds sterling to U.S. dollars at the exchange rate in effect on April 22, 2009).
     See “Payments Made to Mr. Gaul Upon Termination of Employment” for additional information regarding the terms of Mr. Gaul’s separation agreement.
LTIC Bonus Plan
     Effective August 2002, the Company adopted the LTIC Bonus Plan pursuant to which it established a bonus pool with respect to each of its UK and Germany ventures for the benefit of employees and others responsible for the success of these ventures. These bonus amounts are funded from capital events. Under this bonus arrangement, no bonuses were payable until the Company received distributions at least equal to certain capital contributions and loans made by the Company to the U.K. and Germany ventures. This bonus distribution limitation was satisfied in October 2008. As previously disclosed, Mr. Gaul was awarded a 4% bonus interest in both bonus pools in March 2007. Mr. Gaul’s interest was approximately 20% vested and became 100% vested upon his separation from the Company pursuant to the terms of his separation agreement. The earned bonus amounts for 2008 and 2009 for Mr. Gaul under the LTIC Bonus Plan are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
     It is expected that the LTIC Bonus Plan will terminate when our UK venture makes final distributions upon completion of the sale of all remaining properties in development or stabilization, which is expected to occur on or about December 2012. The amount of the final distributions to be made by the UK venture will depend, among other things, on the amount of the net proceeds from the sale of the properties, and, as such, cannot be determined at this time. No distributions are expected to be made by our Germany venture.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2009
     The following table provides information with respect to outstanding stock options and shares of restricted stock held by the named executive officers as of December 31, 2009.

	Option Awards				Stock Awards
						Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option		Stock That	Stock That
	Options	Options	Exercise	Option	Have Not	Have Not
	(#)	(#)	Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)(1)
Current Executive Officers:

Mark S. Ordan	47,999	192,001 (2)	$18.25	3/19/2018	131,507 (3)	$423,453
	500,000	1,000,000 (4)	0.92	11/13/2018	—	—

Julie A. Pangelinan	166,667	333,333 (5)	1.37	12/23/2018	—	—

D. Gregory Neeb	166,667	333,333 (5)	1.37	12/23/2018	—	—

Former Executive Officers:

Richard J. Nadeau	44,006	—	22.42	5/29/2010	—	—

Daniel J. Schwartz	5,000	—	13.58	5/17/2012	2,604 (6)	8,385
	40,000	—	34.50	12/22/2015	3,000 (7)	9,660
	66,667	133,333 (8)	1.37	12/23/2018	—	—

John F. Gaul	—	—	—	—	—	—

(1)	Market value is calculated by multiplying the number of shares by the closing market price of our common stock on December 31, 2009, the last trading day of the year, or $3.22.

(2)	25% of these options vested on March 19, 2010 and the remaining options will vest in three equal installments on March 19, 2011, 2012 and 2013, subject to continued employment on the applicable vesting date.

(3)	25% of these shares of restricted stock vested on March 19, 2010 and the remaining shares will vest in three equal installments on March 19, 2011, 2012 and 2013, subject to continued employment on the applicable vesting date.

(4)	These options will vest in two equal installments on November 1, 2010 and 2011, subject to continued employment on the applicable vesting date.

(5)	These options vest in two equal annual installments on December 23, 2010 and 2011, subject to continued employment on the applicable vesting date.

(6)	These shares of restricted stock vested on March 14, 2010.

(7)	These shares of restricted stock will vest on May 31, 2010, in connection with termination of Mr. Schwartz’s employment on that date.

(8)	91,324 of these options will vest on May 31, 2010, in connection with termination of Mr. Schwartz’s employment on that date.
OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2009
     The following table provides information on stock option exercises and vesting of restricted stock during fiscal year 2009 for each named executive officer.

	Option Awards			Stock Awards
	Number of Shares			Number of Shares
	Acquired on		Value Realized	Acquired on		Value Realized
	Exercise		on Exercise	Vesting		on Vesting
Name	(#)		($)(1)	(#)		($)(2)
Current Executive Officers:

Mark S. Ordan	—		$—	32,876	(3)	$20,054
Julie A. Pangelinan	—		—	—		—
D. Gregory Neeb	—		—	—		—

Former Executive Officers:

Richard J. Nadeau	750,000	(4)	1,722,874	70,859	(5)	170,770
Daniel J. Schwartz	—		—	5,604	(6)	11,119
John F. Gaul	—		—	500	(7)	355

(1)	Value realized on exercise is calculated by multiplying the number of shares acquired upon exercise by the difference between the closing price of our common stock on the exercise date and the exercise price of the applicable options.

(2)	Value realized on vesting is calculated by multiplying the number of shares acquired upon vesting by the closing price of our common stock on the vesting date.

(3)	Represents 32,876 shares of restricted stock which vested on March 19, 2009. At Mr. Ordan’s election, 11,803 of these shares were withheld by the Company for payment of his withholding tax liability with respect to the vesting of the shares.

(4)	These options were exercised subsequent to Mr. Nadeau’s termination of employment.

(5)	Represents 70,859 shares of restricted stock which vested on May 29, 2009 in connection with Mr. Nadeau’s termination of employment.

(6)	Represents 2,604 shares of restricted stock which vested on March 14, 2009 and 3,000 shares of restricted stock which vested on December 22, 2009.

(7)	Represents 500 shares of restricted stock which vested on March 14, 2009.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2009
     The following table shows the non-qualified deferred compensation activity under the Sunrise DCP for each named executive officer during fiscal year 2009. For a description of the Sunrise DCP, please refer to the narrative following the table.

			Aggregate		Aggregate
	Executive	Registrant	Earnings	Aggregate	Balance
	Contributions	Contributions	in Last	Withdrawals/	at Last
	in Last FY	in Last FY	FY	Distributions	FYE
Name	($)(1)	($)(2)	($)	($)	($)(3)
Current Executive Officers:

Mark S. Ordan	$—	$—	$—	$—	$—
Julie A. Pangelinan	—	—	10,373	—	57,850
D. Gregory Neeb	—	—	—	—	—

Former Executive Officers:

Richard J. Nadeau	—	—	3,205	24,301 (4)	—
Daniel J. Schwartz	—	—	42,566	—	237,387
John F. Gaul	—	—	3,148	22,193 (4)	—

(1)	None of the named executive officers deferred any 2009 salary or bonus amounts into the Sunrise DCP.

(2)	No matching contributions were made by the Company in 2009.

(3)	The amount that is presented under the “Aggregate Balance at Last FYE” column include the following amounts that were previously reported as compensation for 2008, 2007 and 2006 in the Summary Compensation Table: Ms. Pangelinan — $44,118 in executive contributions for 2008 and an aggregate of $14,549 in executive and Company contributions for 2007 and Mr. Schwartz — $74,356 in executive contributions for 2008. Ms. Pangelinan was not a named executive officer in 2006. Mr. Schwartz was not a named executive officer in 2007 or 2006.

(4)	Represents the vested account balance paid to the executive officer following termination of his employment. In connection with his termination of employment, Mr. Nadeau forfeited the unvested portion of his account balance, which totaled $1,073.
   Sunrise DCP
     General. We adopted the Sunrise DCP effective June 1, 2001, as last amended in December 2009. For 2009, all senior management of Sunrise at the “Director” level or above or other highly compensated employees, as designated by our Fiduciary Committee, which administers the Sunrise DCP, were eligible to participate in the Sunrise DCP. The Fiduciary Committee consists of seven senior members of management, including the chief financial officer, who are designated by the senior vice president, human resources and the senior director of employee benefits.
     For 2009, participants could elect to defer up to 25% of their annual base salary and up to 100% of their annual bonus. In addition, we could, in our discretion, make a matching contribution with respect to any salary or bonus deferrals made by participants in the Sunrise DCP. None of our named executive officers elected to make salary or bonus deferrals, and we did not make any matching contributions, for 2009.
     Investment and Earnings. Under the Sunrise DCP, amounts deferred by the named executive officers are invested in a selection of publicly-available mutual funds. The funds eligible for investment are selected by the Fiduciary Committee, which may increase or decrease the possible funds for investment as needed and directed by the Committee, in its discretion. The Fiduciary Committee annually credits each named executive officer’s deferral account with a rate of return based on the pooled investment strategy of the Committee’s choosing or, in the discretion of the Committee, may credit an actual rate of return based on an investment strategy, among the fund options available, as requested by the named executive officer. During 2009, the Committee credited each officer’s deferral account with a rate of return associated with the investment strategy chosen by the officer from among available fund options that were the same as those available under Sunrise’s 401(k) plan.
     The named executive officers are 100% vested in all of their contributions to the Sunrise DCP, and earnings thereon, upon deferral. Any Company matching contributions and earnings thereon vest 25% per year, provided the officer works a minimum number of hours per year. If terminated for any reason, other than death or disability, any unvested Company matching contributions and related earnings will be forfeited. If the named executive officer dies while still employed by us, his or her matching contributions and related earnings will be 100% vested.
     Payouts and Distributions. The Sunrise DCP provides for the payment of the named executive officers’ deferral accounts upon the termination events described below. As mentioned above, unvested Company matching contributions will be forfeited if the termination event occurs prior to the vesting date, other than in the case of death.
     Upon retirement, which generally means the officer’s termination for any reason, other than death, after his or her 55th birthday, the vested account balance will be distributed to the named executive officer (or his or her beneficiaries) in a lump sum. Payment will generally be made six months after the named executive officer’s retirement.
     If a named executive officer dies prior to retirement or other termination of employment, payment of the executive’s full account balance generally will be made to the executive’s beneficiaries in a lump sum.
     Upon termination, other than on account of death, the named executive officer’s vested deferred account balance will generally be paid to the named executive officer in a lump sum six months after his or her termination as the six month delay rule applies upon termination for any reason other than death, as the beneficiaries are not subject to delay.
     In addition to the above termination events, a named executive officer may elect at the time the deferral election is made for a year to receive a lump sum payment equal to the amount deferred by the executive during the following year, so long as the distribution date is at least four years since the year of deferral.
     In December 2008, the Sunrise DCP was amended to comply with the deferral election, payment timing and other applicable rules under the final Internal Revenue Service regulations for Section 409A of the Internal Revenue Code and eliminate non-compliant provisions. To simplify compliance with Section 409A, the plan was also amended to provide that upon separation from service, payment will automatically be made (i) in a single lump sum payment (as installment payments will no longer be allowed) and (ii) within ninety days of separation unless the participant is a “specified employee” within the meaning of Section 409A, in which case payment is to be delayed for six months following termination as necessary to comply with Section 409A.
     Termination of Plan. On December 30, 2009, an amendment was adopted terminating the Sunrise DCP, effective December 31, 2009. As a result, no further deferral elections will be permitted to be made under the plan. However, any prior deferral elections relating to the bonus payable in 2010 will remain in effect and be applied in accordance with prior plan terms. None of the named executive officers made such a deferral election. Pursuant to the rules under Section 409A for plan terminations, the remaining participant accounts will be liquidated and distributed in one lump sum within 90 days following the 12 month anniversary of the termination date. In the interim, any distributions that are otherwise permitted under the plan will be made and participants may continue to direct the investment of their account balances among the available fund options.

Potential Payments Upon Termination and Change of Control to Messrs. Ordan and Neeb and Ms. Pangelinan
     Set forth below is information on payments and benefits due Messrs. Ordan and Neeb and Ms. Pangelinan upon the termination events described below. In addition, these named executive officers are entitled to acceleration of their unvested equity awards upon certain termination or change of control events, as described below.
     For purposes of the estimated payments below, we have assumed the triggering event took place on December 31, 2009, and the price per share of our common stock was the closing market price on December 31, 2009 (the last trading day of the year), or $3.22. The estimates below are based on these assumptions, as required by SEC rules. Actual amounts to be paid to Messrs. Ordan and Neeb and Ms. Pangelinan can only be determined upon the actual termination of employment of the executive and, accordingly, may differ from the amounts shown.
     The amounts set forth below include only the incremental payments and benefits that would have been owed to Messrs. Ordan and Neeb and Ms. Pangelinan upon the various termination events had such events occurred on December 31, 2009 and thus do not include amounts that otherwise would be owed to the executive upon termination of employment, including the following (the “accrued obligations”):
•	accrued base salary and any accrued but unpaid bonus for the prior fiscal year;

•	any reimbursement for outstanding business expenses incurred but not yet paid;

•	accrued vacation pay;

•	amounts payable pursuant to the Company’s 401(k) plan; and

•	amounts, if any, payable pursuant to the Sunrise DCP. For information regarding the distribution of each named executive officer’s deferred compensation account balances, if any, upon a termination event, see the narrative following the Nonqualified Deferred Compensation Table above.
     For purposes of the employment agreements with Messrs. Ordan and Neeb and Ms. Pangelinan, the terms below have the following meanings:
•	“good reason” is generally defined to mean:
o	a material diminution of the executive’s duties or responsibilities, authorities, powers or functions (and includes, for Mr. Ordan, removal without cause from the Board and, for Mr. Neeb, shall be deemed to have occurred upon the Company ceasing to be a publicly traded entity);

o	a relocation that would result in the executive’s principal employment location being moved 35 miles or more and resulting in the executive’s commute being increased by 35 miles or more; or

o	any material breach by us of the executive’s employment agreement.
•	“cause” is generally defined to mean:
o	the executive’s willful failure to perform or substantially perform his or her duties with Sunrise;

o	the executive’s engaging in illegal conduct or gross misconduct that is willful and demonstrably and materially injurious to our business, financial condition or reputation;

o	the executive’s willful and material breach of his obligations under his or her employment agreement; or

o	the executive’s indictment for, or plea of guilty or nolo contendere with respect to, a felony or crime involving moral turpitude, fraud, forgery, embezzlement or similar conduct.
•	“Change of Control” has the meaning set forth in our 2008 Omnibus Incentive Plan, which generally includes:

o	any individual, entity or group becoming the beneficial owner of more than 50% of the then outstanding shares of Sunrise common stock or the combined voting power of the then outstanding voting securities of Sunrise entitled to vote generally in the election of directors (with certain specified exceptions);

o	a change in the composition of a majority of the Board of Directors of Sunrise (with certain specified exceptions);

o	consummation of a merger, reorganization, consolidation or a sale or other disposition of all or substantially all of the assets of Sunrise, unless (a) immediately after the transaction, the stockholders of Sunrise immediately before the transaction own, in substantially the same proportions as immediately before the transaction, more than 50% of, respectively, the then outstanding common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, (b) no individual, entity or group beneficially owns more than 35% of the common stock or combined voting power of the then outstanding voting securities of the resulting corporation, or (c) at least a majority of the board of directors of the resulting corporation were members of the Board of Directors of Sunrise immediately prior to the transaction; or

o	stockholder approval of a plan of complete liquidation or dissolution of Sunrise and the consummation of that transaction.
•	“disability” is generally defined to mean the absence of the executive, due to physical or mental illness, from performing his or her duties on a full-time basis for 120 consecutive days or 180 days in any 12-month period.
   Mr. Ordan
   Mr. Ordan — Severance and Change of Control Payments
     Pursuant to Mr. Ordan’s employment agreement, in the event that Mr. Ordan’s employment is terminated by us other than for cause, death or disability or by Mr. Ordan for good reason, we will pay to Mr. Ordan his accrued obligations and, subject to his execution (and non-revocation) of a general release of claims, a lump sum severance payment within 30 days following the date of termination in an amount equal to the sum of (i) two times Mr. Ordan’s annual base salary and (ii) 0.75 times Mr. Ordan’s target annual bonus amount. In addition, if allowed by our health benefits plans, Mr. Ordan will be entitled to purchase group health benefits offered to our active employees generally covering Mr. Ordan, his spouse and his children until he attains, or in the case of death, would have attained age 65 (but as to his children, only through their attainment of age 22).
     If, however, Mr. Ordan’s employment is terminated by us other than for cause, death or disability or by Mr. Ordan for good reason and either such termination occurred upon or within two years following a Change of Control, or such termination occurred prior to a Change of Control, but after the execution of a definitive agreement the consummation of which would result in a Change of Control, and such termination arose in connection with or anticipation of such Change of Control, then, instead of the severance benefits described above, we will pay to Mr. Ordan (i) his accrued obligations, and (ii) a lump sum severance payment equal to two times the sum of Mr. Ordan’s annual base salary and average annual bonus in respect of the two fiscal years immediately preceding the year in which the Change of Control occurs (or if the date of termination occurs prior to the payment date of such fiscal years’ annual bonuses, the target bonus for the fiscal year in which the Change of Control occurs). In addition, Mr. Ordan will receive his target bonus for the year of termination, pro-rated through the date of termination and, if allowed by our health benefits plans, he will be entitled to purchase group health benefits offered to our active employees generally until he attains, or in the case of death, would have attained, age 65 (but as to his children, only through their attainment of age 22). All of the benefits in this paragraph are “double trigger;” they only become payable in connection with a termination related to a Change of Control.
     In the event Mr. Ordan’s employment is terminated by reason of his death, disability or by Mr. Ordan other than for good reason, in addition to the accrued obligations, if allowed by our health benefits plans, he will be entitled to purchase group health benefits offered to our active employees generally covering Mr. Ordan, his spouse and his children until he attains, or in the case of death, would have attained age 65 (but as to his children, only through their attainment of age 22), subject in the case of his disability to delivery by him of an executed release. In the event of his disability, he also would be entitled to short-term and long-term disability benefits as in effect on the date of his disability with respect to senior executives of the Company. In the event of his termination of employment by us for cause, he would receive payment only of his accrued obligations (except that he would forfeit any accrued but unpaid bonus for the prior fiscal year).
     In addition, pursuant to Mr. Ordan’s employment agreement, the Company has agreed to continue and maintain, at the Company’s sole expense, a directors’ and officers’ liability insurance policy covering Mr. Ordan both during and, while potential liability exists, after his employment period that is no less favorable than the policy covering active directors and senior officers of the Company from time to time.
     In the event that Mr. Ordan becomes subject to any golden parachute excise taxes under Section 4999 of the Internal Revenue Code, he will be entitled to an additional payment such that he is placed in the same after-tax position as if no excise tax had been imposed. However, if the aggregate payments that Mr. Ordan is entitled to receive exceeds by 10% or less the maximum amount that he could receive without being subject to the excise tax, then he will not receive such gross-up payment, and payments otherwise subject to the excise tax will be reduced to the maximum amount that he could receive without being subject to the excise tax.
   Mr. Ordan — Acceleration of Vesting of Equity Awards
     Pursuant to Mr. Ordan’s employment agreement, if Mr. Ordan’s employment is terminated by us other than for cause, death or disability or by Mr. Ordan for good reason on or after November 1, 2010, the unvested portion of Mr. Ordan’s promotion stock options for 1,500,000 shares will vest in full. If such termination occurs prior to November 1, 2010, Mr. Ordan’s unvested promotion options will vest as to 500,000 options plus an additional number of options equal to the product of 500,000 times a fraction, the numerator of which is the number of days from the latest anniversary of November 1, 2008 through the date of termination and the denominator of which is 365. Further, if Mr. Ordan’s employment is terminated by us other than for cause, death or disability or by Mr. Ordan for good reason, Mr. Ordan’s unvested equity awards, other than the promotion options, will vest pro rata based on service performed during open vesting periods plus one year of service, subject to the achievement of any applicable performance conditions tested on the date of termination, and, for stock options, a one-year post-termination exercise period (or, if the terms of any individual equity award are more generous to the executive, then the more generous terms will apply). Mr. Ordan would be entitled to the same equity award vesting benefits in the event his employment agreement is terminated by reason of death or, subject to his execution and non-revocation of a release, disability.
     If, however, Mr. Ordan’s employment is terminated by us other than for cause, death or disability or by Mr. Ordan for good reason and either such termination occurred upon or following a Change of Control, or such termination occurred prior to a Change of Control, but after the execution of a definitive agreement the consummation of which would result in a Change of Control, and such termination arose in connection with or anticipation of such Change of Control, then pursuant to Mr. Ordan’s employment agreement, the promotion options will vest in full, and any service-based vesting conditions on any equity awards held by Mr. Ordan other than the promotion options will be waived. All of the benefits in this paragraph are “double trigger;” they only become payable in connection with a termination related to a Change of Control.
     In addition to the acceleration events described above under his employment agreement, (a) the unvested options for 192,001 shares held by Mr. Ordan on December 31, 2009 will accelerate and vest in full upon a “change in control” (as defined in the applicable option agreement to have the same meaning as set forth in his March 2008 restricted stock award agreement) and (b) the unvested portion of the 131,507 shares of restricted stock held by him on December 31, 2009 will accelerate and vest in full pursuant to the terms of his restricted stock award agreement upon (i) a “change in control” (as defined below), (ii) termination of employment due to death or disability, (iii) termination of employment by the Company other than for “cause” (as defined below) or (iv) termination of employment by Mr. Ordan for “good reason” (as defined below). The change in control benefits in this paragraph are “single trigger;” they can become payable in connection with a change of control without a related termination of employment. Under the award agreement for the unvested options for 192,001 shares, the post-termination exercise period is 12 months in the event of death or disability and three months following termination of employment for any other reason (other than termination of the executive’s employment for cause). Pursuant to his employment agreement, these options will remain exercisable for one year following termination of employment in the event of death, disability, termination by the executive or termination by the Company other than for cause.
     For purposes of Mr. Ordan’s March 2008 restricted stock award agreement, the terms below have the following meanings:
•	“good reason” is generally defined to mean:
o	a material reduction in Mr. Ordan’s base salary or target bonus eligibility, except in connection with a reduction in such compensation generally applicable to peer employees of the Company or any subsidiary;

o	a substantial reduction in Mr. Ordan’s responsibilities or areas of supervision; or

o	a relocation that would result in Mr. Ordan’s office location being moved more than 30 miles outside the D.C. metropolitan area.
•	“cause” is generally defined to mean:
o	Mr. Ordan’s indictment for, conviction of, or plea of nolo contendere to, a felony;

o	Mr. Ordan is found guilty by a court of having committed a crime involving moral turpitude and such conviction is affirmed on appeal or the time for appeal has expired;

o	in the reasonable judgment of the Board, Mr. Ordan has engaged in gross or willful misconduct that causes harm to the business and operations of the Company or any of its affiliates, the continuation of which will continue to harm the business and operations of the Company or any of its affiliates in the future;

o	Mr. Ordan’s continued and substantial failure to attempt in good faith to perform his duties with the Company (other than failure resulting from incapacity due to physical or mental illness or injury); or

o	Mr. Ordan’s failure to attempt in good faith to promptly follow a written direction of the Board or a more senior officer.
•	“change of control” is generally defined to mean:
o	any individual, entity or group becoming the beneficial owner of 50% or more of the common stock or of other securities of Sunrise entitled to vote generally in the election of directors (with certain specified exceptions);

o	a change in the composition of a majority of the Board of Directors of Sunrise (with certain specified exceptions); or

o	stockholder approval of either of the following: (i) a merger, reorganization, consolidation or similar transaction as a result of which the persons who beneficially own the outstanding common stock and other securities entitled to vote generally in the election of directors before the transaction are not expected to beneficially own, immediately after the transaction, more than 60% of the common stock and 60% of the combined voting power of the common stock and any other securities entitled to vote generally in the election of directors of the company resulting from such transaction in substantially the same proportions as immediately before the transaction or (ii) a plan of liquidation of the Company or a plan or agreement for the sale or other disposition of all or substantially all of the assets of the Company.

   Mr. Ordan — Estimate of Payments and Benefits
     Set forth below are the estimated payments or benefits that would have been provided to Mr. Ordan pursuant to the termination events described above assuming that the triggering event occurred on December 31, 2009. No amounts are included in the table for post-employment health care benefits because any such benefits are required to be paid for by Mr. Ordan. Further, no amounts are estimated for the cost of continuation of directors’ and officers’ liability insurance because the Company’s current directors’ and officer’s liability insurance covers both current and former officers and directors and premium expense is not separately allocated between current and former officers and directors.

				Termination by
				Sunrise
				Other Than for
				Cause or by
	Termination by Sunrise		Termination by	Executive for
	Other Than for		Sunrise for Cause	Good Reason
	Cause or by	Termination by	or by Executive	in Connection with
	Executive for	Death or	for Other Than	a Change of
	Good Reason	Disability	Good Reason	Control
Severance(1)	$2,031,250	$—	$—	$3,250,000
Pro Rata Target Bonus	—	—	—	975,000
Equity Acceleration(2)	1,762,492	1,762,492	—	2,723,453
Tax Gross-Up	—	—	—	—

Total	$3,793,742	$1,762,492	$—	$6,948,453

(1)	For purposes of the information presented in the table, severance payments have been calculated based on Mr. Ordan’s 2009 annual base salary of $650,000 and target annual bonus amount of $975,000, as reflected in his employment agreement.

(2)	Represents the value of the acceleration of (a) 582,191 unvested promotion stock options of the 1,000,000 unvested promotion stock options held by Mr. Ordan at December 31, 2009 and all remaining 131,507 unvested shares of restricted common stock held by Mr. Ordan at December 31, 2009, in the case of the information set forth under the columns captioned “Termination by Sunrise Other than for Cause or by Executive for Good Reason” and “Termination by Death or Disability,” and (b) all 1,000,000 unvested stock options and all remaining 131,507 unvested shares of restricted common stock held by Mr. Ordan at December 31, 2009, in the case of the information set forth under the column captioned “Termination by Sunrise Other than for Cause or by Executive for Good Reason in Connection with a Change of Control.” The acceleration of the 131,507 unvested shares of restricted common stock would also take place upon a change in control without a related termination of employment. The value of the acceleration of such unvested equity awards has been calculated using $3.22 per share, the closing price of our common stock on December 31, 2009.
   Ms. Pangelinan
   Ms. Pangelinan— Severance and Change of Control Payments
     Pursuant to Ms. Pangelinan’s January 14, 2009 employment agreement, in the event that Ms. Pangelinan’s employment is terminated by us other than for cause, death or disability or by Ms. Pangelinan for good reason, we will pay to Ms. Pangelinan her accrued obligations and, subject to her execution (and non-revocation) of a general release of claims, a lump sum severance payment within 30 days following the date of termination in an amount equal to the sum of (i) two times Ms. Pangelinan’s annual base salary and (ii) 0.75 times Ms. Pangelinan’s target annual bonus amount. In addition, we will pay Ms. Pangelinan’s COBRA coverage for up to 18 months following the date of termination.
     If, however, Ms. Pangelinan’s employment is terminated by us other than for cause, death or disability or by Ms. Pangelinan for good reason and either such termination occurred upon or within two years following a Change of Control, or such termination occurred prior to a Change of Control, but after the execution of a definitive agreement the consummation of which would result in a Change of Control, and such termination arose in connection with or anticipation of such Change of Control, then, in lieu of the severance benefits described above, we will pay to Ms. Pangelinan (i) her accrued obligations, and (ii) a lump sum severance payment equal to the product of two and the sum of Ms.

Pangelinan’s annual base salary and average annual bonus in respect of the two fiscal years immediately preceding the year in which the Change of Control occurs (or if the date of termination occurs prior to the payment date of such fiscal years’ annual bonuses, the target bonus for the fiscal year in which the Change of Control occurs). In addition, Ms. Pangelinan will receive her target bonus for the year of termination, pro-rated through the date of termination, and we will pay Ms. Pangelinan’s COBRA coverage for up to 18 months following the date of termination. All of the benefits in this paragraph are “double trigger;” they only become payable in connection with a termination related to a Change of Control.
     In the event Ms. Pangelinan’s employment is terminated by reason of her death, disability or by Ms. Pangelinan other than for good reason, in addition to the accrued obligations, we will pay Ms. Pangelinan’s COBRA coverage for up to 18 months following the date of termination. In the event of her disability, she also would be entitled to short-term and long-term disability benefits as in effect on the date of her disability with respect to senior executives of the Company. In the event of her termination of employment by us for cause, she would receive payment only of the accrued obligations (except that she would forfeit any accrued but unpaid bonus for the prior fiscal year).
     In the event that Ms. Pangelinan becomes subject to any golden parachute excise taxes under Section 4999 of the Internal Revenue Code, she will be entitled to an additional payment such that she is placed in the same after-tax position as if no excise tax had been imposed. However, if the aggregate payments that Ms. Pangelinan is entitled to receive exceeds by 10% or less the maximum amount that she could receive without being subject to the excise tax, then she will not receive such gross-up payment, and payments otherwise subject to the excise tax will be reduced to the maximum amount that she could receive without being subject to the excise tax.
   Ms. Pangelinan — Acceleration of Vesting of Equity Awards
     Pursuant to Ms. Pangelinan’s employment agreement, if Ms. Pangelinan’s employment is terminated by us other than for cause, death or disability or by Ms. Pangelinan for good reason on or after January 14, 2011, the unvested portion of Ms. Pangelinan’s retention stock options for 500,000 shares will vest in full; if such termination occurs prior to January 14, 2011, Ms. Pangelinan’s unvested retention options will vest as to one-third of the total number of options plus an additional number of options equal to the product of one-third of the total number of options times a fraction, the numerator of which is the number of days from the latest anniversary of January 14, 2009 through the date of termination and the denominator of which is 365. Further, if Ms. Pangelinan’s employment is terminated by us other than for cause, death or disability or by Ms. Pangelinan for good reason, any unvested equity awards held by Ms. Pangelinan, other than the retention options, will vest pro rata based on service performed during open vesting periods plus one year of service, subject to the achievement of any applicable performance conditions (provided that in the event her employment is terminated by reason of disability, Ms. Pangelinan would be required to execute (and not revoke) a release).
     If, however, Ms. Pangelinan’s employment is terminated by us other than for cause, death or disability or by Ms. Pangelinan for good reason, and either such termination occurred upon or following a Change of Control or such termination occurred prior to a Change of Control, but after the execution of a definitive agreement providing for a Change of Control, and such termination arose in connection with or anticipation of such Change of Control, then pursuant to Ms. Pangelinan’s employment agreement, the retention options will vest in full, and any service-based vesting conditions on any equity awards (other than the retention options) held by Ms. Pangelinan shall be waived. All of the benefits in this paragraph are “double trigger;” they only become payable in connection with a termination related to a Change of Control.

   Ms. Pangelinan — Estimate of Payments and Benefits
     Set forth below are the estimated payments or benefits that would have been provided to Ms. Pangelinan under her January 14, 2009 employment agreement pursuant to the termination events described above assuming that the triggering event occurred on December 31, 2009. No amounts are estimated for the cost of continuation of directors’ and officers’ liability insurance because the Company’s current directors’ and officer’s liability insurance covers both current and former officers and directors and premium expense is not separately allocated between current and former officers and directors.

				Termination by
				Sunrise
	Termination			Other Than for
	by Sunrise		Termination by	Cause or by
	Other Than for		Sunrise for Cause	Executive for
	Cause or by	Termination by	or by Executive	Good Reason
	Executive for	Death or	Other Than for	in Connection with
	Good Reason	Disability	Good Reason	a Change of Control
Severance(1)	$1,100,000	$—	$—	$998,242
Pro Rata Target Bonus	—	—	—	400,000
Equity Acceleration(2)	308,334	308,334	—	616,666
COBRA Insurance Coverage(3)	25,961	25,961	25,961	25,961
Tax Gross-Up	—	—	—	—

Total	$1,434,295	$334,295	$25,961	$2,040,869

(1)	For purposes of the information presented in the table, severance payments have been calculated based on (a) Ms. Pangelinan’s 2009 annual base salary of $400,000 and target annual bonus of $400,000, as reflected in her employment agreement, with respect to the information set forth under the column captioned “Termination by Sunrise Other than for Cause or by Executive for Good Reason,” and (b) Ms. Pangelinan’s 2009 annual base salary of $400,000, as reflected in her employment agreement, and her average bonus for 2008 and 2007 of $99,121, with respect to the information provided under the column captioned “Termination by Sunrise Other than for Cause or by Executive for Good Reason in Connection with a Change of Control.”

(2)	Represents the value of the acceleration of (a) 166,667 unvested retention stock options of Ms. Pangelinan’s 333,333 unvested retention stock options held by her at December 31, 2009, in the case of the information set forth under the columns captioned “Termination by Sunrise Other than for Cause or by Executive for Good Reason” and “Termination by Death or Disability,” and (b) all 333,333 unvested retention stock options held by Ms. Pangelinan at December 31, 2009, in the case of the information set forth under the column captioned “Termination by Sunrise Other than for Cause or by Executive for Good Reason in Connection with a Change of Control.” The value of the acceleration of such unvested stock options has been calculated using $3.22 per share, the closing price of our common stock on December 31, 2009.

(3)	Ms. Pangelinan is eligible for 18 months of continued healthcare coverage under all termination scenarios other than termination by us with cause. The value of such continued healthcare coverage has been calculated based on a monthly premium of approximately $1,442.
   Mr. Neeb
   Mr. Neeb — Severance and Change of Control Payments
     Pursuant to Mr. Neeb’s January 21, 2009 employment agreement, in the event that Mr. Neeb’s employment is terminated by us other than for cause, death or disability or by Mr. Neeb for good reason, we will pay to Mr. Neeb his accrued obligations and, subject to his execution (and non-revocation) of a general release of claims, a lump sum severance payment within 30 days following the date of termination in an amount equal to the sum of (i) two times Mr. Neeb’s annual base salary and (ii) 0.75 times Mr. Neeb’s target annual bonus amount. In addition, we will pay Mr. Neeb’s COBRA coverage for up to 18 months following the date of termination.

     If, however, Mr. Neeb’s employment is terminated by us other than for cause, death or disability or by Mr. Neeb for good reason and either such termination occurred upon or within two years following a Change of Control, or such termination occurred prior to a Change of Control, but after the execution of a definitive agreement the consummation of which would result in a Change of Control, and such termination arose in connection with or anticipation of such Change of Control, then, in lieu of the severance benefits described above, we will pay to Mr. Neeb (i) his accrued obligations, and (ii) a lump sum severance payment equal to the product of two and the sum of Mr. Neeb’s annual base salary and average annual bonus in respect of the two fiscal years immediately preceding the year in which the Change of Control occurs (or if the date of termination occurs prior to the payment date of such fiscal years’ annual bonuses, the target bonus for the fiscal year in which the Change of Control occurs). In addition, Mr. Neeb will receive his target bonus for the year of termination, pro-rated through the date of termination, and we will pay Mr. Neeb’s COBRA coverage for up to 18 months following the date of termination. All of the benefits in this paragraph are “double trigger;” they only become payable in connection with a termination related to a Change of Control.
     In the event Mr. Neeb’s employment is terminated by reason of his death, disability or by Mr. Neeb other than for good reason, in addition to the accrued obligations, we will pay Mr. Neeb’s COBRA coverage for up to 18 months following the date of termination. In the event of his disability, he also would be entitled to short-term and long-term disability benefits as in effect on the date of his disability with respect to senior executives of the Company. In the event of his termination of employment by us for cause, he would receive payment only of the accrued obligations (except that he would forfeit any accrued but unpaid bonus for the prior fiscal year).
     In the event that Mr. Neeb becomes subject to any golden parachute excise taxes under Section 4999 of the Internal Revenue Code, he will be entitled to an additional payment such that he is placed in the same after-tax position as if no excise tax had been imposed. However, if the aggregate payments that Mr. Neeb is entitled to receive exceeds by 10% or less the maximum amount that he could receive without being subject to the excise tax, then he will not receive such gross-up payment, and payments otherwise subject to the excise tax will be reduced to the maximum amount that he could receive without being subject to the excise tax.
   Mr. Neeb — Acceleration of Vesting of Equity Awards
     Pursuant to Mr. Neeb’s employment agreement, if Mr. Neeb’s employment is terminated by us other than for cause, death or disability or by Mr. Neeb for good reason on or after January 21, 2011, the unvested portion of Mr. Neeb’s retention stock options for 500,000 shares will vest in full; if such termination occurs prior to January 21, 2011, Mr. Neeb’s unvested retention options will vest as to one-third of the total number of options plus an additional number of options equal to the product of one-third of the total number of options times a fraction, the numerator of which is the number of days from the latest anniversary of January 21, 2009 through the date of termination and the denominator of which is 365. Further, if Mr. Neeb’s employment is terminated by us other than for cause, death or disability or by Mr. Neeb for good reason, any unvested equity awards held by Mr. Neeb, other than the retention options, will vest pro rata based on service performed during open vesting periods plus one year of service, subject to the achievement of any applicable performance conditions (provided that in the event his employment is terminated by reason of disability, Mr. Neeb would be required to execute (and not revoke) a release).
     If, however, Mr. Neeb’s employment is terminated by us other than for cause, death or disability or by Mr. Neeb for good reason, and either such termination occurred upon or following a Change of Control or such termination occurred prior to a Change of Control, but after the execution of a definitive agreement providing for a Change of Control, and such termination arose in connection with or anticipation of such Change of Control, then pursuant to Mr. Neeb’s employment agreement, the retention options will vest in full, and any service-based vesting conditions on any equity awards (other than the retention options) held by Mr. Neeb will be waived. All of the benefits in this paragraph are “double trigger;” they only become payable in connection with a termination related to a Change of Control.
   Mr. Neeb — Estimate of Payments and Benefits
     Set forth below are the estimated payments or benefits that would have been provided to Mr. Neeb under his January 21, 2009 employment agreement pursuant to the termination events described above assuming that the triggering event occurred on December 31, 2009. No amounts are estimated for the cost of continuation of directors’

and officers’ liability insurance because the Company’s current directors’ and officer’s liability insurance covers both current and former officers and directors and premium expense is not separately allocated between current and former officers and directors.

				Termination
				by Sunrise
	Termination			Other Than for
	by Sunrise		Termination by	Cause or by
	Other Than for		Sunrise for Cause	Executive for
	Cause or by	Termination by	or by Executive	Good Reason
	Executive for	Death or	Other Than for	in Connection with
	Good Reason	Disability	Good Reason	a Change of Control
Severance(1)	$1,100,000	$—	$—	$1,600,000
Pro Rata Target Bonus	—	—	—	400,000
Equity Acceleration(2)	308,334	308,334	—	616,666
COBRA Insurance Coverage(3)	25,961	25,961	25,961	25,961
Tax Gross-Up	—	—	—	643,095

Total	$1,434,295	$334,295	$25,961	$3,285,722

(1)	For purposes of the information presented in the table, severance payments have been calculated based on Mr. Neeb’s 2009 annual base salary of $400,000 and the target annual bonus amount equal to 100% of his 2009 annual base salary, as reflected in his employment agreement.

(2)	Represents the value of the acceleration of (a) 166,667 unvested retention stock options of the 333,333 unvested retention stock options held by Mr. Neeb at December 31, 2009, in the case of the information set forth under the columns captioned “Termination by Sunrise Other than for Cause or by Executive for Good Reason” and “Termination by Death or Disability,” and (b) all 333,333 unvested retention stock options held by Mr. Neeb at December 31, 2009, in the case of the information set forth under the column captioned “Termination by Sunrise Other than for Cause or by Executive for Good Reason in Connection with a Change of Control.” The value of the acceleration of such unvested equity awards has been calculated using $3.22 per share, the closing price of our common stock on December 31, 2009.

(3)	Mr. Neeb is eligible for 18 months of continued healthcare coverage under all termination scenarios other than termination by us with cause. The value of such continued healthcare coverage has been calculated based on a monthly premium of approximately $1,442.
Payments Made to Mr. Nadeau Upon Termination of Employment
     On May 29, 2009, we entered into a separation agreement with Mr. Nadeau memorializing the terms of his previously disclosed departure in connection with the Company’s 2009 downsizing plan. Pursuant to the separation agreement, Mr. Nadeau’s employment with the Company terminated effective as of May 29, 2009.
     Pursuant to Mr. Nadeau’s employment agreement, upon his execution of a general waiver and release of claims against the Company, Mr. Nadeau received a lump sum severance payment of $1,375,000 (equal to two years of base salary and 75% of his target bonus amount, which corresponds to the severance payment that Mr. Nadeau was entitled to receive under his employment agreement as a result of the Company’s termination of his employment other than for cause). In addition, he received a special bonus in the amount of $500,000.
     In addition, pursuant to the separation agreement, Mr. Nadeau agreed to remain available to provide consulting services to the Company at the request of the Company’s chief executive officer or chief financial officer for a period of up to nine months following his termination of employment, unless earlier terminated by the Company or Mr. Nadeau. In consideration for such consulting services, the Company paid Mr. Nadeau a lump sum cash payment of $20,000. Mr. Nadeau’s consulting agreement terminated effective February 28, 2010.
     As part of his separation agreement, Mr. Nadeau waived any right to receive COBRA coverage for up to 18 months following termination of his employment, as had been provided under his employment agreement.

     In connection with his termination of employment, the stock option granted to Mr. Nadeau in December 2008 to acquire 750,000 shares at an exercise price of $1.37 per share was fully vested and the post-termination exercise period of the option was extended from one year following termination of his employment to one year following termination of his consulting services. In addition, the remaining 70,859 unvested shares of restricted common stock held by Mr. Nadeau vested in full in accordance with the terms of the award agreement and the post-termination exercise period of the stock option for 44,006 shares granted to him in May 2008 at an exercise price of $22.42 per share was extended from 90 days following termination of employment to one year following termination of his employment as provided in his employment agreement.
     Under his separation agreement, if Mr. Nadeau’s consulting services had been terminated before the expiration of nine months from May 29, 2009 by the Company for “cause” (as defined below) or by Mr. Nadeau then (a) the unexercised portion of the stock option for 750,000 shares would have been canceled and (b) the proceeds of any sale occurring before the termination of his consulting services of any shares acquired upon exercise of the option or of the 70,859 shares of restricted stock that vested at the time of his departure would have been required to be turned over to the Company by Mr. Nadeau.
     Under his separation agreement, “cause” was defined to mean:
•	the failure of Mr. Nadeau to perform substantially his duties under the separation agreement (other than any such failure resulting from incapacity due to physical or mental illness);

•	the willful engagement by Mr. Nadeau in illegal conduct or gross misconduct which is materially injurious to the Company; or

•	any violation by Mr. Nadeau of the terms of the restrictive covenants in his employment agreement.
     In addition, Mr. Nadeau continues to be subject to the recoupment provision and perpetual duties of confidentiality and non-disparagement, as well as a covenant not to solicit employees of the Company and non-compete for two years following termination of his employment, as provided in his employment agreement.
Payments to be Made to Mr. Schwartz Upon Termination of Employment
     Pursuant to Mr. Schwartz’s separation agreement, dated February 15, 2010, and following his execution of a waiver and release of claims against the Company, he will be entitled to receive the following payments and benefits in connection with the termination of his employment, effective May 31, 2010:
•	a severance payment of $962,500 (which equals two times Mr. Schwartz’s annual base salary and 0.75 times Mr. Schwartz’s target annual bonus amount, which corresponds to the severance payment that Mr. Schwartz is entitled to receive under his employment agreement as a result of the Company’s termination of his employment other than for cause), to be paid instead of in a lump sum as follows: (a) an amount equal to 1/24th of the severance amount to be paid on the first day of each calendar month commencing July 2010 continuing until December 2010 and (b) on December 31, 2010, the remaining balance;

•	reimbursement for up to 18 months of continued health insurance coverage for himself, his spouse and covered dependents, as provided in his employment agreement (estimated cost of $26,000);

•	outplacement services for up to one year (cost not to exceed $9,000); and

•	accelerated vesting of 91,324 shares of the unvested stock option for 133,333 shares (exercise price of $1.37 per share), accelerated vesting of 3,000 shares of restricted stock and extension of the post-termination of employment exercise period from 90 days to one year following termination of employment of vested stock options for 5,000 shares (exercise price of $13.58 per share) and 40,000 shares (exercise price of $34.50 per share) held by him at December 31, 2009, in accordance with the terms of his employment agreement.
     In addition, Mr. Schwartz will continue to be subject to the recoupment provision and perpetual duties of confidentiality and non-disparagement, as well as a covenant not to solicit employees of the Company for two years following termination of his employment, as provided in his employment agreement, but the two-year non-compete in his employment agreement will be reduced to one-year following termination of his employment.
     Notwithstanding the foregoing, in the event that Mr. Schwartz’s employment were terminated prior to May 31, 2010 (a) by Mr. Schwartz other than for good reason (as defined in his employment agreement) or (b) by the Company for cause (as defined in his employment agreement), his separation agreement would become null and void.
Payments Made to Mr. Gaul Upon Termination of Employment
     On December 9, 2008, the Company and Mr. Gaul entered into a separation agreement memorializing the terms of Mr. Gaul’s previously-reported departure pursuant to his participation in the Company’s voluntary separation program. Mr. Gaul did not have an employment agreement with the Company. By mutual agreement of the Company and Mr. Gaul, Mr. Gaul’s employment terminated on May 1, 2009.
     Pursuant to Mr. Gaul’s separation agreement, and following Mr. Gaul’s execution of a waiver and release of claims against the Company, Mr. Gaul received the following payments and benefits upon his termination of employment:
•	a lump sum payment of $1,312,500 (which equals 104 weeks of his regular salary as of the date of the separation agreement and his 2008 and 2009 target bonus);

•	reimbursement for up to two years of continued health insurance coverage for himself, his spouse and covered dependents (cost of $23,261); and

•	accelerated vesting of Mr. Gaul’s interest in the Company’s LTIC Bonus Plan relating to its UK and Germany ventures (estimated benefit to Mr. Gaul of approximately $1.6 million based on estimated future anticipated UK venture payouts to Mr. Gaul at the time of his departure arising from accelerated vesting and assumed conversion of pounds sterling to U.S. dollars at the exchange rate in effect on April 22, 2009).
     Under his separation agreement, Mr. Gaul agreed to duties of confidentiality and non-disparagement, as well as a covenant not to solicit employees of the Company for one year following his departure. Mr. Gaul also agreed to cooperate with the Company in connection with any litigation involving the Company with respect to which he was involved or has knowledge.
     The separation agreement included Mr. Gaul’s waiver and release of claims against the Company and provided that Mr. Gaul execute another waiver and release following his departure.
Narrative Disclosure of the Company’s Compensation Policies and Practices as They Relate to the Company’s Risk Management
     The Company reviewed compensation programs for its employees, including executives, in order to assess the financial and operational risks, if any, of such programs. In this process, the Company compiled information on the compensation programs and reviewed them against criteria designed to assess the compensation risk profile of such programs, in the context of potential impact on individual and team behavior. This risk assessment review considered the following:
•	Strategic alignment of business strategy and compensation practices;

•	Alignment and balance in performance metrics;

•	Alignment of pay with market competitiveness;

•	Impact on motivation and engagement;

•	Plan implementation;

•	Appropriate use of management discretion; and

•	Plan effectiveness.

Based on the results of this review, the Company believes that the compensation programs do not promote operational or financial risks that are reasonably likely to have a material adverse impact on the Company.
Compensation Committee Interlocks and Insider Participation
     During 2009, the Compensation Committee consisted of directors Glyn F. Aeppel (beginning November 18, 2009), David I. Fuente, Lynn Krominga, J. Douglas Holladay and William G. Little. None of these directors has served as an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure by the Company under SEC rules during 2009.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Transactions with Related Persons
   Day Care Center Sublease
     Sunrise Senior Living Foundation (“SSLF”) is an independent, not-for-profit organization whose purpose is to operate schools and day care facilities, provide low and moderate income assisted living housing and own and operate a corporate conference center. Paul Klaassen, Sunrise’s co-founder and non-executive chair of the Board of Directors, and Teresa Klaassen, Sunrise’s co-founder, chief cultural officer and member of Sunrise’s Board of Directors through November 13, 2008, are the primary contributors to, and serve on the board of directors and serve as officers of, SSLF. SSLF’s stand-alone day care center, which provides day care services for Sunrise and non-Sunrise employees, is located in the same building complex as Sunrise’s corporate headquarters. The day care center subleases space from Sunrise under a sublease that expires September 30, 2013. The sublease payments, which equal the payments Sunrise is required to make under its lease with its landlord for this space, are required to be paid monthly and are subject to increase as provided in the sublease. SSLF paid Sunrise approximately $225,000 in sublease payments in 2009. The dollar amount of the scheduled sublease payments for the period from January 1, 2010 through the remaining term of the sublease is approximately $795,000.
   Fairfax Community Ground Lease
     Sunrise leases the real property on which its Fairfax, Virginia community is located from Paul and Teresa Klaassen pursuant to a 99-year ground lease entered into in June 1986, as amended in August 2003. The amended ground lease provided for monthly rent of $12,926 when signed in 2003, and is adjusted annually based on the consumer price index. Annual rent expense paid by Sunrise under this lease was approximately $181,000 for 2009. The aggregate dollar amount of the scheduled lease payments through the remaining term of the lease is approximately $14 million.
   SecureNet Contract
     In October 2008, Sunrise Senior Living Management, Inc., a wholly owned subsidiary of Sunrise, entered into a five-year contract with SecureNet LLC (“SecureNet”) to provide electronics records management services in connection with the processing of direct deposit and credit card payments by community residents of their monthly fees over the Internet. SecureNet was selected following a bidding process involving three companies. We pay SecureNet monthly community, payment transaction and storage fees. The contract may be terminated by us upon 180 days’ prior notice and upon other specified events. The sales agent representing SecureNet is the wife of Mr. Schwartz. In December 2008, after the award of the contract, Mr. Schwartz became an executive officer of the Company. SecureNet electronic management services are currently available at approximately 325 of our communities and we plan to introduce these services at our 15 Canadian communities and our 33 skilled nursing facilities during 2010. We made payments totaling approximately $239,000 to SecureNet during 2009 based on the services provided by SecureNet during that period. The Company has been advised that in December 2009 Mrs. Schwartz received a payment from SecureNet of $50,000 for 2009 and 2010 relating to this contract.
Review, Approval or Ratification of Transactions with Related Persons
     In March 2008, the Governance and Compliance Committee’s charter was adopted. In that charter, the Committee was given authority and oversight over related party transactions. On May 5, 2008, the Board of Directors adopted a written related party transaction policy and written related party transaction procedures under which all Related Party Transactions, regardless of amount, are subject to the prior review and approval by the Board of Directors (acting through the Governance and Compliance Committee (now the Governance, Compliance and Nominating Committee) or the disinterested members of the Board of Directors). Under the written policy and procedures, a “Related Party Transaction” is:
•	any transaction, regardless of amount, in which (1) the Company or any of its subsidiaries is or will be a participant and (2) any related party (which includes, without limitation, directors, director nominees, executive officers, greater than 5% stockholders and any of their respective immediate family members) has or will have a direct or indirect material interest, and

•	any amendment or modification to an existing Related Party Transaction (regardless of whether it had previously been approved under the written policy and procedures).
     Under the written policy and procedures, the directors and executive officers of the Company are responsible for identifying and reporting potential Related Party Transactions. If any director or executive officer becomes aware of any transaction or arrangement that has taken place, may be taking place or may be about to take place involving the Company and any related party, such person must immediately bring the matter to the attention of the chair of the Governance, Compliance and Nominating Committee. The chair of the Governance, Compliance and Nominating Committee will review the information compiled by the Company’s compliance officer regarding the Related Party Transaction (including, to the extent reasonably available, information regarding the business rationale for the transaction, the nature of the related party’s interests, the dollar value of the transaction, the availability of other sources of comparable products or services, the comparability of the terms to those available from unrelated third parties and other material facts).
     Each proposed Related Party Transaction and any Related Party Transaction that has not been approved or ratified under the written policy and procedures is then submitted to the Governance, Compliance and Nominating Committee for its review and approval or ratification. The chair of the Governance, Compliance and Nominating Committee (or the committee itself) may instead submit the Related Party Transaction for review, approval and/or ratification by all of the disinterested members of the Board of Directors. The Governance, Compliance and Nominating Committee (or the disinterested members of the Board of Directors) will then meet, in person or by telephone, to review and discuss the proposed transaction (the Governance, Compliance and Nominating Committee also can decide to consider the Related Party Transaction without holding a meeting).
     All Related Party Transactions must be approved or ratified by either the Governance, Compliance and Nominating Committee or the disinterested members of the Board of Directors. Under the written policy and procedures, the Governance, Compliance and Nominating Committee may approve a Related Party Transaction only if it determines that, based on all of the information presented, the Related Party Transaction is in the best interest of the Company. If, instead, the Related Party Transaction is considered by the disinterested members of the Board of Directors, the affirmative vote of at least a majority of the disinterested members of the Board of Directors is necessary to approve the Related Party Transaction. When a Related Party Transaction involves a director, that director must abstain from voting on the Related Party Transaction, but may, if requested, participate in a portion of the discussion to answer questions or provide additional information.
     The following types of transactions have been pre-approved under the written policy and procedures and are, therefore, exempt from the written policy and procedures (unless otherwise noted):
•	executive officer compensation arrangements that are approved by the Board or the Compensation Committee of the Board and director compensation paid for services as a director;

•	transactions where the related party’s interest arises solely from the ownership of the Company’s common stock and all holders of common stock receive the same benefit on a pro rata basis;

•	ordinary course travel and expenses, advances and reimbursements;

•	indemnification arrangements under the Company’s charter or bylaws, or under agreements to which the Company is a party;

•	previously approved or disclosed Related Party Transactions that were in existence as of May 6, 2008, the date the written policy and procedures were approved and adopted. However, these Related Party Transactions remain subject to annual review, and any amendments or modifications will be subject to approval under the written policy and procedures;

•	transactions with entities in which the Company has an investment and for which a related party serves as director or executive officer at the request of the Company; and

•	dues paid by the Company for membership in the U.S. Chamber of Commerce or any of its affiliates.
     The written policy and procedures provide that all Related Party Transactions are to be disclosed in the Company’s applicable filings under the rules and regulations of the SEC and the NYSE.
     The above-described day care center sublease and Fairfax community ground lease transactions were in existence as of May 5, 2008 when the Related Party Transaction policy was adopted. In connection with its annual review of Related Party Transactions, the Governance and Compliance Committee reviewed and ratified the contract with SecureNet at its meeting on July 20, 2009. The Governance and Compliance Committee concluded that the bidding process was done with integrity, that the award to SecureNet, which preceded Mr. Schwartz’s becoming an executive officer of the Company, appeared to have been in our best interest and that Mr. Schwartz’s relationship to the SecureNet sales representative did not have any influence over the decision to select SecureNet.
REPORT OF AUDIT COMMITTEE
     Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to reasonably assure compliance with auditing standards, applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with U.S. generally accepted accounting principles and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. As described more fully in its charter, the Audit Committee assists the Board of Directors in its oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent registered public accounting firm’s qualifications and independence and (d) the performance of the Company’s internal audit function and independent registered public accounting firm. The activities of the Audit Committee are in no way designed to supersede or alter the responsibilities of management and the independent audit firm. The Audit Committee’s role does not provide any special assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm.
     In this context, the Audit Committee met and held discussions with management and the independent auditors 13 times during 2009 and the first quarter of 2010 regarding, among other things, the preparation of the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2009. During this period, the Audit Committee also met separately in executive session with the independent auditors and/or individual members of management approximately five times. On February 25, 2010, the Company filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 with the SEC.
     In fulfilling its oversight responsibilities with regard to the Company’s 2009 audited consolidated financial statements, the Audit Committee has:
•	reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2009 with the Company’s management;

•	discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with Ernst & Young LLP its independence.
     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.
Respectfully submitted,
Stephen D. Harlan, Chair
Glyn F. Aeppel
Lynn Krominga
William G. Little*

*	Mr. Little became a member of the Audit Committee on November 18, 2009 and has not participated in the review, discussions and recommendation referred to above with respect to Audit Committee meetings held prior to that date.
PROPOSAL 2: APPROVAL OF AMENDMENTS TO OUR 2008 OMNIBUS INCENTIVE PLAN,
INCLUDING AN INCREASE IN THE SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN
     Upon the recommendation of the Compensation Committee, our Board of Directors has adopted, subject to approval by our stockholders, amendments to our 2008 Omnibus Incentive Plan (the “2008 Plan”) to (a) increase by 2,500,000 the number of shares of our common stock available for issuance under the 2008 Plan and (b) provide that shares of common stock that are subject to awards in any form other than stock options or stock appreciation rights (“SARs”) will be counted against the maximum number of shares of common stock available for issuance under the 2008 Plan as 1.21 common shares for each share of common stock granted instead of the current 1.7 shares of common stock for each share of common stock granted.
     The proposed amendments to Sections 4.1 and 4.3 of the 2008 Plan are reflected in the copy of the 2008 Plan which is attached as Appendix A to this proxy statement, with deletions indicated by strikethroughs and additions indicated by underlining.
     If stockholders approve the amendments, they will take effect on May 4, 2010. If stockholders do not approve the amendments, the 2008 Plan will remain in effect unchanged.
Reasons for the Proposal
     The purpose of the 2008 Plan is to attract and retain highly qualified officers, directors, key employees and other persons and to motivate these individuals to serve the Company and its affiliates and to expend maximum effort to improve the business results and earnings of the Company by providing these individuals an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. The Board believes that grants of awards under the 2008 Plan provide a valuable incentive and serve the ultimate benefit of stockholders by aligning more closely the interests of 2008 Plan participants with those of our stockholders. However, we do not believe we have sufficient shares currently available for grant under our 2008 Plan to accomplish these objectives. Accordingly, we are proposing to amend the 2008 Plan to increase by 2,500,000 the number of shares of our common stock available for issuance under the 2008 Plan.
     Under the terms of the 2008 Plan as approved by our stockholders on November 13, 2008, the number of shares of our common stock available for award under the 2008 Plan was 4,800,000, increased by the number of shares covered by awards granted under our Prior Plans (as defined below) that are not purchased or are forfeited or expire, or otherwise terminate without delivery of any shares, after September 17, 2008, the date the 2008 Plan was approved by our Board, and reduced by any grants or awards made under a Prior Plan after September 17, 2008, applying the share usage rules described under “Summary of the 2008 Plan, as amended — Share Usage” below. The term “Prior Plans” consist of our 1995 Stock Option Plan, as amended; 1996 Non-Incentive Stock Option Plan, as amended, 1997 Stock Option Plan, as amended; 1998 Stock Option Plan, as amended; 1999 Stock Option Plan, as amended; 2000 Stock Option Plan, as amended; 2001 Stock Option Plan, as amended; 2002 Stock Option and Restricted Stock Plan, as amended; and 2003 Stock Option and Restricted Stock Plan, as amended. Pursuant to the terms of the 2008 Plan, no further awards may be made under the Prior Plans after the date our stockholders approved the 2008 Plan. There were no awards made under any of the Prior Plans during the period from September 17, 2008 to November 13, 2008.
     As of December 31, 2009, there were a total of 5,686,213 shares of our common stock available for award under the 2008 Plan, including 886,213 shares subject to awards that were not purchased or were forfeited or expired or otherwise terminated without delivery of any shares under the Prior Plans after September 17, 2008 through December 31, 2009. In addition, up to an additional 2,460,568 shares that remain subject to outstanding awards under Prior Plans at December 31, 2009 could at a future date become available for award under the 2008 Plan to the extent the shares subject to the awards are not purchased or the awards are forfeited or expire or otherwise terminate without any delivery of shares. The outstanding awards under the Prior Plans consist of options to purchase a total of 2,312,258 shares at a weighted exercise price of $15.84 per share, 143,844 shares of restricted stock and 4,466 fully vested restricted stock units. The weighted average remaining contractual term as of December 31, 2009 of the options outstanding under the Prior Plans was 3.49 years.
     Of the total 5,686,213 shares available for award under the 2008 Plan as of December 31, 2009, stock options to purchase a total of 4,360,000 shares at a weighted average exercise price of $1.48 per share and a weighted average remaining contractual term of 9.05 years were outstanding, and options to purchase 763,334 stock options at a weighted average exercise price of $1.37 per share have been exercised. Other than stock options, no other types of awards have been made to date under the 2008 Plan. Accordingly, at December 31, 2009, there were only 562,879 shares currently available for award under the 2008 Plan (excludes any shares subject to outstanding awards under the 2008 Plan, which, if canceled or forfeited without being exercised, would again become available for award under the 2008 Plan, and the up to 2,460,568 additional shares that are subject to outstanding awards under the Prior Plans that could become available under the 2008 Plan to the extent the shares subject to the awards were not purchased or the awards were forfeited or expired or otherwise terminate without delivery of any shares).
     As originally approved by our stockholders, the 2008 Plan provided that shares of common stock that are subject to awards in any form other than stock options or stock appreciation rights (“SARs”) would be counted against the maximum number of shares of common stock available for issuance under the 2008 Plan as 1.7 shares of common stock for each share of common stock granted. Under the terms of the 2008 Plan, any shares of our common stock that are subject to awards of stock options are counted against the 2008 Plan share limit as one share for every one share subject to the award of options. With respect to any SARs awarded under the 2008 Plan, the number of shares subject to an award of SARs are counted against the aggregate number of shares available for issuance under the 2008 Plan regardless of the number of shares actually issued to settle the SAR upon exercise.
     Under the proposed amendment, shares of common stock that are subject to awards in any form other than stock options or SARs would be counted against the maximum number of shares of common stock available for issuance under the 2008 Plan as 1.21 common shares for each share of common stock granted instead of the current 1.7 shares of common stock for each share of common stock granted. The share usage provisions for stock options and SARs would remain unchanged. As amended, this method of counting continues to recognize the greater value inherent in awards other than stock options to purchase shares of common stock at a price per share equal to fair market value on the date of grant, or an SAR entitling the holder to receive, upon exercise, the excess of the fair market of the shares subject to the SAR over the per share fair market value exercise price of the SAR. The formula amount used in share counting has been revised to reflect changes in the value of awards of stock options and SARs due to current market conditions.
     In connection with the approval by stockholders of the amendments to the 2008 Plan, the Board will commit to our stockholders that for fiscal years 2010 through 2012, we will not grant during such three fiscal years a number of shares subject to options or stock awards to employees or non-employee directors, such that the average number of shares granted over such three-year period is greater than 4.02% of the weighted average number of shares of our common stock that were outstanding for each of such three fiscal years. The 4.02% burn rate is the average of Risk Metrics Group’s industry burn rate caps for 2009 and 2010. This limitation does not apply to awards settled in cash as opposed to the delivery of shares of our common stock, awards under plans assumed in acquisitions, and any issuances under tax-qualified employee stock purchase plans and certain other tax-qualified plans. For purposes of calculating the number of shares granted in a fiscal year with respect to this commitment, full value stock awards will count as equivalent to 1.5 option shares, calculated based on the current annualized 200 day average volatility.
     On March 12, 2010, the record date, the closing price on the NYSE of our common shares was $5.24 per share E
Eligible Participants
     On the record date, there were three executive officers, approximately 20,000 employees and seven non-employee directors of the Company and its affiliates who were eligible to participate in the 2008 Plan. Because participation and the types of awards under the 2008 Plan are subject to the discretion of the Compensation Committee, the benefits or amounts that will be received by any participant or groups of participants if the amendment to increase the shares available for award under the 2008 Plan is approved are not currently determinable.
The Board of Directors recommends that stockholders vote FOR approval of this Proposal.
Summary of the 2008 Plan
     The following is a summary of the principal features of the 2008 Plan, as it is proposed to be amended. This summary is qualified in its entirety by the more detailed terms and conditions of the 2008 Plan, a copy of which is attached as Appendix A to this proxy statement.
Administration
     The 2008 Plan is administered by the Compensation Committee. Subject to the terms of the 2008 Plan, the Compensation Committee may select participants to receive awards, determine the types of awards and terms and conditions of awards and interpret provisions of the 2008 Plan. Except as the Board may otherwise determine, the Committee appointed by the Board to administer the 2008 Plan will consist of two or more directors of the Company who: (a) are not officers or employees of the Company, (b) qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, (c) meet such other requirements as may be established from time to time by the SEC for plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Securities Exchange Act of 1934, as amended, and (d) comply with the independence requirements of the NYSE. Members of the Compensation Committee serve at the pleasure of the Board. The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who may also be officers or employees of the Company, to administer the 2008 Plan with respect to employees or other service providers who are not executive officers or directors of the Company, subject to compliance with Section 162(m) of the Internal Revenue Code, Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and the rules of the NYSE.
Share Usage
     Under the terms of the 2008 Plan, any shares of our common stock that are subject to awards of stock options will be counted against the 2008 Plan share limit as one share for every one share subject to the award of options. With respect to any SARs awarded under the 2008 Plan, the number of shares subject to an award of SARs will be counted against the aggregate number of shares available for issuance under the 2008 Plan regardless of the number of shares actually issued to settle the SAR upon exercise. Any shares that are subject to awards other than stock options or SARs will be counted against the share limit as 1.21 shares for every one share granted.

Common Stock Available for Award under the 2008 Plan
     The shares of common stock available for award under the 2008 Plan consists of authorized but unissued shares, or to the extent permitted by applicable law, issued shares that have been reacquired by the Company. If any shares covered by an award granted under the 2008 Plan are not purchased or are forfeited or expire, or if an award otherwise terminates without delivery of any common stock subject thereto or is settled in cash in lieu of shares, then the number of shares of common stock counted against the aggregate number of shares available under the 2008 Plan with respect to such award will, to the extent of any such forfeiture, termination or expiration, again be available for making awards under the 2008 Plan in the same amount as such shares were counted against the aggregate share limit. The number of shares of common stock available for issuance under the 2008 Plan will not be increased by (i) any shares of common stock tendered or withheld or award surrendered in connection with the purchase of shares of common stock upon exercise of an option, (ii) any shares of common stock deducted or delivered from an award payment in connection with the Company’s tax withholding obligations or (iii) any shares purchased by the Company with proceeds from option exercises.
Eligibility
     Awards may be made under the 2008 Plan to employees, officers or directors of the Company or any of our affiliates, or a consultant or adviser (who is a natural person) currently providing services to the Company or any of our affiliates, and to any other individual whose participation in the 2008 Plan is determined to be in the best interests of the Company by the Board.
Amendment or Termination of the 2008 Plan
     The Board may terminate, suspend or amend the 2008 Plan at any time and for any reason as to any shares as to which awards have not been made. The 2008 Plan will terminate in any event ten years after September 17, 2008. Amendments will be submitted for stockholder approval to the extent stated by the Board, required by applicable law or required by applicable stock exchange listing requirements. In addition, no amendment may be made to the no-repricing provisions described below without the approval of the Company’s stockholders.
No-Repricing
     Under the 2008 Plan, no amendment or modification may be made to an outstanding stock option or SAR, including, without limitation, by replacement of stock options or SARs with another award type, that would be treated as a repricing under NYSE rules or would replace stock options or SARs with cash, in each case, without the approval of the stockholders, provided that appropriate adjustments may be made to outstanding stock options and SARs to achieve compliance with applicable law, including the Internal Revenue Code.
Options
     The 2008 Plan permits the granting of options to purchase shares of our common stock intended to qualify as incentive stock options under the Internal Revenue Code and stock options that do not qualify as incentive stock options.
     The exercise price of each stock option may not be less than 100% of the fair market value of our common stock on the date of grant date. Fair market value is generally determined as the closing price of our common stock on (i) the date of grant (if the grant is made before trading commences on the exchange or securities market or while such exchange or securities market is open for trading) or (ii) the next trading day after the date of grant (if the grant is made after the exchange or securities market closes on a trading day or if the grant is made on a day that is not a trading day on such exchange or securities market). In the case of certain 10% stockholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of the common stock on the date of grant. An exception to these requirements is made for options that the Company grants in substitution for options held by employees of companies that the Company acquires. In such a case the exercise price is adjusted to preserve the economic value of the employee’s stock option from his or her former employer.

     The term of each stock option is fixed by the Compensation Committee and may not exceed 10 years from the date of grant (five years if the optionee is a 10% stockholder and the option is intended to be an incentive stock option). The Compensation Committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the Compensation Committee.
     In general, an optionee may pay the exercise price of an option by cash or cash equivalents, or, if the option agreement so provides, by tendering shares of our common stock with a fair market value equal to the option exercise price, by means of a broker-assisted cashless exercise or, with the consent of the Company, by the Company issuing a number of shares equal in value to the difference between the option exercise price and the fair market value of the shares subject to the portion of the option being exercised.
     Stock options granted under the 2008 Plan may not be assigned or transferred other than by will or the laws of descent and distribution. However, if authorized by the applicable option agreement, an optionee may transfer, “not for value” all or part of an option to any family member. A “not for value” transfer is defined to mean a transfer which is (a) a gift; (b) a transfer under a domestic relations order in settlement of marital property rights; or (c) a transfer to an entity in which more than fifty percent of the voting interests are owned by family members (or the optionee). A “family member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the optionee, any person sharing the optionee’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent of the beneficial interest, a foundation in which any one or more of these persons (or the optionee) control the management of assets, and any other entity in which one or more of these persons (or the optinee) own more than fifty percent of the voting interests.
Other Awards
     Under the 2008 Plan, the following types of awards may also be made:
     SARs. A SAR is an award that gives the holder the right to receive, upon exercise thereof, the excess of (a) the fair market value of one share of our common stock on the date of exercise over (b) the SAR exercise price on the grant date. The SAR exercise price must be at least equal to the fair market value of a share of our common stock on the date of grant, as determined in accordance with the 2008 Plan.
     The Compensation Committee will determine, among other things, the time at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements) and the time at which a SAR will cease to be or become exercisable following termination of service or upon other conditions, the method of exercise, method of payment, form of consideration payable in settlement, method by or forms in which our common stock will be delivered or deemed to be delivered to the holder of the SAR, whether or not a SAR will be in tandem or in combination with any other award, and any other terms and conditions of the SAR. Each SAR granted will terminate, and all rights thereunder will cease, upon the expiration of ten years from the grant date, or earlier, under such circumstances as set forth in the 2008 Plan or as may be fixed by the Compensation Committee and stated in the award agreement relating to the SAR.
     SARs granted under the 2008 Plan may not be assigned or transferred other than by will or the laws of descent and distribution. However, if authorized by the applicable award agreement, the holder of a SAR may transfer, “not for value” all or part of a SAR to any family member to the same extent as provided under the 2008 Plan to transfers of options to family members.
     Restricted Stock. Restricted stock is an award of shares of our common stock, which may be granted for no consideration (other than the par value of the shares which is deemed paid by services already rendered). At the time a grant of restricted stock is made, the Compensation Committee may establish a period of time applicable to such restricted stock. The Compensation Committee also may, at the time of grant, prescribe restrictions in addition to or other than the expiration of the restriction period, including the satisfaction of corporate or individual performance objectives, applicable to all or any portion of the award of restricted stock.
     Notwithstanding the foregoing, (i) restricted stock that vests solely by the passage of time will not vest in full in less than three years from the grant date, except that vesting may accelerate on death, disability or a change in control and (ii) restricted stock for which vesting may be accelerated by achieving performance targets will not vest in full in less than one year from the grant date, except that vesting may accelerate on death, disability or a change in control. Further, up to 10% of the shares reserved for issuance under the 2008 Plan (the “10% limit”) may be granted as restricted stock (or as unrestricted stock or stock units, as described below) without being subject to these restrictions.
     Restricted stock may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restriction period or prior to the satisfaction of any other restrictions prescribed by the Compensation Committee.
     Unless the Compensation Committee provides otherwise in the award agreement, holders of restricted stock will have the right to vote such stock and the right to receive any dividends declared or paid with respect to such stock. The Compensation Committee may provide that any dividends paid on restricted stock must be reinvested in shares of our common stock, which may or may not be subject to the same vesting conditions and restrictions applicable to the restricted stock.
     Unless the Compensation Committee provides otherwise in the award agreement or in writing after the award agreement is entered into, upon termination of service, any restricted stock held by a grantee that has not vested, or with respect to all applicable restrictions and conditions has not lapsed, will be deemed forfeited. Notwithstanding the foregoing but subject to the 10% limit described above, the Board may not waive restrictions or conditions applicable to restricted stock except in the case of death, disability or a change in control or as specified in the 2008 Plan in the event of a change in control in which awards are not assumed.
     Unrestricted Stock. An award of unrestricted stock is an award of shares of our common stock free of restrictions. The Compensation Committee may grant (or sell at par value or such other higher purchase price determined by the Compensation Committee) an award of shares of unrestricted stock under the 2008 Plan, provided that a grant of unrestricted stock shall be subject to the 10% limit described above. Unrestricted stock awards may be granted or sold as described in the preceding sentence in respect of past services and other valid consideration, or in lieu of, or in addition to, any cash compensation due to the grantee.
     Stock Units. A stock unit is a bookkeeping entry that represents the equivalent of one share of Company common stock. The same terms and restrictions as may be set forth by the Compensation Committee with respect to shares of restricted stock apply to stock units. However, holders of stock units will have no rights as stockholders or any other rights (other than those of a general creditor of the Company). The Compensation Committee may provide that the holder of stock units will be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding common stock, a cash payment for each stock unit held equal to the per-share dividend paid on our common stock. The Compensation Committee may also provide in the award agreement that such cash payment will be deemed reinvested in additional stock units at a price per unit equal to the fair market value of a share of Company common stock on the date that such dividend is paid.
     Dividend Equivalent Rights. A dividend equivalent right is an award entitling the recipient to receive credits based on cash distributions that would have been paid on the shares of our common stock specified in the dividend equivalent right (or other award to which it relates) if such shares had been issued to and held by the recipient. The terms and conditions of dividend equivalent rights will be specified in the grant. Dividend equivalents credited to the holder of a dividend equivalent right may be paid currently or may be deemed to be reinvested in additional shares of our common stock, which may thereafter accrue additional equivalents. Any such reinvestment will be at fair market value on the date of reinvestment. Dividend equivalent rights may be settled in cash or Company common stock or a combination thereof, in a single installment or installments, all determined by the Compensation Committee. A dividend equivalent right granted as a component of another award may provide that such dividend equivalent right will be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such dividend equivalent right will expire or be forfeited or annulled under the same conditions as such other award. A dividend equivalent right granted as a component of another award may also contain terms and conditions different from such other award.
     Except as may otherwise be provided by the Compensation Committee either in the award agreement or in writing after the award agreement is issued, a recipient’s rights in all dividend equivalent rights will automatically terminate upon the recipient’s termination of service for any reason.
     Performance Stock and Performance Units. These awards are restricted stock and stock units that vest subject to achievement of performance goals set by the Compensation Committee, and may include annual incentive awards vesting over a one-year performance period. Subject to the terms of the 2008 Plan, the Compensation Committee may pay earned shares of performance stock or performance units in cash or in shares of our common stock (or in a combination of cash and shares of our common stock) equal to the value of the earned shares of performance stock or performance units at the close of the applicable performance period or as soon as practicable thereafter. The Compensation Committee may use such business criteria and other performance measures as it deems appropriate in establishing any performance conditions.
     Awards of performance stock or performance units to individuals who are covered under Section 162(m) of the Internal Revenue Code, or who the Compensation Committee designates as likely to be covered in the future, will comply with the requirement that payments to such employees qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (as described below) to the extent that the Compensation Committee so designates. Such employees include the chief executive officer and the other three highest compensated executive officers (other than the chief financial officer) determined at the end of each year (the “covered employees”).
Recoupment
     Any awards granted pursuant to the 2008 Plan are subject to mandatory repayment by the recipient to the Company to the extent the recipient is or in the future becomes subject to any Company “clawback” or recoupment policy that requires the repayment by the recipient to the Company of compensation paid by the Company to the recipient in the event that the recipient fails to comply with, or violates, the terms or requirements of such policy.
Effect of Certain Corporate Transactions
     Certain change of control transactions involving us, such as a sale of the Company, may cause awards granted under the 2008 Plan to vest, unless the awards are continued or substituted for in connection with the change of control transaction.
Adjustments for Stock Dividends and Similar Events
     The Compensation Committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the 2008 Plan, including the individual limitations on awards, to reflect stock splits and other similar events.
Section 162(m) of the Internal Revenue Code
     Section 162(m) of the Internal Revenue Code limits publicly-held companies, such as the Company, to an annual deduction for federal income tax purposes of $1 million for compensation paid to their covered employees. However, performance-based compensation is excluded from this limitation. The 2008 Plan is designed to permit the Compensation Committee to grant stock options and SARs that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).
     To qualify as performance-based:
          (i) the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;

          (ii) the performance goal under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as outside directors for purposes of the exception;
          (iii) the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by stockholders of the corporation before payment is made in a separate vote;
          (iv) the performance goals must be established not later than the earlier of (a) 90 days after the beginning of any performance period applicable to the award and (b) the day on which 25% of any performance period applicable to the award has expired, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Internal Revenue Code; and
          (v) the Compensation Committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.
     In the case of compensation attributable to stock options, the performance goal requirement (summarized in (i) above) is deemed satisfied, and the certification requirement (summarized in (v) above) is inapplicable, if the grant or award is made by the Compensation Committee; the 2008 Plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to an employee; and under the terms of the option, the amount of compensation is based solely on an increase in the value of the Company’s common stock after the date of grant.
     Under the 2008 Plan, the performance goals upon which the payment of a performance or annual incentive award to a covered employee that is intended to qualify as performance-based compensation is limited to the following performance measures:
          (a) net earnings or net income;
          (b) operating earnings;
          (c) pretax earnings;
          (d) earnings per share;
          (e) share price, including growth measures and total stockholder return;
          (f) earnings before interest and taxes;
          (g) earnings before interest, taxes, depreciation and/or amortization;
          (h) sales or revenue growth, whether in general, by type of product or service, or by type of customer;
          (i) gross or operating margins;
          (j) return measures, including return on assets, capital, investment, equity, sales or revenue;
          (k) cash flow, including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment;
          (l) productivity ratios;
          (m) expense targets;
          (n) market share;

          (o) financial ratios as provided in credit agreements of the Company and its subsidiaries;
          (p) working capital targets;
          (q) completion of acquisitions of businesses or companies;
          (r) completion of divestitures and asset sales;
          (s) revenues under management; and
          (t) any combination of any of the foregoing business criteria.
     Any performance measure(s) may be used to measure the performance of the Company, a subsidiary, and/or an affiliate as a whole or any business unit of the Company, subsidiary, and/or affiliate or any combination thereof, as the Compensation Committee may deem appropriate, or any of the above performance measures as compared to the performance of a group of comparator companies, or published or special index that the Compensation Committee, deems appropriate, or the Company may select performance measure (e) above as compared to various stock market indices. The Compensation Committee also has the authority to provide for accelerated vesting of any award based on the achievement of performance goals pursuant to the performance measures specified above.
     Under the Internal Revenue Code, a director is an “outside director” of the Company if he or she is not a current employee of the Company; is not a former employee who receives compensation for prior services (other than under a qualified retirement plan); has not been an officer of the Company; and does not receive, directly or indirectly (including amounts paid to an entity that employs the director or in which the director has at least a five percent ownership interest), remuneration from the Company in any capacity other than as a director.
     The maximum number of shares of Company common stock subject to options or SARs that can be awarded under the 2008 Plan to any person is 1,000,000 per calendar year; provided, however, the maximum number of shares of Company common stock subject to options or SARs that can be granted under the 2008 Plan to any person in the year that the person is first employed by the Company, or any affiliate, is 1,500,000.
     The maximum number of shares that can be granted under the 2008 Plan, other than pursuant to options or SARs is 500,000 per calendar year; provided, however, the maximum number of shares of Company common stock subject to awards other than options or SARs that can be granted under the 2008 Plan to any person in the year that the person is first employed by the Company, or any affiliate, is 750,000.
     The maximum amount that may be paid as an annual incentive award or other cash-settled award in a calendar year to any person is $3,000,000 and the maximum amount that may be paid as cash-settled performance awards or other cash award in respect of a performance period by any person shall be $6,000,000; provided, however, the maximum amount that may be paid as an annual incentive award or other cash-settled award in a year to any person in the year that the person is first employed by the Company, or any affiliate, is $4,500,000 and the maximum amount that may be paid as cash-settled performance awards or other cash award in respect of a performance period by any person eligible for an award for a performance period commencing with or immediately following the year that the person is first employed by the Company, or any affiliate, is $9,000,000.
     The preceding limitations are subject to adjustment for stock dividends and similar events as provided in the 2008 Plan.
Federal Income Tax Consequences
Non-Qualified Options
     The grant of an option will not be a taxable event for the grantee or the Company. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Company common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of Company common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).
     If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time the grantee recognizes ordinary income.
     A grantee who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the non-qualified stock option is exercised by the family member. The grantee will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares of Company common stock will be the fair market value of the shares of Company common stock on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includable in the grantee’s estate for estate tax purposes.
     In the event a grantee transfers a non-qualified stock option to his or her ex-spouse incident to the grantee’s divorce, neither the grantee nor the ex-spouse will recognize any taxable income at the time of the transfer. In general, a transfer is made “incident to divorce” if the transfer occurs within one year after the marriage ends or if it is related to the end of the marriage (for example, if the transfer is made pursuant to a divorce order or settlement agreement). Upon the subsequent exercise of such option by the ex-spouse, the ex-spouse will recognize taxable income in an amount equal to the difference between the exercise price and the fair market value of the shares of Company common stock at the time of exercise. Any distribution to the ex-spouse as a result of the exercise of the option will be subject to employment and income tax withholding at this time.
Incentive Stock Options
     The grant of an option will not be a taxable event for the grantee or for the Company. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of the Company common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of Company common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). We will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.
     For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be our employee or an employee of our subsidiary from the date the option is granted through a date within three months before the date of exercise of the option.
     If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the Company common stock in an amount generally equal to the excess of the fair market value of the Company common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. We will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Internal Revenue Code and to certain reporting requirements.
SARs
     There are no immediate tax consequences of receiving an award of SARs that is settled in Company common stock under the 2008 Plan. Upon exercising a SAR that is settled in Company common stock, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Company common stock on the date of exercise. The Company does not currently intend to grant cash-settled SARs.

If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.
Restricted Stock
     A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the Company common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the Company common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse and dividends paid while the Company common stock is subject to restrictions will be subject to withholding taxes. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.
Unrestricted Stock
     Participants who are awarded unrestricted Company common stock will be required to recognize ordinary income in an amount equal to the fair market value of the shares of Company common stock on the date of the award, reduced by the amount, if any, paid for such shares. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income
Stock Units
     There are no immediate tax consequences of receiving an award of stock units under the 2008 Plan. A grantee who is awarded stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.
Dividend Equivalent Rights
     Participants who receive dividend equivalent rights will be required to recognize ordinary income in an amount distributed to the grantee pursuant to the award. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.
Performance and Annual Incentive Awards
     The award of a performance or annual incentive award will have no federal income tax consequences for us or for the grantee. The payment of the award is taxable to a grantee as ordinary income. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Section 280G
     To the extent payments which are contingent on a change in control are determined to exceed certain Internal Revenue Code limitations, they may be subject to a 20% nondeductible excise tax and the Company’s deduction with respect to the associated compensation expense may be disallowed in whole or in part.
Section 409A
     The Company intends for awards granted under the 2008 Plan to comply with Section 409A of the Internal Revenue Code. To the extent a grantee would be subject to the additional 20% excise tax imposed on certain nonqualified deferred compensation plans as a result of a provision of an award under the 2008 Plan, the provision will be deemed amended to the minimum extent necessary to avoid application of the 20% excise tax.
Equity Compensation Plan Information
     The following table sets forth the following information as of December 31, 2009 for all equity compensation plans previously approved by our stockholders and all equity compensation plans not previously approved by our stockholders:
•	The number of securities to be issued upon the exercise of outstanding options, warrants and rights;

•	The weighted-average exercise price of such outstanding options, warrants and rights; and

•	Other than securities to be issued upon the exercise of such outstanding options, warrants and rights, the number of securities remaining available for future issuance under the plans.

	Number of		Number of Securities
	Securities to be	Weighted	Remaining Available
	Issued Upon	Average Exercise	for Future Issuance
	Exercise of	Price of	Under Equity
	Outstanding	Outstanding	Compensation Plans
	Options,	Options,	(Excluding
	Warrants	Warrants and	Securities Reflected
	and Rights	Rights	in Column(A))
Plan Category	(A)	(B)	(C)
Equity compensation plans approved by stockholders (1)	6,524,187 (2)	$6.30	562,879 (3)
Equity compensation plans not approved by stockholders	152,537 (4)	13.15	—

Total	6,676,724	6.45	562,879

(1)	Consists of outstanding stock option and restricted stock unit awards under our 2008 Plan, 1997 Stock Option Plan, as amended, 1998 Stock Option Plan, as amended, 1999 Stock Option Plan, as amended, 2000 Stock Option Plan, as amended, 2001 Stock Option Plan, as amended, 2002 Stock Option and Restricted Stock Plan, as amended, and 2003 Stock Option and Restricted Stock Plan, as amended.

(2)	Includes 4,466 restricted stock units. The weighted-average exercise price in column (B) does not take these restricted stock units into account.

(3)	Represents shares remaining available for future issuance as of December 31, 2009 under the 2008 Plan, which plan was approved by our stockholders on November 13, 2008. In accordance with the terms of the 2008 Plan, shares of common stock that are issuable under the 2008 Plan are subject to increase by the number of shares of common stock covered by outstanding equity awards under Prior Plans that are not purchased, are forfeited or expire, or otherwise terminate without delivery of any shares subject thereto or are settled in cash in lieu of shares, after September 17, 2008. Pursuant to the 2008 Plan, no equity awards may be made under the Prior Plans following the stockholder approval of the 2008 Plan.

(4)	Represents options to purchase shares of Sunrise common stock that are outstanding under our 1996 Non-Incentive Stock Option Plan, as amended. We refer below to our 1996 Non-Incentive Stock Option Plan, as amended, as the 1996 Non-Incentive Plan. As described in footnote 3 above, with respect to the 1996 Non-Incentive Plan, to the extent that any of the options to purchase our common stock that are outstanding as of December 31, 2009 under this plan that are not purchased or are later forfeited or expire or otherwise terminate without delivery of any shares subject thereto, the number of shares of Sunrise common stock covered by such forfeited, expired or terminated options will be available for issuance under the 2008 Plan.
1996 Non-Incentive Plan
     The 1996 Non-Incentive Plan was approved by the Board on December 13, 1996 and amended by the Board on March 16, 1997. The 1996 Non-Incentive Plan was not approved by our stockholders.
     The 1996 Non-Incentive Plan authorized the grant of options to purchase shares of Sunrise common stock to any employee of Sunrise or any subsidiary, as well as any consultant or advisor providing bona fide services to Sunrise or any subsidiary of Sunrise, subject to certain limited exceptions. A total of 3,200,000 shares of Sunrise common stock were originally reserved for issuance pursuant to options granted under the 1996 Non-Incentive Plan.
     Options granted under the 1996 Non-Incentive Plan give the option holder the right to purchase shares of Sunrise common stock at a price fixed in the stock option agreement applicable to the option grant. Each option vests and becomes exercisable over a period commencing on or after the date of grant, as determined by the Compensation Committee.
     As a result of stockholder approval of the 2008 Plan, no further option awards may be made under the 1996 Non-Incentive Plan but options to purchase Sunrise common stock that were previously outstanding will remain in effect in accordance with the terms of the plan and the applicable stock option agreement.
PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
     The Audit Committee has appointed Ernst & Young LLP to act as Sunrise’s independent registered public accounting firm for our fiscal year ending December 31, 2010. Representatives of Ernst & Young LLP will be present at the annual meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Ernst & Young LLP has audited our consolidated financial statements each year since 1994.
     Although stockholder ratification of the appointment of Ernst &Young LLP is not required, the Board of Directors believes that submitting the appointment to the stockholders for ratification is a matter of good corporate governance. The Audit Committee will consider the outcome of this vote in future deliberations regarding the appointment of our independent registered public accounting firm. The Audit Committee retains the discretion at any time to appoint a different independent registered public accounting firm.

Independent Registered Public Accountant’s Fees
     For fiscal years 2009 and 2008, our independent registered public accountants, Ernst & Young LLP, billed us the fees set forth below:

	Fiscal Year Ended December 31,
Type of Fee	2009	2008
Audit Fees(1)	$3,751,977	$3,211,757
Audit Related Fees(2)	249,790	299,300
Tax Fees(3)	149,290	734,637
All Other Fees	—	—

Total	$4,151,057	$4,245,694

(1)	Audit fees include audits of consolidated financial statements, Sarbanes-Oxley Section 404 attest services and statutory audits.

(2)	Audit related fees include assurance and related services provided by our independent auditors that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included above under “Audit Fees.” These services principally include an analysis of the effectiveness of controls over the processing of transactions for owners of Sunrise communities.

(3)	Tax services principally include tax compliance, tax advice and tax planning.
Pre-Approval of Audit and Non-Audit Services
     The Audit Committee has adopted a policy regarding the pre-approval of audit and permitted non-audit services to be performed by Ernst & Young LLP. Under the policy, the Audit Committee must specifically pre-approve the terms of the annual audit services engagement. Thereafter, the Audit Committee (or its delegate) is required to approve, if necessary, any changes in terms resulting from changes in audit scope, Company structure or other matters. In addition to the annual audit services engagement specifically approved by the Audit Committee as described above, the Audit Committee must pre-approve other services, including audit-related services, tax services, and such other services that a company’s independent auditor may traditionally provide without impairing its independence. Under the policy, the Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting.
     All of the audit, audit related and tax services for which the fees listed above were billed were approved by the Audit Committee pursuant to the policy described in the preceding paragraph.
     The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Sunrise directors, executive officers and beneficial owners of more than 10% of Sunrise’s outstanding equity securities to file with the SEC initial reports of ownership of Sunrise’s equity securities and to file subsequent reports when there are changes in such ownership. Company directors, executive officers and stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of the copies of such reports furnished to Sunrise, the Company believes that, except as set forth below, all Section 16(a) filing requirements for the fiscal year ended December 31, 2009 applicable to such persons were complied with on a timely basis. The Company filed a Form 4 late on behalf of Richard J. Nadeau reporting the full vesting and modification of the post-termination exercise period of his stock option for 750,000 shares.

STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS
     The following table sets forth certain information with respect to the beneficial ownership of common stock of Sunrise as of March 12, 2010 by (i) each director, (ii) each named executive officer of Sunrise and (iii) all current executive officers and directors of Sunrise as a group.

	Amount and
	Nature of	Percent of
	Beneficial	Common Stock
Name and Position(s) with Sunrise	Ownership(1)	Outstanding
Mark S. Ordan (2)	748,579	1.3%
Chief Executive Officer and Director
Julie A. Pangelinan (3)	166,667	*
Chief Financial Officer and Treasurer
D. Gregory Neeb (4)	166,667	*
Chief Investment Officer
Richard J. Nadeau (5)	44,006	*
Former Chief Financial Officer
Daniel J. Schwartz (6)	130,059	*
Senior Vice President — North American Operations
John F. Gaul (7)	179	*
Former General Counsel
Paul J. Klaassen (8)	5,943,852	10.5%
Non-Executive Chair of the Board
Lynn Krominga	—	*
Lead Director
Glyn F. Aeppel	—	*
Director
Thomas J. Donohue (9)	159,510	*
Director
David I. Fuente	—	*
Director
Stephen D. Harlan (10)	10,000	*
Director
J. Douglas Holladay (11)	76,000	*
Director
William G. Little (12)	72,000	*
Director
All current executive officers and directors as a group (11 persons) (13)	7,343,275	12.7%

*	Less than one percent.

(1)	Under Rule 13d-3 under the Securities Exchange Act of 1934, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting and/or investment power within 60 days.

(2)	Represents 21,073 shares held directly, 131,507 shares of restricted stock and 595,999 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of March 12, 2010.

(3)	Represents 166,667 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of March 12, 2010.

(4)	Represents 166,667 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of March 12, 2010.

(5)	Represents 44,006 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 12, 2010.

(6)	Represents 12,788 shares held directly, 5,604 shares of restricted stock and 111,667 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 12, 2010.

(7)	Represents 179 shares held directly.

(8)	Represents 5,071,494 shares held jointly by Mr. and Mrs. Klaassen, as tenants by the entirety, 51,212 shares held directly by Mr. Klaassen, 700,000 shares issuable upon exercise of stock options held by Mr. Klaassen that are exercisable within 60 days of March 12, 2010 and 121,146 shares held by The Klaassen Family Private Foundation. Of the 5,071,494 shares held jointly by the Klaassens, 1,500,000 shares are pledged to the counterparty of a prepaid variable forward contract relating to the forward sale of up to 1,500,000 shares of common stock in five tranches. The Schedule 13G/A dated February 11, 2010 of Mr. and Mrs. Klaassen states that they have shared voting power over 5,071,494 shares and shared dispositive power with respect to 4,443,852 shares.

(9)	Represents 41,510 shares held directly and 118,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 12, 2010.

(10)	Represents 10,000 shares held directly.

(11)	Represents 76,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 12, 2010.

(12)	Represents 32,000 shares held directly and 40,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 12, 2010.

(13)	Includes 1,863,333 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 12, 2010.

PRINCIPAL HOLDERS OF VOTING SECURITIES
     The following table sets forth information as of March 12, 2010 with respect to the ownership of shares of Sunrise common stock by each person believed by management to be the beneficial owner of more than 5% of Sunrise’s outstanding common stock. The information is based on the most recent Schedule 13G filed with the SEC on behalf of such persons. Except as otherwise indicated, the reporting persons have stated that they possess sole voting and sole dispositive power over the entire number of shares reported. Information regarding Paul J. and Teresa M. Klaassen, 7900 Westpark Drive, Suite T-900, McLean, Virginia 22102, who beneficially own more than 5% of Sunrise’s common stock, is reported in the table above.

	Amount and	Percent of
	Nature of	Common
	Beneficial	Stock
Name and Address of Beneficial Owner	Ownership	Outstanding
FMR LLC (1)	7,647,096	13.7%
Edward C. Johnson 3d
82 Devonshire Street
Boston, MA 02109

High Rise Partners II, L.P. (2)	4,890,820	8.8%
High Rise Partners II (a), L.P.
High Rise Institutional Partners, L.P.
Cedar Bridge Realty Fund, L.P.
Cedar Bridge Institutional Fund, L.P.
High Rise Capital Advisors, L.L.C.
Bridge Realty Advisors, LLC
David O’Connor
Charles Fitzgerald
535 Madison Avenue, 27th Floor
New York, NY 10022

(1)	The Schedule 13G/A dated March 9, 2010 of the reporting persons states that Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 6,790,204 shares, or 12.2% of the outstanding common stock, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, and that the ownership of one investment company, Fidelity Mid-Cap Stock Fund, 82 Devonshire Street, Boston, MA 02109, amounted to 3,000,000 shares or 5.4% of the outstanding common stock. According to the Schedule 13G/A, each of the reporting persons and the Fidelity funds has sole power to dispose of these shares owned by the Fidelity funds, and neither reporting person has the sole power to vote or direct the voting of the shares; such voting power resides with the Fidelity funds’ boards of trustees and Fidelity carries out the voting of the shares under written guidelines established by the Fidelity funds’ boards of trustees. The Schedule 13G/A further states that Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island 02917, an indirect wholly owned bank subsidiary of FMR LLC, beneficially owns 856,892 shares that are owned by institutional accounts managed by PGATC, and that each of the reporting persons has sole dispositive power over, and sole power to vote or to direct the voting of, such shares.

(2)	The Schedule 13G/A dated February 12, 2010 of the reporting persons states that the reporting persons have sole or shared voting or dispositive power with respect to the shares as follows:

	Sole Voting	Shared Voting	Sole	Shared Dispositive
Reporting Person	Power	Power	Dispositive Power	Power
High Rise Partners II, L.P.	—	1,779,965	—	1,779,965
High Rise Partners II (a), L.P.	—	278,930	—	278,930
High Rise Institutional Partners, L.P.	—	1,481,205	—	1,481,205
Cedar Bridge Realty Fund, L.P.	—	804,940	—	804,940
Cedar Bridge Institutional Fund, L.P.	—	545,780	—	545,780
High Rise Capital Advisors, L.L.C.	—	4,890,820	—	4,890,820
Bridge Realty Advisors, LLC	—	1,350,720	—	1,350,720
David O’Connor	—	4,890,820	—	4,890,820
Charles Fitzgerald	—	4,890,820	—	4,890,820
STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING
     Stockholders who intend to submit a proposal at the 2011 annual meeting of stockholders and desire that such proposal be included in the proxy materials for such meeting must follow the procedures prescribed in Rule l4a-8 under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion in the proxy materials, stockholder proposals must be received by the Company’s Assistant Secretary at the Company’s principal executive offices no later than November 22, 2010. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy relating to the 2011 annual meeting any stockholder proposal which may be omitted from our proxy materials under applicable regulations of the SEC in effect at the time such proposal is received.
     Under our Bylaws, a stockholder who wishes to nominate a director or propose a matter for consideration at an annual meeting but not for inclusion in the proxy materials must (a) be a stockholder of record at the time of giving of notice of such annual meeting by or at the direction of the Board of Directors and at the time of the annual meeting, (b) be entitled to vote at the meeting and (c) must deliver notice to the Assistant Secretary at the Company’s principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. If, however, the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder notice must be delivered not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the date of such annual meeting or, if the first public announcement of the date is less than 100 days prior to the date of such annual meeting, then stockholder notice must be delivered not later than the 10th day following such public announcement. For the 2011 annual meeting, such notice must be received no earlier than the close of business on January 4, 2011 and no later than the close of business on February 3, 2011.
     In addition, our Bylaws require certain additional disclosures regarding the stockholders making proposals, including disclosure of all ownership interests (including derivative interests) and rights to vote any shares of any security of the Company and disclosure regarding the business proposed, including a description of any agreements, arrangements and understandings between the proposing stockholder and any persons (including their names) in connection with the business proposal.

APPENDIX A
SUNRISE SENIOR LIVING, INC.
2008 OMNIBUS INCENTIVE PLAN

- i -

- ii -

- iii -

SUNRISE SENIOR LIVING, INC.
2008 OMNIBUS INCENTIVE PLAN
     Sunrise Senior Living, Inc., a Delaware corporation (the “Company”), sets forth herein the terms of its 2008 Omnibus Incentive Plan (the “Plan”), as follows:
1. PURPOSE
     The Plan is intended to enhance the Company’s and its Affiliates’ (as defined herein) ability to attract and retain highly qualified officers, directors, key employees, and other persons, and to motivate such persons to serve the Company and its Affiliates and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the Plan provides for the grant of stock options, stock appreciation rights, restricted stock, stock units (including deferred stock units), unrestricted stock, dividend equivalent rights, and cash bonus awards. Any of these awards may, but need not, be made as performance incentives to reward attainment of annual or long-term performance goals in accordance with the terms hereof. Stock options granted under the Plan may be non-qualified stock options or incentive stock options, as provided herein, except that stock options granted to outside directors and any consultants or advisers providing services to the Company or an Affiliate shall in all cases be non-qualified stock options.
2. DEFINITIONS
     For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:
          2.1 “Affiliate” means, with respect to the Company, any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary. For purposes of granting stock options or stock appreciation rights, an entity may not be considered an Affiliate unless the Company holds a “controlling interest” in such entity, where the term “controlling interest” has the same meaning as provided in Treasury Regulation 1.414(c)-2(b)(2)(i), provided that the language “at least 50 percent” is used instead of “at least 80 percent” and, provided further, that where granting of stock options or stock appreciation rights is based upon a legitimate business criteria, the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation 1.414(c)-2(b)(2)(i).
          2.2 “Annual Incentive Award” means an Award made subject to attainment of performance goals (as described in Section 14) generally over a one-year performance period (the Company’s fiscal year, unless otherwise specified by the Committee).
          2.3 “Award” means a grant of an Option, Stock Appreciation Right, Restricted Stock, Unrestricted Stock, Stock Unit, Dividend Equivalent Right, Performance Share or Performance Unit under the Plan.
          2.4 “Award Agreement” means the agreement between the Company and a Grantee that evidences and sets out the terms and conditions of an Award.
          2.5 “Benefit Arrangement” shall have the meaning set forth in Section 15 hereof.
          2.6 “Board” means the Board of Directors of the Company.

          2.7 “Change in Control” means:
               (1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company; (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; and (iii) any acquisition by any entity pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 2.7; or
               (2) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
               (3) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
               (4) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company and consummation of such transaction.
          2.8 “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.
          2.9 “Committee” means a committee of, and designated from time to time by resolution of, the Board, which shall be constituted as provided in Section 3.2.
          2.10 “Company” means Sunrise Senior Living, Inc.
          2.11 “Covered Employee” means a Grantee who is a covered employee within the meaning of Section 162(m)(3) of the Code.

          2.12 “Disability” means the Grantee is unable to perform each of the essential duties of such Grantee’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months; provided, however, that, with respect to rules regarding expiration of an Incentive Stock Option following termination of the Grantee’s Service, Disability shall mean the Grantee is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.
          2.13 “Dividend Equivalent Right” means a right, granted to a Grantee under Section 13 hereof, to receive cash or Stock equal in value to dividends paid with respect to a specified number of shares of Stock.
          2.14 “Effective Date” means September 17, 2008, the date the Plan was approved by the Board.
          2.15 “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.
          2.16 “Fair Market Value” means the value of a share of Stock, determined as follows: if on the grant date the Stock is listed on an established national or regional stock exchange, or is publicly traded on an established securities market, the Fair Market Value of a share of Stock shall be the closing price of the Stock on such exchange or in such market (if there is more than one such exchange or market the Board shall determine the appropriate exchange or market) on (i) the date of grant (if the grant is made before trading commences on the exchange or securities market or while such exchange or securities market is open for trading) or (ii) the next trading day after the date of grant (if the grant is made after the exchange or securities market closes on a trading day or if the grant is made on a day that is not a trading day on such exchange or securities market). If there is no such reported closing price on the applicable date as specified in the immediately preceding sentence, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on the applicable date as specified in the immediately preceding sentence. If on the grant date the Stock is not listed on such an exchange or traded on such a market, Fair Market Value shall be the value of the Stock as determined by the Board by the reasonable application of a reasonable valuation method, in a manner consistent with Code Section 409A.
          2.17 “Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the Grantee, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent of the beneficial interest, a foundation in which any one or more of these persons (or the Grantee) control the management of assets, and any other entity in which one or more of these persons (or the Grantee) own more than fifty percent of the voting interests.
          2.18 “Grantee” means a person who receives or holds an Award under the Plan.
          2.19 “Incentive Stock Option” means an “incentive stock option” within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.
          2.20 “Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.
          2.21 “Option” means an option to purchase one or more shares of Stock pursuant to the Plan.
          2.22 “Option Price” means the exercise price for each share of Stock subject to an Option.
          2.23 “Other Agreement” shall have the meaning set forth in Section 15 hereof.
          2.24 “Outside Director” means a member of the Board who is not an officer or employee of the Company.
          2.25 “Performance Award” means an Award made subject to the attainment of performance goals (as described in Section 14) over a performance period of up to ten (10) years.

          2.26 “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.
          2.27 “Performance Measures” means measures as described in Section 14 on which the performance goals are based and which are approved by the Company’s stockholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.
          2.28 “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.
          2.29 “Performance Share” means an Award under Section 14 herein and subject to the terms of this Plan, denominated in Stock, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.
          2.30 “Performance Unit” means an Award under Section 14 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.
          2.31 “Plan” means this Sunrise Senior Living, Inc. 2008 Omnibus Incentive Plan.
          2.32 “Prior Plan(s)” means the Sunrise Senior Living, Inc. 1995 Stock Option Plan, as amended; Sunrise Senior Living, Inc. 1996 Non-Incentive Stock Option Plan, as amended; Sunrise Senior Living, Inc. 1997 Stock Option Plan, as amended; Sunrise Senior Living, Inc. 1998 Stock Option Plan, as amended; Sunrise Senior Living, Inc. 1999 Stock Option Plan, as amended; Sunrise Senior Living, Inc. 2000 Stock Option Plan, as amended; Sunrise Senior Living, Inc. 2001 Stock Option Plan, as amended; Sunrise Senior Living, Inc. 2002 Stock Option and Restricted Stock Plan, as amended; and Sunrise Senior Living, Inc. 2003 Stock Option and Restricted Stock Plan, as amended.
          2.33 “Purchase Price” means the purchase price for each share of Stock pursuant to a grant of Restricted Stock or Unrestricted Stock.
          2.34 “Reporting Person” means a person who is required to file reports under Section 16(a) of the Exchange Act.
          2.35 “Restricted Stock” means shares of Stock, awarded to a Grantee pursuant to Section 10 hereof.
          2.36 “SAR Exercise Price” means the per share exercise price of a SAR granted to a Grantee under Section 9 hereof.
          2.37 “Securities Act” means the Securities Act of 1933, as now in effect or as hereafter amended.
          2.38 “Service” means service as a Service Provider to the Company or an Affiliate. Unless otherwise stated in the applicable Award Agreement, a Grantee’s change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be a Service Provider to the Company or an Affiliate. Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Board, which determination shall be final, binding and conclusive.
          2.39 “Service Provider” means an employee, officer or director of the Company or an Affiliate, or a consultant or adviser (who is a natural person) currently providing services to the Company or an Affiliate.
          2.40 “Stock” means the common stock, par value $0.01 per share, of the Company.

          2.41 “Stock Appreciation Right” or “SAR” means a right granted to a Grantee under Section 9 hereof.
          2.42 “Stock Unit” means a bookkeeping entry representing the equivalent of one share of Stock awarded to a Grantee pursuant to Section 10 hereof.
          2.43 “Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.
          2.44 “Substitute Awards” means Awards granted upon assumption of, or in substitution for, outstanding awards previously granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.
          2.45 “Ten Percent Stockholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.
          2.46 “Unrestricted Stock” shall have the meaning set forth in Section 11 hereof.
3. ADMINISTRATION OF THE PLAN
          3.1. Committee.
          The Committee shall administer the Plan. The Committee shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation and by-laws and applicable law. Except as the Board may otherwise determine, the Committee appointed by the Board to administer the Plan shall consist of two or more Outside Directors of the Company who: (a) qualify as “outside directors” within the meaning of Section 162(m) of the Code and who (b) meet such other requirements as may be established from time to time by the Securities and Exchange Commission for plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act and who (c) comply with the independence requirements of the stock exchange on which the Common Stock is listed. The Committee shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Committee deems to be necessary or appropriate to the administration of the Plan, any Award or any Award Agreement. All such actions and determinations shall be by the affirmative vote of a majority of the members of the Committee present at a meeting or by unanimous consent of the Committee executed in writing in accordance with the Company’s certificate of incorporation and by-laws and applicable law. The interpretation and construction by the Committee of any provision of the Plan, any Award or any Award Agreement shall be final, binding and conclusive.
          Unless otherwise expressly determined by the Board, any such action or determination by the Committee shall be final, binding and conclusive.
          3.2. Board.
          The Board shall have the powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 above and other applicable provisions, consistent with the certificate of incorporation and by-laws of the Company and applicable law. In the event that the Plan, any Award or any Award Agreement entered into hereunder provides for any action to be taken by or determination to be made by the Committee, such action may be taken or such determination may be made by the Board.
          The Board may also appoint one or more separate Committees of the Board, each composed of one or more directors of the Company who need not be Outside Directors, who may administer the Plan with respect to employees or other Service Providers who are not executive officers (as defined under Rule 3b-7 of the Exchange Act) or directors of the Company, may grant, cancel or suspend Awards under the Plan to such employees or other Service Providers, and may determine all terms of such Awards subject to the requirements of Section 162(m) of the Code, Rule 16b-3 and the rules of the New York Stock Exchange.

     3.3. Terms of Awards.
     Subject to the other terms and conditions of the Plan, the Board shall have full and final authority to:
     (i) designate Grantees,
     (ii) determine the type or types of Awards to be made to a Grantee,
     (iii) determine the number of shares of Stock to be subject to an Award,
     (iv) establish the terms and conditions of each Award (including, but not limited to, the exercise price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto, the treatment of an Award in the event of a Change in Control, and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options),
     (v) prescribe the form of each Award Agreement evidencing an Award, and
     (vi) amend, modify, or supplement the terms of any outstanding Award. Such authority specifically includes the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to make or modify Awards to eligible individuals who are foreign nationals or are individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom. Notwithstanding the foregoing, no amendment, modification or supplement of any Award shall, without the consent of the Grantee, impair the Grantee’s rights under such Award.
     Any Awards granted pursuant to this Plan are subject to mandatory repayment by the Grantee to the Company to the extent the Grantee is or in the future becomes subject to any Company “clawback” or recoupment policy that requires the repayment by the Grantee to the Company of compensation paid by the Company to the Grantee in the event that the Grantee fails to comply with, or violates, the terms or requirements of such policy.
     3.4. No Repricing.
     Notwithstanding anything in this Plan to the contrary, no amendment or modification may be made to an outstanding Option or SAR, including, without limitation, by replacement of Options or SARs with another award type, that would be treated as a repricing under the rules of the stock exchange on which the Stock is listed, or would replace Options or SARs with cash, in each case, without the approval of the stockholders of the Company, provided, that, appropriate adjustments may be made to outstanding Options and SARs pursuant to Section 17 to achieve compliance with applicable law, including Code Section 409A.
     3.5. Deferral Arrangement.
     The Board may permit or require the deferral of any award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred Stock equivalents. Any such deferrals shall be made in a manner that complies with Code Section 409A.
     3.6. No Liability.
     No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award or Award Agreement.

     3.7. Share Issuance/Book-Entry.
     Notwithstanding any provision of this Plan to the contrary, the issuance of the Stock under the Plan may be evidenced in such a manner as the Board, in its discretion, deems appropriate, including, without limitation, book-entry registration or issuance of one or more Stock certificates.
4. STOCK SUBJECT TO THE PLAN
     4.1. Number of Shares Available for Awards.
     Subject to adjustment as provided in Section 17 hereof, the number of shares of Stock available for issuance under the Plan shall be ~~four~~seven million ~~eight~~three hundred thousand (~~4,800,000~~7,300,000), increased by shares of Stock covered by awards granted under a Prior Plan that are not purchased or are forfeited or expire, or otherwise terminate without delivery of any Stock subject thereto after the Effective Date and reduced by the number of shares of Stock covered by Awards made under a Prior Plan after the Effective Date, applying the share usage rules of Section 4.3. Subject to adjustment as provided in Section 17 hereof, the number of shares of Stock available for issuance as Incentive Stock Options shall be four million eight hundred thousand (4,800,000). Stock issued or to be issued under the Plan shall be authorized but unissued shares; or, to the extent permitted by applicable law, issued shares that have been reacquired by the Company.
     4.2. Adjustments in Authorized Shares.
     The Board shall have the right to substitute or assume Awards in connection with mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Code applies. The number of shares of Stock reserved pursuant to Section 4 shall be increased by the corresponding number of awards assumed and, in the case of a substitution, by the net increase in the number of shares of Stock subject to awards before and after the substitution. Available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and do not reduce the number of shares available under the Plan, subject to applicable stock exchange requirements.
     4.3. Share Usage.
     Shares covered by an Award shall be counted as used as of the grant date. Any shares of Stock that are subject to Awards of Options shall be counted against the limit set forth in Section 4.1 as one (1) share for every one (1) share subject to an Award of Options. With respect to SARs, the number of shares subject to an award of SARs will be counted against the aggregate number of shares available for issuance under the Plan regardless of the number of shares actually issued to settle the SAR upon exercise.
     Any shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against the limit set forth in Section 4.1 as ~~1.7~~1.21 shares for every one (1) share granted. If any shares covered by an Award granted under the Plan or an award granted under a Prior Plan are not purchased or are forfeited or expire, or if an Award otherwise terminates without delivery of any Stock subject thereto or is settled in cash in lieu of shares, then the number of shares of Stock counted against the aggregate number of shares available under the Plan with respect to such Award shall, to the extent of any such forfeiture, termination or expiration, again be available for making Awards under the Plan in the same amount as such shares were counted against the limit set forth in Section 4.1, provided that any shares covered by an award granted under a Prior Plan will again be available for making Awards under the Plan in the same ratio as Awards under Section 4.1. The number of shares of Stock available for issuance under the Plan shall not be increased by (i) any shares of Stock tendered or withheld or Award surrendered in connection with the purchase of shares of Stock upon exercise of an Option as described in Section 12.2, (ii) any shares of Stock deducted or delivered from an Award payment in connection with the Company’s tax withholding obligations as described in Section 18.3 or (iii) any shares purchased by the Company with proceeds from option exercises.

5. EFFECTIVE DATE, DURATION AND AMENDMENTS
     5.1. Effective Date.
     The Plan shall be effective as of the Effective Date, subject to approval of the Plan by the Company’s stockholders within one year of the Effective Date. Upon approval of the Plan by the stockholders of the Company as set forth above, all Awards made under the Plan on or after the Effective Date shall be fully effective as if the stockholders of the Company had approved the Plan on the Effective Date. If the stockholders fail to approve the Plan within one year of the Effective Date, any Awards made hereunder shall be null and void and of no effect. Following the date the Plan is approved by the Company’s stockholders no awards will be made under the Prior Plans.
     5.2. Term.
     The Plan shall terminate automatically ten (10) years after the Effective Date and may be terminated on any earlier date as provided in Section 5.3.
     5.3. Amendment and Termination of the Plan.
     The Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any shares of Stock as to which Awards have not been made. An amendment shall be contingent on approval of the Company’s stockholders to the extent stated by the Board, required by applicable law or required by applicable stock exchange listing requirements. No amendment will be made to the no-repricing provisions of Section 3.4 without the approval of the Company’s stockholders. No amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, impair rights or obligations under any Award theretofore awarded under the Plan.
6. AWARD ELIGIBILITY AND LIMITATIONS
     6.1. Service Providers and Other Persons.
     Subject to this Section 6, Awards may be made under the Plan to: (i) any Service Provider to the Company or of any Affiliate, including any Service Provider who is an officer or director of the Company, or of any Affiliate, as the Board shall determine and designate from time to time and (ii) any other individual whose participation in the Plan is determined to be in the best interests of the Company by the Board.
     6.2. Successive Awards and Substitute Awards.
     An eligible person may receive more than one Award, subject to such restrictions as are provided herein. Notwithstanding Sections 8.1 and 9.1, the Option Price of an Option or the grant price of an SAR that is a Substitute Award may be less than 100% of the Fair Market Value of a share of Stock on the original date of grant; provided, that the Option Price or grant price is determined in accordance with the principles of Code Section 424 and the regulations thereunder.
     6.3. Limitation on Shares of Stock Subject to Awards and Cash Awards.
     During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act:
     (i) the maximum number of shares of Stock subject to Options or SARs that can be granted under the Plan to any person eligible for an Award under Section 6 hereof is one million (1,000,000) in a calendar year; provided, however, the maximum number of shares of Stock subject to Options or SARs that can be granted under the Plan to any person eligible for an Award under Section 6 in the year that the person is first employed by the Company, or any Affiliate, is one million five hundred thousand (1,500,000);
     (ii) the maximum number of shares that can be granted under the Plan, other than pursuant to Options or SARs, to any person eligible for an Award under Section 6 hereof is five hundred thousand (500,000) in a calendar year; provided, however, the maximum number of shares of Stock subject to Awards other than Options or SARs that can be granted under the Plan to any person eligible for an Award under Section 6 in the year that the person is first employed by the Company, or any Affiliate, is seven hundred fifty thousand (750,000); and
     (iii) the maximum amount that may be paid as an Annual Incentive Award or other cash-settled Award in a calendar year to any person eligible for an Award shall be $3,000,000 and the maximum amount that may be paid as cash-settled Performance Awards or other cash Award in respect of a Performance Period by any person eligible for an Award shall be $6,000,000; provided, however, the maximum amount that may be paid as an Annual Incentive Award or other cash-settled Award in a calendar year to any person eligible for an Award under Section 6 in the year that the person is first employed by the Company, or any Affiliate, is $4,500,000 and the maximum amount that may be paid as cash-settled Performance Awards or other cash Award in respect of a Performance Period by any person eligible for an Award for a Performance Period commencing with or immediately following the year that the person is first employed by the Company, or any Affiliate, shall be $9,000,000.
     The preceding limitations in this Section 6.3 are subject to adjustment as provided in Section 17 hereof.
7. AWARD AGREEMENT
     Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, in such form or forms as the Board shall from time to time determine. Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-qualified Stock Options or Incentive Stock Options, and in the absence of such specification such options shall be deemed Non-qualified Stock Options.
8. TERMS AND CONDITIONS OF OPTIONS
     8.1. Option Price.
     The Option Price of each Option shall be fixed by the Board and stated in the Award Agreement evidencing such Option. Except in the case of Substitute Awards, the Option Price of each Option shall be at least the Fair Market Value of a share of Stock on the grant date; provided, however, that in the event that a Grantee is a Ten Percent Stockholder, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than 110 percent of the Fair Market Value of a share of Stock on the grant date. In no case shall the Option Price of any Option be less than the par value of a share of Stock.
     8.2. Vesting.
     Subject to Sections 8.3 and 17.3 hereof, each Option granted under the Plan shall become exercisable at such times and under such conditions as shall be determined by the Board and stated in the Award Agreement. For purposes of this Section 8.2, fractional numbers of shares of Stock subject to an Option shall be rounded down to the next nearest whole number.
     8.3. Term.
     Each Option granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of ten years from the date such Option is granted, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Board and stated in the Award Agreement relating to such Option; provided, however, that in the event that the Grantee is a Ten Percent Stockholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the expiration of five years from its grant date.

     8.4. Termination of Service.
     Each Award Agreement shall set forth the extent to which the Grantee shall have the right to exercise the Option following termination of the Grantee’s Service. Such provisions shall be determined in the sole discretion of the Board, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.
     8.5. Limitations on Exercise of Option.
     Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, prior to the date the Plan is approved by the stockholders of the Company as provided herein or after the occurrence of an event referred to in Section 17 hereof which results in termination of the Option.
     8.6. Method of Exercise.
     Subject to the terms of Section 12 and Section 18.3, an Option that is exercisable may be exercised by the Grantee’s delivery to the Company of notice of exercise on any business day, at the Company’s principal office, on the form specified by the Company and in accordance with any additional procedures specified by the Committee. Such notice shall specify the number of shares of Stock with respect to which the Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares for which the Option is being exercised plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to an Award.
     8.7. Rights of Holders of Options.
     Unless otherwise stated in the applicable Award Agreement, an individual holding or exercising an Option shall have none of the rights of a stockholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject shares of Stock or to direct the voting of the subject shares of Stock) until the shares of Stock covered thereby are fully paid and issued to him. Except as provided in Section 17 hereof, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.
     8.8. Delivery of Stock Certificates.
     Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price, such Grantee shall be entitled to the issuance of a stock certificate or certificates evidencing his or her ownership of the shares of Stock subject to the Option.
     8.9. Transferability of Options.
     Except as provided in Section 8.10, during the lifetime of a Grantee, only the Grantee (or, in the event of legal incapacity or incompetency, the Grantee’s guardian or legal representative) may exercise an Option. Except as provided in Section 8.10, no Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.
     8.10. Family Transfers.
     If authorized in the applicable Award Agreement, a Grantee may transfer, not for value, all or part of an Option which is not an Incentive Stock Option to any Family Member. For the purpose of this Section 8.10, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Grantee). Following a transfer under this Section 8.10, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred Options are prohibited except to Family Members of the original Grantee in accordance with this Section 8.10 or by will or the laws of descent and distribution. The events of termination of Service of

Section 8.4 hereof shall continue to be applied with respect to the original Grantee, following which the Option shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 8.4.
     8.11. Limitations on Incentive Stock Options.
     An Option shall constitute an Incentive Stock Option only (i) if the Grantee of such Option is an employee of the Company or any Subsidiary of the Company; (ii) to the extent specifically provided in the related Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Grantee’s employer and its Affiliates) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted.
     8.12. Notice of Disqualifying Disposition.
     If any Grantee shall make any disposition of shares of Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Grantee shall notify the Company of such disposition within ten (10) days thereof.
9. TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS
     9.1. Right to Payment and Grant Price.
     A SAR shall confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the SAR Exercise Price as determined by the Board. The Award Agreement for a SAR shall specify the SAR Exercise Price, which shall be at least the Fair Market Value of a share of Stock on the date of grant. SARs may be granted in conjunction with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in conjunction with all or part of any other Award or without regard to any Option or other Award; provided that a SAR that is granted subsequent to the grant date of a related Option must have a SAR Exercise Price that is no less than the Fair Market Value of one share of Stock on the SAR grant date.
     9.2. Other Terms.
     The Board shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Grantees, whether or not a SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR.
     9.3. Term.
     Each SAR granted under the Plan shall terminate, and all rights thereunder shall cease, upon the expiration of ten years from the date such SAR is granted, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Board and stated in the Award Agreement relating to such SAR.
     9.4. Transferability of SARs.
     Except as provided in Section 9.5, during the lifetime of a Grantee, only the Grantee (or, in the event of legal incapacity or incompetency, the Grantee’s guardian or legal representative) may exercise a SAR. Except as provided in Section 9.5, no SAR shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution. The events of termination of Service of Section 9.2 hereof shall continue to be applied with respect to the original Grantee, following which the SAR shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 9.2.
     9.5. Family Transfers.
     If authorized in the applicable Award Agreement, a Grantee may transfer, not for value, all or part of a SAR to any Family Member. For the purpose of this Section 9.5, a “not for value” transfer is a transfer which is (i) a gift; (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Grantee). Following a transfer under this Section 9.5, any such SAR shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred SARs are prohibited except to Family Members of the original Grantee in accordance with this Section 9.5 or by will or the laws of descent and distribution.
10. TERMS AND CONDITIONS OF RESTRICTED STOCK AND STOCK UNITS
     10.1. Grant of Restricted Stock or Stock Units.
     Awards of Restricted Stock or Stock Units may be made for no consideration (other than par value of the shares which is deemed paid by Services already rendered).
     10.2. Restrictions.
     At the time a grant of Restricted Stock or Stock Units is made, the Board may, in its sole discretion, establish a period of time (a “restricted period”) applicable to such Restricted Stock or Stock Units. Each Award of Restricted Stock or Stock Units may be subject to a different restricted period. The Board may in its sole discretion, at the time a grant of Restricted Stock or Stock Units is made, prescribe restrictions in addition to or other than the expiration of the restricted period, including the satisfaction of corporate or individual performance objectives, which may be applicable to all or any portion of the Restricted Stock or Stock Units as described in Section 14. Notwithstanding the foregoing, (i) Restricted Stock and Stock Units that vest solely by the passage of time shall not vest in full in less than three (3) years from the grant date (provided, however, Restricted Stock and Stock Units may vest pro-rata during that period and vesting may accelerate on death, Disability or a Change in Control), and (ii) Restricted Stock and Stock Units for which vesting may be accelerated by achieving performance targets shall not vest in full in less than one (1) year from the grant date (provided, however, vesting may accelerate on death, Disability or a Change in Control); provided, however, up to ten percent of the shares reserved for issuance under this Plan may be granted pursuant to this Section 10 or the other provisions of this Plan without being subject to the foregoing restrictions. Neither Restricted Stock nor Stock Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other restrictions prescribed by the Board with respect to such Restricted Stock or Stock Units.
     10.3. Restricted Stock Certificates.
     The Company shall issue, in the name of each Grantee to whom Restricted Stock has been granted, stock certificates representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the grant date. The Board may provide in an Award Agreement that either (i) the Secretary of the Company shall hold such certificates for the Grantee’s benefit until such time as the Restricted Stock is forfeited to the Company or the restrictions lapse, or (ii) such certificates shall be delivered to the Grantee, provided, however, that such certificates shall bear a legend or legends that comply with the applicable securities laws and regulations and makes appropriate reference to the restrictions imposed under the Plan and the Award Agreement.
     10.4. Rights of Holders of Restricted Stock.
     Unless the Board otherwise provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such Stock and the right to receive any dividends declared or paid with respect to such Stock. The Board may provide that any dividends paid on Restricted Stock must be reinvested in shares of Stock, which may or may not be subject to the same vesting conditions and restrictions applicable to such Restricted Stock. All distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Grant.
     10.5. Rights of Holders of Stock Units.
          10.5.1. Voting and Dividend Rights.
     Holders of Stock Units shall have no rights as stockholders of the Company. The Board may provide in an Award Agreement evidencing a grant of Stock Units that the holder of such Stock Units shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding Stock, a cash payment for each Stock Unit held equal to the per-share dividend paid on the Stock. Such Award Agreement may also provide that such cash payment will be deemed reinvested in additional Stock Units at a price per unit equal to the Fair Market Value of a share of Stock on the date that such dividend is paid.
          10.5.2. Creditor’s Rights.
     A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.
     10.6. Termination of Service.
     Unless the Board otherwise provides in an Award Agreement or in writing after the Award Agreement is issued, upon the termination of a Grantee’s Service, any Restricted Stock or Stock Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of Restricted Stock or Stock Units, the Grantee shall have no further rights with respect to such Award, including but not limited to any right to vote Restricted Stock or any right to receive dividends with respect to shares of Restricted Stock or Stock Units. Notwithstanding the terms of this Section 10.6, but subject to the ten percent limitation set forth in Section 10.2, the Board may not waive restrictions or conditions applicable to Restricted Stock or Stock Units except in the case of a Grantee’s death, Disability or a Change in Control or as specified in Section 17.3. If the Board waives restrictions or conditions applicable to Restricted Stock or Stock Units, the shares subject to such Restricted Stock or Stock Units shall be deducted from the ten percent limitation set forth in Section 10.2.
     10.7. Purchase of Restricted Stock and Shares Subject to Stock Units.
     The Grantee shall be required, to the extent required by applicable law, to purchase the Restricted Stock or shares of Stock subject to vested Stock Units from the Company at a Purchase Price equal to the greater of (i) the aggregate par value of the shares of Stock represented by such Restricted Stock or Stock Units or (ii) the Purchase Price, if any, specified in the Award Agreement relating to such Restricted Stock or Stock Units. The Purchase Price shall be payable in a form described in Section 12 or, in the discretion of the Board, in consideration for past or future Services rendered to the Company or an Affiliate.
     10.8. Delivery of Stock.
     Upon the expiration or termination of any restricted period and the satisfaction of any other conditions prescribed by the Board, the restrictions applicable to shares of Restricted Stock or Stock Units settled in Stock shall lapse, and, unless otherwise provided in the Award Agreement, a stock certificate for such shares shall be delivered, free of all such restrictions, to the Grantee or the Grantee’s beneficiary or estate, as the case may be. Neither the Grantee, nor the Grantee’s beneficiary or estate, shall have any further rights with regard to a Stock Unit once the share of Stock represented by the Stock Unit has been delivered.
11. TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS
     The Board may, in its sole discretion, grant (or sell at par value or such other higher purchase price determined by the Board) an Unrestricted Stock Award to any Grantee pursuant to which such Grantee may receive shares of

Stock free of any restrictions (“Unrestricted Stock”) under the Plan; provided, however, that in the aggregate, no more than ten percent of the shares reserved for issuance under this Plan may be granted pursuant to this Section 11 and the exceptions set forth in Section 10.2 and Section 10.6. Unrestricted Stock Awards may be granted or sold as described in the preceding sentence in respect of past services and other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Grantee.
12. FORM OF PAYMENT FOR OPTIONS AND RESTRICTED STOCK
     12.1. General Rule.
     Payment of the Option Price for the shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock shall be made in cash or in cash equivalents acceptable to the Company.
     12.2. Surrender of Stock.
     To the extent the Award Agreement so provides, payment of the Option Price for shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock may be made all or in part through the tender or attestation to the Company of shares of Stock, which shall be valued, for purposes of determining the extent to which the Option Price or Purchase Price has been paid thereby, at their Fair Market Value on the date of exercise or surrender.
     12.3. Cashless Exercise.
     With respect to an Option only (and not with respect to Restricted Stock), to the extent permitted by law and to the extent the Award Agreement so provides, payment of the Option Price for shares purchased pursuant to the exercise of an Option may be made all or in part by delivery (on a form acceptable to the Board) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the sales proceeds to the Company in payment of the Option Price and any withholding taxes described in Section 18.3, or, with the consent of the Company, by issuing the number of shares equal in value to the difference between the Option Price and the Fair Market Value of the shares subject to the portion of the Option being exercised.
     12.4. Other Forms of Payment.
     To the extent the Award Agreement so provides and/or unless otherwise specified in an Award Agreement, payment of the Option Price for shares purchased pursuant to exercise of an Option or the Purchase Price for Restricted Stock may be made in any other form that is consistent with applicable laws, regulations and rules, including, without limitation, Service.
13. TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS
     13.1. Dividend Equivalent Rights.
     A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash distributions that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the recipient. A Dividend Equivalent Right may be granted hereunder to any Grantee. The terms and conditions of Dividend Equivalent Rights shall be specified in the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment. Dividend Equivalent Rights may be settled in cash or Stock or a combination thereof, in a single installment or installments, all determined in the sole discretion of the Board. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

     13.2. Termination of Service.
     Except as may otherwise be provided by the Board either in the Award Agreement or in writing after the Award Agreement is issued, a Grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the Grantee’s termination of Service for any reason.
14.	TERMS AND CONDITIONS OF PERFORMANCE SHARES, PERFORMANCE UNITS, PERFORMANCE AWARDS AND ANNUAL INCENTIVE AWARDS
     14.1. Grant of Performance Units/Performance Shares.
     Subject to the terms and provisions of this Plan, the Board, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.
     14.2. Value of Performance Units/Performance Shares.
     Each Performance Unit shall have an initial value that is established by the Board at the time of grant. The Board shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that will be paid out to the Participant.
     14.3. Earning of Performance Units/Performance Shares.
     Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.
     14.4. Form and Timing of Payment of Performance Units/Performance Shares.
     Payment of earned Performance Units/Performance Shares shall be as determined by the Board and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Board, in its sole discretion, may pay earned Performance Units/Performance Shares in the form of cash or in shares of Stock (or in a combination thereof) equal to the value of the earned Performance Units/Performance Shares at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Any shares of Stock may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.
     14.5. Performance Conditions.
     The right of a Grantee to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Board. The Board may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. If and to the extent required under Code Section 162(m), any power or authority relating to an Award intended to qualify under Code Section 162(m), shall be exercised by the Committee and not the Board.
     14.6. Performance Awards or Annual Incentive Awards Granted to Designated Covered Employees.
     If and to the extent that the Board determines that a Performance or Annual Incentive Award to be granted to a Grantee who is designated by the Board as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 14.6.

          14.6.1. Performance Goals Generally.
     The performance goals for such Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 14.6. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Awards. Performance goals may differ for Awards granted to any one Grantee or to different Grantees.
          14.6.2. Timing For Establishing Performance Goals.
     Performance goals shall be established not later than the earlier of (i) 90 days after the beginning of any performance period applicable to such Awards and (ii) the day on which 25% of any performance period applicable to such Awards has expired, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).
          14.6.3. Settlement of Awards; Other Terms.
     Settlement of such Awards shall be in cash or in shares of Stock (or in a combination thereof), in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Awards. The Committee shall specify the circumstances in which such Performance or Annual Incentive Awards shall be paid or forfeited in the event of termination of Service by the Grantee prior to the end of a performance period or settlement of Awards.
          14.6.4. Performance Measures.
     The performance goals upon which the payment or vesting of a Performance or Annual Incentive Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:
     (a) net earnings or net income;
     (b) operating earnings;
     (c) pretax earnings;
     (d) earnings per share;
     (e) share price, including growth measures and total stockholder return;
     (f) earnings before interest and taxes;
     (g) earnings before interest, taxes, depreciation and/or amortization;
     (h) sales or revenue growth, whether in general, by type of product or service, or by type of customer;
     (i) gross or operating margins;
     (j) return measures, including return on assets, capital, investment, equity, sales or revenue;

     (k) cash flow, including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment;
     (l) productivity ratios;
     (m) expense targets;
     (n) market share;
     (o) financial ratios as provided in credit agreements of the Company and its subsidiaries;
     (p) working capital targets;
     (q) completion of acquisitions of businesses or companies;
     (r) completion of divestitures and asset sales;
     (s) revenues under management; and
     (t) any combination of any of the foregoing business criteria.
     Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (e) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 14.
          14.6.5. Evaluation of Performance.
     The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.
          14.6.6. Adjustment of Performance-Based Compensation.
     Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Board shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis, or any combination as the Committee determines.
          14.6.7. Board Discretion.
     In the event that applicable tax and/or securities laws change to permit Board discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the Board shall have sole discretion to make such changes without obtaining stockholder approval provided the exercise of such discretion does not violate Code Sections 162(m) or 409A. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 14.6.4.

     14.7. Status of Section Awards Under Code Section 162(m).
     It is the intent of the Company that Awards under Section 14.6 hereof granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and regulations thereunder shall, if so designated by the Committee, constitute “qualified performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of Section 14.6, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Grantee will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of an Award, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan or any agreement relating to such Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.
15. PARACHUTE LIMITATIONS
     Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Grantee with the Company or any Affiliate, except an agreement, contract, or understanding that expressly addresses Section 280G or Section 4999 of the Code (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), if the Grantee is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Option, Restricted Stock, Stock Unit, Performance Share or Performance Unit held by that Grantee and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Grantee under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Grantee under any Other Agreement or any Benefit Arrangement would cause the Grantee to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Grantee as described in clause (ii) of the preceding sentence, then the Grantee shall have the right, in the Grantee’s sole discretion, to designate those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Grantee under this Plan be deemed to be a Parachute Payment; provided, however, that in order to comply with Code Section 409A, the reduction or elimination will be performed in the order in which each dollar of value subject to an Award reduces the Parachute Payment to the greatest extent.
16. REQUIREMENTS OF LAW
     16.1. General.
     The Company shall not be required to sell or issue any shares of Stock under any Award if the sale or issuance of such shares would constitute a violation by the Grantee, any other individual exercising an Option, or the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, no shares of Stock may be issued or sold to the Grantee or any other individual exercising an Option pursuant to such Award unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Award. Without limiting the generality of the foregoing, in connection with the Securities Act, upon the exercise of any Option or any SAR that may be settled in shares of Stock or the delivery of any shares of Stock underlying an Award, unless a registration statement under such Act is in effect with respect to the shares of Stock covered by such Award, the Company shall not be required to sell or issue such shares unless the Board has received evidence satisfactory to it that the Grantee or any other individual exercising an Option may acquire such shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Board shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or a SAR or the issuance of shares of Stock pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option (or SAR that may be settled in shares of Stock) shall not be exercisable until the shares of Stock covered by such Option (or SAR) are registered or are exempt from registration, the exercise of such Option (or SAR) under circumstances in which the laws of such jurisdiction apply shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.
     16.2. Rule 16b-3.
     During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards pursuant to the Plan and the exercise of Options and SARs granted hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Board does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Board, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.
17. EFFECT OF CHANGES IN CAPITALIZATION
     17.1. Changes in Stock.
     If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares for which grants of Options and other Awards may be made under the Plan, including, without limitation, the limits set forth in Section 6.3, shall be adjusted proportionately and accordingly by the Company. In addition, the number and kind of shares for which Awards are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the Grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Exercise Price payable with respect to shares that are subject to the unexercised portion of an outstanding Option or SAR, as applicable, but shall include a corresponding proportionate adjustment in the Option Price or SAR Exercise Price per share. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s stockholders of securities of any other entity or other assets (including an extraordinary dividend but excluding a non-extraordinary dividend of the Company) without receipt of consideration by the Company, the Company shall, in such manner as the Company deems appropriate, adjust (i) the number and kind of shares subject to outstanding Awards and/or (ii) the exercise price of outstanding Options and Stock Appreciation Rights to reflect such distribution.

17.2.	Reorganization in Which the Company Is the Surviving Entity Which does not Constitute a Change in Control.
     Subject to Section 17.3 hereof, if the Company shall be the surviving entity in any reorganization, merger, or consolidation of the Company with one or more other entities which does not constitute a Change in Control, any Option or SAR theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Option or SAR would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Option Price or SAR Exercise Price per share so that the aggregate Option Price or SAR Exercise Price thereafter shall be the same as the aggregate Option Price or SAR Exercise Price of the shares remaining subject to the Option or SAR immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement evidencing an Award, any restrictions applicable to such Award shall apply as well to any replacement shares received by the Grantee as a result of the reorganization, merger or consolidation. In the event of a transaction described in this Section 17.2, Stock Units shall be adjusted so as to apply to the securities that a holder of the number of shares of Stock subject to the Stock Units would have been entitled to receive immediately following such transaction.
     17.3. Change in Control in which Awards are not Assumed.
     Upon the occurrence of a Change in Control in which outstanding Options, SARs, Stock Units and Restricted Stock are not being assumed or continued:
     (i) all outstanding shares of Restricted Stock shall be deemed to have vested, and all Stock Units shall be deemed to have vested and the shares of Stock subject thereto shall be delivered, immediately prior to the occurrence of such Change in Control, and
     (ii) either of the following two actions shall be taken:
     (A) fifteen days prior to the scheduled consummation of a Change in Control, all Options and SARs outstanding hereunder shall become immediately exercisable and shall remain exercisable for a period of fifteen days, or
     (B) the Board may elect, in its sole discretion, to cancel any outstanding Awards of Options, Restricted Stock, Stock Units, and/or SARs and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Board acting in good faith), in the case of Restricted Stock or Stock Units, equal to the formula or fixed price per share paid to holders of shares of Stock and, in the case of Options or SARs, equal to the product of the number of shares of Stock subject to the Option or SAR (the “Award Shares”) multiplied by the amount, if any, by which (I) the formula or fixed price per share paid to holders of shares of Stock pursuant to such transaction exceeds (II) the Option Price or SAR Exercise Price applicable to such Award Shares.
     With respect to the Company’s establishment of an exercise window, (i) any exercise of an Option or SAR during such fifteen-day period shall be conditioned upon the consummation of the event and shall be effective only immediately before the consummation of the event, and (ii) upon consummation of any Change in Control, the Plan and all outstanding but unexercised Options and SARs shall terminate. The Board shall send notice of an event that will result in such a termination to all individuals who hold Options and SARs not later than the time at which the Company gives notice thereof to its stockholders.
     Upon the occurrence of a Change in Control, Performance Shares shall be adjusted such that, if less than half of the Performance Period has lapsed, the Performance Shares shall be converted into shares of Restricted Stock assuming target performance has been achieved. If more than half the Performance Period has lapsed, the Performance Shares shall be converted into shares of Restricted Stock based on actual performance to date. If actual performance is not determinable, then Performance Shares shall be converted into shares of Restricted Stock assuming target performance has been achieved.

     17.4. Corporation Transaction in which Awards are Assumed.
     The Plan, Options, SARs, Stock Units and Restricted Stock theretofore granted shall continue in the manner and under the terms so provided in the event of any Change in Control to the extent that provision is made in writing in connection with such Change in Control for the assumption or continuation of the Options, SARs, Stock Units and Restricted Stock theretofore granted, or for the substitution for such Options, SARs, Stock Units and Restricted Stock for new common stock options and stock appreciation rights and new common stock units and restricted stock relating to the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and option and stock appreciation right exercise prices.
     17.5. Adjustments.
     Adjustments under this Section 17 related to shares of Stock or securities of the Company shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share. The Board shall determine the effect of a Change in Control upon Awards other than Options, SARs, Stock Units and Restricted Stock, and such effect shall be set forth in the appropriate Award Agreement. The Board may provide in the Award Agreements at the time of grant, or any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those described in Sections 17.1, 17.2, 17.3 and 17.4. This Section 17 does not limit the Company’s ability to provide for alternative treatment of Awards outstanding under the Plan in the event of change of control events that are not Change in Controls.
     17.6. No Limitations on Company.
     The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.
18. GENERAL PROVISIONS
     18.1. Disclaimer of Rights.
     No provision in the Plan or in any Award or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to be a director, officer, consultant or employee of the Company or an Affiliate. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.
     18.2. Nonexclusivity of the Plan.
     Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of stock options otherwise than under the Plan.

     18.3. Withholding Taxes.
     The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any shares of Stock upon the exercise of an Option or pursuant to an Award. At the time of such vesting, lapse, or exercise, the Grantee shall pay in cash to the Company or the Affiliate, as the case may be, any amount that the Company or the Affiliate may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Board or Committee or the Affiliate, which may be withheld by the Board, Committee or the Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company or the Affiliate to withhold shares of Stock otherwise issuable to the Grantee or (ii) by delivering to the Company or the Affiliate shares of Stock already owned by the Grantee. The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or the Affiliate as of the date that the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 18.3 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. The maximum number of shares of Stock that may be withheld from any Award to satisfy any federal, state or local tax withholding requirements upon the exercise, vesting, lapse of restrictions applicable to such Award or payment of shares pursuant to such Award, as applicable, cannot exceed such number of shares having a Fair Market Value equal to the minimum statutory amount required by the Company to be withheld and paid to any such federal, state or local taxing authority with respect to such exercise, vesting, lapse of restrictions or payment of shares.
     18.4. Captions.
     The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.
     18.5. Other Provisions.
     Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Board, in its sole discretion.
     18.6. Number and Gender.
     With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.
     18.7. Severability.
     If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.
     18.8. Governing Law.
     The validity and construction of this Plan and the instruments evidencing the Awards hereunder shall be governed by the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

     18.9. Section 409A of the Code.
     The Company intends to comply with Section 409A of the Code (“Section 409A”), or an exemption to Section 409A, with regard to Awards hereunder that constitute nonqualified deferred compensation within the meaning of Section 409A. To the extent that the Company determines that a Grantee would be subject to the additional 20% tax imposed on certain nonqualified deferred compensation plans pursuant to Section 409A as a result of any provision of any Award granted under this Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Committee.

ANNUAL MEETING OF STOCKHOLDERS OF SUNRISE SENIOR LIVING, INC. May 4, 2010 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING: The accompanying proxy statement and annual report to stockholders are available on Sunrise’s website at www.sunriseseniorliving.com/2010annualmeetingmaterials. Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20830300000000000000 8 050410 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. To elect eight directors, each for a term expiring at the 2011 annual meeting. 2. To approve the amendments to the 2008 Omnibus Incentive Plan, including a 2,500,000 share increase in the number of NOMINEES: shares of common stock available for issuance under the plan. FOR ALL NOMINEES Glyn F. Aeppel Thomas J. Donohue David I. Fuente 3. To ratify the appointment of Ernst & Young LLP as Sunrise’s WITHHOLD AUTHORITY FOR ALL NOMINEES Stephen D. Harlan independent registered public accounting firm for its fiscal Paul J. Klaassen year ending December 31, 2010. FOR ALL EXCEPT Lynn Krominga (See instructions below) William G. Little This proxy will be voted as directed by the undersigned stockholder. UNLESS Mark S. Ordan CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 3 AND IN THE MANNER RECOMMENDED BY THE BOARD OF DIRECTORS, OR, IF NO SUCH RECOMMENDATION IS GIVEN, IN THE DISCRETION OF THE PROXY HOLDERS, AS TO ANY OTHER MATTERS. The undersigned stockholder hereby acknowledges receipt of the Notice of Annual INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore EXCEPT” and fill in the circle next to each nominee you wish to withhold, as given. This proxy may be revoked at any time prior to its exercise. shown here: If you receive more than one proxy card, please date, sign and return all cards in the accompanying envelope. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SUNRISE SENIOR LIVING, INC. 7900 Westpark Drive Suite T-900 McLean, Virginia 22102 PROXY FOR ANNUAL MEETING OF STOCKHOLDERS — MAY 4, 2010 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder of Sunrise Senior Living, Inc. (“Sunrise”) hereby appoints Mark S. Ordan and Julie A. Pangelinan, and each of them, with full power of substitution and resubstitution, as proxies to cast all votes, as designated on the reverse side, which the undersigned stockholder is entitled to cast at the 2010 annual meeting of stockholders to be held on May 4, 2010 at 9:00 a.m., local time, at the Hilton McLean, 7920 Jones Branch Drive, McLean, Virginia, and at any adjournments or postponements thereof, upon the matters described on the reverse side. (Continued and to be signed and dated on the reverse side.) 14475